SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          NORTHERN STATES POWER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                   [LOGO] NSP



March 8, 1999


Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Northern States Power Company on April 28, 1999, at 10:00 a.m., at Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota.

     The matters to be voted on at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages. In addition to these matters, we will also report on our current operations and on our future plans. After the voting, you will have an opportunity to ask questions.


     We are pleased to inform you that this year there are three methods available for voting your proxy. You can mail your proxy form as you have in the past, or you can vote by telephone or over the Internet. Instructions for voting by telephone or the Internet are included on the proxy form.


     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY PROMPTLY. YOUR VOICE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

     IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BRING THE ADMISSION TICKET ATTACHED TO THE ENCLOSED PROXY FORM. A COMPLIMENTARY PARKING PASS WITH PARKING LOCATION INSTRUCTIONS IS ALSO ATTACHED TO THE PROXY FORM. REFRESHMENTS WILL BE SERVED FROM 8:45-9:45 A.M. AND NSP'S REDDY KILOWATT AND REDDY FLAME WILL BE AVAILABLE FOR PHOTOGRAPHS WITH SHAREHOLDERS.

     Our annual meetings are helpful in maintaining communications and understanding between our Board of Directors and shareholders. We hope you will join us.


Sincerely,

/s/ James J. Howard

James J. Howard
CHAIRMAN, PRESIDENT &
CHIEF EXECUTIVE OFFICER

                          NORTHERN STATES POWER COMPANY
                            (A MINNESOTA CORPORATION)


                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS


     The Annual Meeting of Shareholders of NORTHERN STATES POWER COMPANY, a Minnesota corporation, will be held on Wednesday, April 28, 1999, at 10:00 a.m., at Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota for the following purposes:

     (1) To elect 3 directors to Class I until the Annual Meeting of Shareholders in 2002;

     (2) To ratify the appointment of PricewaterhouseCoopers LLP, Certified Public Accountants, as independent auditors of the Company for 1999;

     (3) To vote on a proposal to amend the Company's Restated Articles of Incorporation to remove limitations on the Company's issuance of unsecured indebtedness;

     (4) To vote on a proposal to amend the Company's Restated Articles of Incorporation to remove provisions relating to series of preferred stock that have been redeemed; and

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     If Item 3 is adopted at the Annual Meeting, each preferred shareholder of the Company will be entitled to receive a special cash dividend of $1.00 for each share held as of March 1, 1999, the record date fixed for the Annual Meeting.

     Under Section 302A.471 of the Minnesota Business Corporation Act, holders of NSP preferred stock have the right to dissent from the proposal to amend the Restated Articles of Incorporation to remove limitations on the issuance of unsecured indebtedness and, if such amendment is approved, to obtain payment of the fair value of their shares. Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act are attached in full as Annex A to the accompanying Proxy Statement, which also includes a description of the procedure to be followed under those sections by a preferred stockholder wishing to dissent.

     Shareholders who own stock at the close of business on March 1, 1999, will be entitled to notice of, and to vote at, this Annual Meeting.


Minneapolis, Minnesota                   By order of the Board of Directors
March 8, 1999                                    John P. Moore, Jr.
                                                     SECRETARY

                       PLEASE REMEMBER TO VOTE YOUR PROXY

                          NORTHERN STATES POWER COMPANY
                                414 NICOLLET MALL
                          MINNEAPOLIS, MINNESOTA 55401

                                PROXY STATEMENT

INTRODUCTION

     Your Board of Directors is sending you this proxy statement in connection with the solicitation of your proxy for use at the Annual Meeting. When you vote by proxy, you appoint Edward J. McIntyre, Gary R. Johnson and John P. Moore, Jr. as your representatives at the Annual Meeting. Edward J. McIntyre, Gary R. Johnson and John P. Moore, Jr. will vote your shares, as you have instructed them on the proxy form, at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to vote by proxy in advance of the meeting just in case your plans change.

     If an issue comes up for vote at the meeting that is not covered by your proxy, Edward J. McIntyre, Gary R. Johnson and John P. Moore, Jr. will vote your shares, under your proxy, in accordance with their best judgment.

VOTING PROCEDURES; REVOCATION OF PROXY


     You may vote by mail, in person, by telephone or by the Internet. To vote by mail, simply complete and sign the proxy form and mail it in the enclosed, prepaid and preaddressed envelope. If you mark your voting instructions on the proxy form, your shares will be voted as you instruct. If you return a signed form but do not provide voting instructions, your shares will be voted FOR the three named nominees and FOR each of the other items indicated on the prior page.


     If you wish to vote in person, we will pass out written ballots at the meeting. If you hold your shares in street name (i.e., they are held by your broker in an account for you), you must request a legal proxy from your broker in order to vote at the meeting.


     If you wish to vote by telephone or the Internet, please follow the instructions included on the enclosed proxy form. If you vote by telephone or the Internet, it is not necessary to mail in your proxy form. Telephone and Internet voting is also available to shareholders who hold their shares in the Employee Stock Ownership Plan (ESOP) and the Dividend Reinvestment and Stock Purchase Plan (DRIP).

     If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet, or voting again at the meeting. Alternatively, you may provide a written statement to the Company (attention, John P. Moore, Jr., Secretary) of your intention to revoke your proxy.


RECORD DATE; NUMBER OF VOTES

     If you owned shares of the Company's stock at the close of business on March 1, 1999, you are entitled to vote at the meeting.

     If you owned common stock, you are entitled to one vote per common share upon each matter presented at the Annual Meeting. If you owned preferred stock (other than the $3.60 Series), you also are entitled to one vote per share of preferred stock upon each matter presented at the Annual Meeting. If you owned shares of the $3.60 Series of preferred stock, you are entitled to three votes per share of $3.60 series preferred upon each matter presented at the Annual Meeting.

     On March 1, 1999, there were 153,135,578 shares of common stock, 275,000 shares of $3.60 Series preferred stock and 775,000 shares of other NSP preferred stock outstanding. US Bank, the Trustee for our ESOP, holds approximately 7.57% of the Company's common stock for the benefit of ESOP participants, none of whom has a total beneficial interest of more than .009% of the Company's outstanding voting securities. We also have been notified by J.P. Morgan & Co. Incorporated, 60 Wall Street New York, New York 10260, that it holds 11,929,647 shares, approximately 7.8% of our common stock. No other person holds of record or, to our knowledge, beneficially owns more than 5% of any class of our outstanding voting securities.


EXPENSES OF PROXY SOLICITATION

     We will pay all costs associated with preparing, assembling and mailing the proxy materials and proxy statements. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareholders. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone and/or telegraph. In addition, we have retained Georgeson & Company, Inc. to assist in the solicitation of proxies, at a fee of approximately $8,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

MAILING OF PROXY STATEMENT AND ANNUAL REPORT

     This proxy statement, the enclosed proxy materials and our Annual Report for the year 1998 were mailed on or about March 8, 1999 to all of our shareholders who owned stock on March 1, 1999. The following portions of the Annual Report are incorporated in, and made a part of, this proxy statement just as if they had been set forth in this proxy statement: the information under the caption Management's Discussion and Analysis of Results; and the consolidated financial statements and notes thereto, including the Report of Management and the Report of Independent Public Accountants.

SPECIAL CASH DIVIDEND

     If Item 3, the amendment to the Company's Restated Articles of Incorporation to remove the limitation on the issuance of unsecured debt, is adopted at the Annual Meeting, the Company will pay a Special Cash Dividend of $1.00 per share to each holder of preferred stock as of March 1, 1999, the record date for the Annual Meeting.

VOTING OF SHARES HELD UNDER ESOP OR DRIP

     If you are a participant in our ESOP, you will receive an ESOP voting directive for shares allocated to your account under the ESOP. The Trustee for the ESOP will vote such shares as instructed by you in your ESOP voting directive. If you do not return an ESOP voting directive, the Trustee will vote your allocated ESOP shares, along with all unallocated shares held in the ESOP, in the same proportion that all allocated shares in the ESOP are voted.

     If you are a participant in our DRIP, your proxy form will include the shares held on your behalf under the DRIP and such shares will be voted in accordance with your proxy vote. If you do not vote your proxy, your shares in the DRIP will not be voted.

VOTING OF SHARES HELD IN STREET NAME BY YOUR BROKER

     Brokerage firms have authority under New York Stock Exchange Rules to vote customers' unvoted shares on certain "routine" matters, including the election of directors. If you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm, however, cannot vote customers' shares on non-routine matters. Accordingly, these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.


                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

GENERAL INFORMATION

     Our Bylaws provide that the Board of Directors must consist of at least seven, but no more than fifteen directors, as determined by the Board. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class has a staggered term of office so that one class of directors will be elected at each annual meeting for a term of three years.

     In January 1999, the Board of Directors unanimously elected Allan L. Schuman to complete the unexpired term of Dale L. Haakenstad, who retired in April, 1998. Mr. Schuman's term will expire at this year's Annual Meeting, and as indicated below, he has been nominated for election for a three-year term expiring in 2002.

     Richard M. Kovacevich has resigned his position as a member of the Board of Directors effective April 1, 1999.

     At the Annual Meeting, the following three individuals are the nominees to be elected to the Board of Directors to serve in Class I until the Annual Meeting of Shareholders in the year 2002 and until their successors are elected and have qualified: W. John Driscoll, James J. Howard and Allan L. Schuman. Each of these nominees is currently a director of the Company whose term is scheduled to expire at this Annual Meeting. The remaining six directors will continue to serve the terms described in their biographies.

     Each of the nominees has indicated a willingness to serve. Should any of the nominees become unavailable prior to this Annual Meeting, your proxy will be voted for such person or persons as shall be recommended by a proxy committee appointed by the Board.

     You are entitled to vote cumulatively for the election of directors. This means that you are entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors of each class to be elected (I.E., 3). You may cast all your votes for one nominee or distribute your votes among the nominees. The election of each director shall be decided by plurality vote. This means that the three individuals receiving the most votes will be elected. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) will have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES NAMED BELOW.

                 CLASS I -- NOMINEES FOR TERMS EXPIRING IN 2002


[PHOTO]                 W. JOHN DRISCOLL, age 69, was associated with the Rock
DIRECTOR SINCE 1974     Island Co. in St. Paul, a private investment company,
                        from 1973 until his retirement as Chairman and Chief
                        Executive Officer in 1994. From 1978 to 1986, Mr.
                        Driscoll was Chairman and a director of First National
                        Bank in Palm Beach, Florida. In 1967, he was co-founder of the Minnesota North Stars National Hockey League team and served as its Chairman until 1978. Earlier, he was General Manager of the Rock Island Corp., a retail lumber, wood millwork and particle board manufacturer and distributor, and worked in sales and sales management for the Weyerhaeuser Co., a wood products firm.
                              He earned a bachelors degree at Yale University.
                        He served in the Marine Corps from 1951 to 1954, which included a tour of duty in Korea.
                              Mr. Driscoll also serves as a director of
                        Comshare, Inc., The John Nuveen Company, The St. Paul
                        Companies, Inc., and Weyerhaeuser Co.
                              Also active in the community, he is a former
                        chairman of the Northwest Area Foundation; former chairman and a life trustee of the Minneapolis Society of Fine Arts; a former chairman and honorary trustee of Macalester College, St. Paul; and a trustee and former president of the Minnesota Landscape Arboretum
                        Foundation.

[PHOTO]                 JAMES J. HOWARD, age 63, is Chairman, President and
DIRECTOR SINCE 1987     Chief Executive Officer of NSP and has served in such
                        capacity since December 1, 1994. He earned a bachelor's degree from the University of Pittsburgh, and in 1969 was awarded a Sloan Fellowship to MIT where he received his master of science degree in 1970. Before joining NSP as president and CEO in 1987, Mr. Howard was President and Chief Operating Officer of Ameritech, the
                        Chicago-based parent of the Bell companies serving
                        Illinois, Indiana, Michigan, Ohio and Wisconsin. Prior to that, he served as Chairman and CEO of Wisconsin
                        Bell.
                              Mr. Howard is also a director of Ecolab Inc.,
                        Honeywell Inc., ReliaStar Financial Corp., Walgreen Co, and the Federal Reserve Bank of Minneapolis. He also is on the Board of Trustees for the University of St.
                        Thomas in St. Paul, Minnesota; and the Board of Visitors for the University of Pittsburgh, Joseph M. Katz
                        Graduate School of Business in Pittsburgh, Pennsylvania.
                              In addition, Mr. Howard serves as a director of
                        the Minnesota Business Partnership, the MEDA Advisory
                        Board, Danny Thompson Memorial Leukemia Foundation,
                        Capital City Partnership, the Minnesota Center for
                        Corporate Responsibility, and is a senior member of The
                        Conference Board, Inc. He also is a member of the International Energy Agency Coal Industry Advisory Board in Paris, France; and is a director of the Nuclear
                        Energy Institute, the Edison Electric Institute, and
                        Association of Edison Illuminating Companies, Inc.

[PHOTO]                 ALLAN L. SCHUMAN, age 64, is President and Chief
DIRECTOR SINCE 1999     Executive Officer and a director of Ecolab Inc. in St.
                        Paul, Minnesota. Ecolab develops and manufactures cleaning, sanitizing, and maintenance products for the hospitality, institutional, and industrial markets.
                              Mr. Schuman joined Ecolab in 1957, and became Vice
                        President, Institutional, Marketing and National
                        Accounts in 1972. In 1985 he was named Executive Vice
                        President and in 1988, President, Ecolab Services Group.
                        He was promoted to President and Chief Operating Officer of the Company in August 1992, and named President and Chief Executive Officer in March 1995.
                              Mr. Schuman serves as a director of the Soap and
                        Detergent Association, American Marketing Association
                        Services Council, Hazelden Foundation, the Ordway Music
                        Theatre and the Guthrie Theatre. He is also a Trustee of the Culinary Institute of America and of the National
                        Education Foundation of the National Restaurant
                        Association, and a member of the Board of Overseers of Carlson School of Management at the University of Minnesota.

                CLASS III -- DIRECTORS WHOSE TERMS EXPIRE IN 2001


[PHOTO]                 H. LYMAN BRETTING, age 62, is President and Chief
DIRECTOR SINCE 1990     Executive Officer of C.G. Bretting Manufacturing Co. in
                        Ashland, Wisconsin. Mr. Bretting joined C.G. Bretting
                        Manufacturing Co., a family owned business, in 1958 and shifted the scope of the business from repairing and manufacturing mining equipment to manufacturing automated paper tissue, towel and napkin folding equipment.
                              In 1989, he was named "Wisconsin Small Business
                        Person of the Year" and also the nation's "Small
                        Business Person of the Year" by President George Bush.
                              A graduate of the University of Notre Dame in
                        South Bend, Indiana, Mr. Bretting is involved in numerous community activities. He is also chairman of the board and director of M&I National Bank of Ashland, and a director of NSP-Wisconsin, a subsidiary of the Company, and past president and director of the Ashland
                        Foundation.

[PHOTO]                 DAVID A. CHRISTENSEN, age 62, is President, Chief
DIRECTOR SINCE 1976     Executive Officer and a director of Raven Industries,
                        Inc. of Sioux Falls, South Dakota, a diversified manufacturer that supplies plastics, electronics and special apparel products to various markets. He has been associated with Raven Industries since 1962. Before joining Raven Industries, he worked at John Morrell &
                        Co. and served in the U.S. Army Corps of Engineers.
                              He received his bachelors degree in industrial
                        engineering from South Dakota State University, which later honored him with its distinguished engineer, distinguished service, and distinguished alumni awards.
                        In 1998, Mr. Christensen was inducted into the South
                        Dakota Hall of Fame. In 1993, he was honored as South
                        Dakotan of the Year by the University of South Dakota and as South Dakota Sales and Marketing Executive of the Year by Sales and Marketing Executives, Inc. of Sioux
                        Falls, South Dakota.
                              Mr. Christensen also serves as a director of Wells
                        Fargo & Co, San Francisco, California; Beta Raven, Inc.,
                        St. Louis, Missouri; and Glassite, Inc., Dunnell,
                        Minnesota.
                              A strong advocate for his community and state, he
                        has served in many volunteer activities. He is a past director of the South Dakota Symphony and Sioux Falls
                        Downtown Development Corp., as well as a past chairman of the Sioux Empire United Way.

[PHOTO]                 DR. MARGARET R. PRESKA, age 61, is the Distinguished
DIRECTOR SINCE 1980     Senior Fellow for Academic Affairs of the Minnesota
                        State Colleges and Universities (MNSCU) and the
                        Distinguished Service Professor for the Minnesota State
                        Universities. She was President of Minnesota State
                        University, Mankato, from 1979 until 1992. She had served as its Vice President for Academic Affairs and Equal Opportunity Officer from 1975 until 1979. She previously was academic dean, instructor, assistant and associate professor of history and government at LaVerne
                        College in LaVerne, California.
                              Dr. Preska is on special assignment from MNSCU as
                        CEO and Provost to establish the Abu Dhabi campus of Zayed National Women's University in the United Arab
                        Emirates.
                              Dr. Preska earned a bachelor of science degree at
                        SUNY Brockport, where she graduated SUMMA CUM LAUDE. She earned a masters at The Pennsylvania State University, a Ph.D. at Claremont Graduate University, and further studied at Manchester College of Oxford University.
                              She is an advisory board member of Norwest Bank
                        Minnesota South Central, N.A. in Mankato and a member of Women Directors and Officers in Public Utilities. She served as national president of Camp Fire Boys and Girls, Inc., from 1985-87. She is a charter member of the board of directors of Executive Sports, Inc., a division of Golden Bear International. She is affiliated with several organizations, including: the Retired
                        Presidents Association of the American Association of
                        State Colleges and Universities, the St. Paul/
                        Minneapolis Committee on Foreign Relations, Rotary,
                        Minnesota Women's Economic Roundtable and the American
                        Historical Association.

                CLASS II -- DIRECTORS WHOSE TERMS EXPIRE IN 2000


[PHOTO]                 GIANNANTONIO FERRARI, age 59, was named President and
DIRECTOR SINCE 1997     Chief Operating Officer and a director of Honeywell,
                        Inc., a supplier of control technology for homes, businesses and avionics, effective April 15, 1997. Prior to that he was president of Honeywell Europe, based in Brussels, Belgium.
                              Ferrari joined Honeywell in 1960 through Gavazzi
                        SpA who were the official agents and distributors for Honeywell in Italy at the time. When Honeywell Italia was formed in 1965, Giannantonio Ferrari was one of its first employees and went on to hold a variety of managerial positions in Italy. In 1981, Ferrari was appointed Controller for Honeywell Europe and was promoted to vice president of finance and administration for Honeywell Europe in 1985. In 1988, he returned to Italy to the position of vice president, Western Europe, Middle East and Africa.
                              Ferrari holds a degree as a chartered accountant
                        from the Catholic University of Milan, Italy. He is on the Board of Governors, National Electrical
                        Manufacturers Association, and the Board of Directors,
                        National Association of Manufacturers.

[PHOTO]                 DOUGLAS W. LEATHERDALE, age 62, is Chairman and Chief
DIRECTOR SINCE 1991     Executive Officer of The St. Paul Companies, Inc., a
                        worldwide property and liability insurance organization, having served in such capacity since 1990. Mr.
                        Leatherdale joined The St. Paul Companies in 1972 and has held numerous executive positions with the Company, including President, Executive Vice President and Senior
                        Vice President of Finance. Before joining The St. Paul
                        Companies, Mr. Leatherdale was employed by the Lutheran
                        Church of America in Minneapolis where he served as Associate Executive Secretary on the Board of Pensions.
                        Prior to his four years at the Lutheran Church of America, he served as Investment Analyst Officer at Great West Life Assurance Company in Winnipeg.
                              A native of Canada, Mr. Leatherdale attended
                        United College in Winnipeg and later completed additional studies at Harvard Business School and the University of California-Berkeley.
                              Mr. Leatherdale also serves as a director of The
                        John Nuveen Company and United HealthCare Corporation.
                        He is also vice chairman of the board of directors of the Minnesota Orchestral, Association, Chairman of the
                        University of Minnesota Foundation and a trustee of Carleton College. He is a member of the Twin City
                        Society of Security Analysts and the Financial
                        Executives Institute.

[PHOTO]                 A. PATRICIA SAMPSON, age 50, currently operates The
DIRECTOR SINCE 1985     Sampson Group, Inc., a management development and
                        strategic planning consulting business. Prior to that she served as a consultant with Dr. Sanders and Associates, a management and diversity consulting company. Prior to her current endeavors, Ms. Sampson served as Chief Executive Officer of the Greater
                        Minneapolis Area Chapter of the American Red Cross from
                        July 1993 until January 1, 1995. She also previously served successively as Executive Director from October
                        1986 until July 1993, Assistant Executive
                        Director-Services (April 1985), and Assistant Manager
                        (July 1984) of the Greater Minneapolis Area Chapter.
                        Prior to the above, she served as the Director of Service to Military Families and Veterans and Director of Disaster Services for the St. Paul Area Chapter of the American Red Cross.
                              Mrs. Sampson received a masters degree from the
                        University of Pennsylvania and a bachelors degree from Youngstown State University.
                              She is a member of the Minnesota Women's Economic
                        Roundtable and the Utility Women's Conference. She is active in Christian education. She serves on the David
                        W. Preus Leadership Award Sponsoring Council. She previously served on the boards of the Greater
                        Minneapolis Area United Way, Minneapolis Urban League and the Minnesota Orchestral Association.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTOR MEETINGS

     There were 11 meetings of the Board of Directors in 1998. Each director attended at least 88% of the total number of meetings of the Board and Committees on which such director served during 1998.

COMMITTEES OF THE BOARD

     There are four committees of the Board of Directors whose duties and responsibilities are described below.

       NAME OF COMMITTEE                                                   NUMBER OF MEETINGS
          AND MEMBERS                    FUNCTIONS OF THE COMMITTEE              IN 1998
-------------------------------   --------------------------------------   ------------------
CORPORATE MANAGEMENT              *  Determines Board organization,                 3
  David A. Christensen               selects director nominees and sets
  W. John Driscoll(1)                director compensation
  Douglas W. Leatherdale          *  determines senior management
  Margaret R. Preska                 organization and compensation
                                  *  reviews corporate structure and
                                     policies with respect to

                                     *  mergers and acquisitions
                                     *  human resource policies
                                     *  corporate ethics
                                     *  long range planning and strategy

AUDIT                             *  reviews auditing activities by                 3
  H. Lyman Bretting                  internal and external auditors
  Richard M. Kovacevich(2)        *  reviews financial reporting, internal
  A. Patricia Sampson(1)             controls and accounting policies and
                                     practices
                                  *  reviews matters affecting protection
                                     and recovery of assets of the Company
                                  *  oversees dedicated funds, including
                                     ERISA plans and nuclear
                                     decommissioning fund

POWER SUPPLY                      *  oversees all generation requirements           3
  David A. Christensen(1)            (nuclear, hydro, coal, alternative)
  W. John Driscoll                *  oversees bulk power supply planning
  Giannantonio Ferrari            *  oversees major power supply facility
  Douglas W. Leatherdale             construction and budgets
  Margaret R. Preska              *  monitors nuclear plant safety,
                                     reliability and operation

FINANCE                           *  oversees corporate capital structure           3
  H. Lyman Bretting                  and budgets
  Giannantonio Ferrari            *  oversees financial plans and dividend
  Richard M. Kovacevich(1)(2)        policies
  A. Patricia Sampson             *  recommends dividends
                                  *  oversees insurance coverage and
                                     banking relationships
                                  *  oversees investor relations

---------------------
(1)  Chairperson
(2)  Resignation effective April 1, 1999

DIRECTOR COMPENSATION

     Employees of the Company receive no separate compensation for service as a director. During 1998, directors not employed by the Company received a $25,000 annual retainer (or a pro rata portion if service was less than 12 months) and $1,200 for each Board and Committee meeting attended. These directors also received a grant of stock equivalent units under the Stock Equivalent Plan for Non-Employee Directors, which was established in 1996 and is described below. Additionally, a $2,500 annual retainer was paid to each elected Committee Chairperson. Prior to January 1, 1998, directors also were eligible to participate in a retirement plan which continued payment of the director's retainer at 1.2 times the rate in effect for the calendar quarter immediately preceding the director's retirement. Effective January 1, 1998, certain changes were made to the directors' compensation program, including an increase from $20,000 to $25,000 in the the annual retainer and an increase from $1,000 to $1,200 in the Committee meeting fee. The remaining changes in the directors' compensation program are discussed below.

     In 1996, we established a Stock Equivalent Plan for Non-Employee Directors (the "Stock Equivalent Plan") to more closely align directors' interests with those of our shareholders. Under the Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of common stock of the Company. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of common stock of the Company fluctuates. Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on common stock of the Company. On April 23, 1998, non-employee directors each received an award of
744.934 stock equivalent units totaling approximately $20,800 in cash value. This cash value amount reflects the $5,000 award included in the Stock Equivalent Plan prior to January 1, 1998, the amount of $9,700 which replaces the directors' retirement plan compensation as discussed below, and an additional amount of $6,100 to raise the overall compensation for directors to a competitive level. Additional stock equivalent units were accumulated during 1998 as dividends were paid on common stock of the Company. The number of stock equivalents for each non-employee director is listed in the share ownership chart which is set forth below.

     As stated previously, prior to January 1, 1998, directors were eligible to participate in a retirement plan which continued payment of the director's retainer at 1.2 times the rate in effect for the calendar quarter immediately preceding the director's retirement. Benefits under the retirement plan continued for a period equal to the number of calendar quarters served on the Board, up to 40 calendar quarters. As part of our continuing effort to align directors' interests with those of our shareholders, effective January 1, 1998, we suspended the retirement plan. Directors who retired prior to January 1, 1998 will continue to receive their benefits under the retirement plan. Active non-employee directors were given a one-time irrevocable option to remain in the retirement plan and receive their accrued benefits under the retirement plan or to cease participation in the retirement plan and instead receive a one-time grant of stock equivalent units equal to the value of their accrued benefits on December 31, 1997. Mr. Bretting, Mr. Christensen, Mr. Driscoll, Mr. Kovacevich, Mr. Leatherdale, Dr. Preska and Mrs. Sampson elected to convert the value of their accrued benefits under the retirement plan and received 6203.55, 9305.32, 9305.32, 6203.55, 5376.44, 8271.40 and 8271.40 stock equivalents, respectively.*

     Finally, directors may participate in a deferred compensation plan which provides for deferral of director retainers and meeting fees until after retirement from the Board of Directors. Effective January 1, 1998, the Stock Equivalent Plan was amended to permit a director to defer director retainer and meeting fees into the Stock Equivalent Plan.

--------------------

* Stock equivalent units are expressed in amounts reflecting the June 1, 1998 two-for-one common stock split.

       SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

     The following table lists the beneficial ownership of NSP common stock owned as of February 23, 1999, by (i) the Company's directors and nominees, (ii) the executive officers named in the Summary Compensation Table that follows and
(iii) all the directors and executive officers of the Company as a group. None of these individuals owns any shares of NSP Preferred Stock.

     On June 1, 1998, the Company effected a two-for-one split of its common stock. Shares of common stock, stock options and stock equivalent units shown in the following tables and footnotes and elsewhere in this proxy statement reflect this split.


                                                                         ACQUIRABLE
                                                        STOCK              WITHIN      RESTRICTED
     NAME OF BENEFICIAL OWNER        COMMON STOCK    EQUIVALENTS(1)      60 DAYS(2)       STOCK         TOTAL
---------------------------------    ------------    --------------      ----------    ----------    ----------
H. Lyman Bretting ...............         2,832            7,851                --            --         10,683
David A. Christensen ............         1,000           11,157                --            --         12,157
W. John Driscoll ................         4,000           11,157                --            --         15,157
Giannantonio Ferrari ............            --            2,660                --            --          2,660
James J. Howard .................        73,908               --           264,694        25,534        364,136
Richard M. Kovacevich ...........         2,000            7,851                --            --          9,851
Douglas W. Leatherdale ..........           600            8,997                --            --          9,597
Margaret R. Preska ..............         1,200           10,055                --            --         11,255
A. Patricia Sampson .............           911           10,055                --            --         10,966
Paul E. Anders ..................         2,062               --            11,134         3,874         17,070
Edward J. McIntyre ..............        25,041               --            90,013         6,757        121,811
Loren L. Taylor .................        17,520               --            59,808         5,168         82,496
Edward L. Watzl .................        19,939               --            64,922            --         84,861
                                        -------           ------           -------        ------      ---------
Directors and executive
 officers as a group ............       221,262           69,783           756,892        70,412      1,118,349


(1) Represents stock units awarded under the Stock Equivalent Plan for Non-employee Directors as of February 23, 1999.


(2) Represents exercisable options and performance units under the current Long-Term Incentive Program (LTIP) as of February 23, 1999. Options to purchase common stock of the Company which are exercisable within the next 60 days are 260,700 option shares for Mr. Howard, 64,922 option shares for Mr. Watzl, 88,738 option shares for Mr. McIntyre, 59,314 option shares for Mr. Taylor and 11,134 option shares for Mr. Anders. The number of shares that would have been payable upon the exercise of performance units on February 23, 1999 are: 3,994 for Mr. Howard, 0 for Mr. Watzl, 1,275 for Mr. McIntyre, 494 for Mr. Taylor and 0 for Mr. Anders.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 1998, for services in all capacities to the Company and its subsidiaries, to the Chief Executive Officer and the next four highest compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE


                                            ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                              ------------------------------------------------------------------------------------
                                                                                        AWARDS             PAYOUTS
                                                                               -----------------------------------
            (a)                (b)      (c)          (d)            (e)           (f)            (g)         (h)         (i)
                                                                                             NUMBER OF
                                                                   OTHER       RESTRICTED    SECURITIES
                                                                   ANNUAL        STOCK       UNDERLYING      LTIP     ALL OTHER
                                                                COMPENSATION     AWARDS        OPTIONS     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)(1)       ($)(2)        ($)(3)      AND SARs(#)    ($)(4)      ($)(5)
---------------------------   ----   ---------   -----------    ------------   ----------    -----------   -------   ------------
JAMES J. HOWARD               1998    700,000       286,300         9,578        441,000       32,558        0          19,545
Chairman, President &         1997    672,000       197,000        11,705        477,120       35,416        0          23,429
Chief Executive Officer       1996    622,000       401,000         7,610        478,940       30,528        0          20,056

EDWARD J. MCINTYRE            1998    340,000        96,300         2,444        125,800       13,284        0          15,283
Vice President & Chief        1997    260,000        58,000           961        109,200       11,510        0          11,412
Financial Officer             1996    241,000       105,000           985        108,450        9,936        0           4,378

PAUL E ANDERS, JR.(6)         1998    285,000       263,500         5,461        105,450       11,134        0           4,211
Vice President and            1997    183,334       236,000        12,651              0            0        0           5,671
Chief Information
Officer

EDWARD L. WATZL               1998    280,000       139,100           545        103,600       10,940        0          11,206
President, NSP                1997    223,667        63,000         3,077         92,068        6,702        0          13,913
Generation                    1996    175,000        85,000         1,986         56,000        5,840        0           4,584

LOREN L. TAYLOR               1998    240,000       103,600         1,401         88,800        9,376        0           9,434
President, NSP Electric       1997    232,000        65,000         1,134         97,440       10,270        0          15,537
                              1996    215,000        84,000         1,312         96,750        8,864        0           5,201


------------------
(1) This column consists of awards made to each named executive under the Company's current Executive Annual Incentive Program and, with respect to Mr. Anders, also includes an additional payment of $150,000 in each of 1997 and 1998 to replace compensation opportunities that Mr. Anders forfeited when he left his previous employer.

(2) This column consists of reimbursements for taxes on certain personal benefits received by the named executives.

(3) Amounts shown in this column reflect the market value of the shares of restricted stock awarded under the LTIP, and are based on the closing price of the Company's common stock on the date that the awards were made. Restricted shares earned for 1998 under the Company's LTIP were granted on January 27, 1999 based on the performance period ending September 30, 1998. As of December 31, 1998, the named executives held the following as a result of grants under the LTIP: Mr. Howard held 29,740 restricted shares at a market value of $825,285; Mr. McIntyre held 6,779 restricted shares at a market value of $188,117; Mr. Anders held 0 restricted shares at a market value of $0; Mr. Taylor held 6,048 restricted shares at a market value of $167,832 and Mr. Watzl held 4,877 restricted shares at a market value of $135,337. The restricted stock awards vest one year after the date of grant with respect to fifty (50%) of the shares and two years after such date with respect to the remaining shares, conditioned upon the continued employment of the recipient with the Company. Regular dividends are paid on the restricted shares.


     The total number of restricted shares awarded for the years 1996, 1997 and 1998 are as follows: 54,599 shares for Mr. Howard, 13,358 shares for Mr. McIntyre, 3,874 shares for Mr. Anders, 11,057 shares for Mr. Taylor and 9,644 shares for Mr. Watzl.


(4)  The Company had no LTIP payouts in 1998.


(5) This column consists of the following: $1,749.73 was contributed by the Company for the Employee Stock Ownership Plan (ESOP) for each named executive officer (the Company contribution on behalf of all ESOP participants, including the named executive officers was equal to 1.09% of their covered compensation); the value to each named executive of the remainder of insurance premiums paid under the Officer Survivor Benefit Plan by the Company: $8,970 for Mr. Howard, $1,876 for Mr. McIntyre, $2,289 for Mr. Watzl, $2,691 for Mr. Taylor and $1,555 for Mr. Anders; imputed income as a result of life insurance paid by the Company on behalf of each named executive: $4,323 for Mr. Howard, $471 for Mr. McIntyre, $1,241 for Mr. Watzl, $149 for Mr. Taylor and $0 for Mr. Anders; Company matching 401(k) plan contribution of $900 to each named executive; and, earnings accrued under the Company Deferred Compensation Plan to the extent such earnings exceeded the market rate of interest (as prescribed pursuant to the SEC rules), which was $3,603 for Mr. Howard, $10,286 for Mr. McIntyre, $5,026 for Mr. Watzl, $3,944 for Mr. Taylor and $6 for Mr. Anders.


(6)  Mr. Anders joined the Company in May 1997.

                  OPTIONS AND STOCK APPRECIATION RIGHTS (SARs)

     The following table indicates for each of the named executives (i) the extent to which the Company used stock options and SARs for executive compensation purposes in 1998 and (ii) the potential value of such options and SARs as determined pursuant to the SEC rules.

                        OPTIONS AND SARs GRANTED IN 1998

---------------------------------------------------------------------------------------------------------------------------
                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                              AT ASSUMED ANNUAL RATES
                                                                                            OF STOCK PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                                FOR OPTION TERM
------------------------------------------------------------------------------------    -----------------------------------
         (a)                   (b)              (c)           (d)            (e)             (f)                   (g)
                                            % OF TOTAL
                                            OPTIONS AND
                            OPTIONS/           SARs        EXERCISE
                              SARs          GRANTED TO      OR BASE
                           GRANTED(1)        EMPLOYEES       PRICE        EXPIRATION
         NAME                 (#)             IN 1998       ($/Sh)           DATE          5%($)(2)            10%($)(2)
--------------------    --------------     ------------   ----------      ----------    --------------      ---------------
J. Howard               32,558 options         5.69%        26.8750        01/28/08     $      550,280      $     1,394,519
E. McIntyre             13,284 options         2.32%        26.8750        01/28/08     $      224,520      $       568,978
E. Watzl                10,940 options         1.91%        26.8750        01/28/08     $      184,903      $       468,580
L. Taylor                9,376 options         1.64%        26.8750        01/28/08     $      158,469      $       401,591
P. Anders               11,134 options         1.95%        26.8750        01/28/08     $      188,182      $       476,890
All Shareholders(3)           N/A               N/A         26.8750           N/A       $6,548,097,330      $10,426,750,631

------------------
(1) Options were granted on January 28, 1998 and vested on January 28, 1999. No SARs were awarded for 1998.

(2) The hypothetical potential appreciation shown in columns (f) and (g) for the named executives is required by the SEC rules. The amounts in these columns do not represent either the historical or anticipated future performance of the Company's common stock level of appreciation.

(3) Potential realizable values during the ten year period commencing January 28, 1998, are based on the market price ($26.8750) and the outstanding shares (149,580,046) of common stock of the Company on that date.

     The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 1998.

                   AGGREGATED OPTION AND SAR EXERCISES IN 1998
                           AND FY-END OPTION/SAR VALUE

-------------------------------------------------------------------------------------------------------------
     (a)             (b)           (c)                   (d)                               (e)
                                                NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                   SHARES                   OPTIONS AND SARs AT 12/31/98           OPTIONS AND SARs AT
                 ACQUIRED ON    REALIZED      (#) -- EXERCISABLE (ex)/      12/31/98 ($) -- EXERCISABLE (ex)/
NAME             EXERCISE(#)    VALUE($)        UNEXERCISABLE (unex)              UNEXERCISABLE (unex)*
----             -----------    --------    ----------------------------    ---------------------------------
J. Howard           N/A            N/A               232,136 (ex)                     1,547,536 (ex)
                                                      32,558 (unex)                      28,488 (unex)
E. McIntyre         N/A            N/A                76,729 (ex)                       510,091 (ex)
                                                      13,284 (unex)                      11,623 (unex)
E. Watzl            N/A            N/A                26,445 (ex)                       125,286 (ex)
                                                      10,940 (unex)                       9,572 (unex)
L. Taylor           N/A            N/A                50,441 (ex)                       277,998 (ex)
                                                       9,376 (unex)                       8,204 (unex)
P. Anders           N/A            N/A                    -- (ex)                            -- (ex)
                                                      11,134 (unex)                       9,742 (unex)

------------------
*Share price on December 31, 1998 was $27.7500. Unexercisable options were granted on January 28, 1998 at a price of $26.8750. No SARs were granted in 1998.

                      CORPORATE MANAGEMENT COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     CORPORATE MANAGEMENT COMMITTEE. The Committee is composed entirely of outside directors of the Company and makes recommendations to the Board concerning total compensation for executive officers of the Company. The Committee is the sole administrator of the executive annual and long-term incentive programs with full authority to establish and interpret the terms of the programs and to make payment of the awards.

     COMPENSATION STRATEGY. Our executive compensation goals for 1998 were: (i) to provide a competitive compensation package enabling us to attract and retain key executives and (ii) to align the executives' interests with those of our stockholders and with our performance. The 1998 compensation of NSP's executives was comprised primarily of base salary, annual incentive awards and long-term incentive awards.

     To achieve the compensation goal of providing a competitive compensation package, the Committee seeks to set base salary and the target amounts of the annual and long-term awards at the median of a combined group of major utilities and industrial companies (the "Peer Group"). For 1998, the Peer Group consisted of twelve industrial companies, with regional representation and average revenues of $2.6 billion, and twelve utilities, all of which operate nuclear facilities, with average revenues of $3.9 billion. The utilities included in this group are also part of the Edison Electric Institute Index of Investor-Owned Electrics ("EEI Electrics") index used in the Total Shareholder Return Comparison in this proxy statement, but all of the companies in such index are not included in the Peer Group for purposes of compensation review. The twenty-four companies in the Peer Group were selected primarily because they are viewed as representative of the types of companies with which we compete in attracting and retaining executive officers.

     The annual and long-term incentive portions of an executive's compensation are intended to achieve NSP's goal of aligning an executive's interests with our shareholders and with our performance. These portions of an executive's compensation are placed at risk and are linked to the accomplishment of specific results that are designed to benefit our shareholders and the Company, both in the long and short term. As a result, during years of excellent performance, executives are provided the opportunity to earn a highly-competitive level of compensation and, conversely, in years of below-average performance, their compensation may be below competitive levels. Generally, higher level executive officers have a greater level of their compensation placed at risk.

     In 1993, a Federal tax law was passed which limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. Compensation increases that reflected market levels of compensation and the regular operation of the Company's incentive plans, fully described below, caused Mr. Howard's 1998 compensation to become partially non-deductible under this law. It is the Committee's intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. For this reason, the Committee determined that the Company should modify its long-term and annual incentive plans beginning in 1998, so that certain compensation payable thereunder would qualify for the "performance based compensation" exception to the $1,000,000 deduction limit, thereby ensuring that, beginning in 1998 for the annual plan and beginning in 2001 for the long-term plan, such compensation will be deductible under the Code.

     Accordingly, the Board amended, effective January 1, 1998, its long-term incentive plan and adopted, effective January 1, 1998, a new annual incentive plan. The shareholders approved both plans at last year's annual meeting.

     BASE PAY. The level of base pay is not directly related to the Company's financial performance. Instead, target levels for base pay are established for each executive officer based on the median base pay level for the executive's position within the Peer Group. The target level of base pay is subject to some adjustment (15% either way) to reflect individual and corporate performance. In deciding whether to make base pay adjustments, the Corporate Management Committee considers the base pay target level established for each officer, the general contribution of each officer to overall corporate performance and the achievement level of specific annual goals established for each officer. While individual, business area and corporate goals are considered regarding base pay adjustments, achievement of these goals is primarily rewarded through the Company's annual and long-term incentive programs. Generally, in 1998 base pay levels for executive officers, including Mr. Howard, were increased in accordance with comparable market movement as reflected within the Peer Group and solid individual and corporate performance results during 1997. The 1998 base pay amounts for the named executives are reflected in the salary column of the Summary Compensation Table.


     ANNUAL INCENTIVE. For 1998, annual incentive awards for the executive officers were made in accordance with the Company's Executive Annual Incentive Program (the "Program"). Under the Program, annual incentive awards were established with target awards (expressed as a percentage of base pay) commensurate with annual incentive awards for comparable positions at the median level within the Peer Group. In 1998, target awards for executive officers ranged from 30% to 55% of their base pay. Individuals could realize from 0% to 225% of their target awards dependent on the performance of the Company, and the individual's group in certain predetermined areas. These areas were Company financial performance (based on EPS), customer satisfaction, service reliability, product price/cost and safety. The awards given to the CEO, the Vice President and Chief Financial Officer, the President-NSP Nuclear Generation and the Executive Vice President also were dependent on performance specifically with respect to nuclear safety. The weight accorded particular performance areas varied by executive. Generally, financial performance accounted for 40% to 50% of an executive's target incentive award. All of the other areas accounted for between 10% and 25% of the target awards. Based on NSP results, executives received from 74% to 144% of their targeted incentive awards for 1998. The annual awards paid for 1998 are reflected in the bonus column of the Summary Compensation Table.


     Mr. Howard's annual incentive award payout for 1998 was $286,300, as shown in the Summary Compensation Table. The determination of this amount was based on the criteria set forth above for the other executive officers. In particular, Mr. Howard's target incentive award was 55% of his base pay and was based 50% on financial performance, 15% on safety, 5% on nuclear safety, 10% on customer satisfaction, 10% on price of product and 10% on reliability.

     LONG-TERM INCENTIVE. For 1998, long-term incentive awards for executive officers were determined in accordance with the Long-Term Incentive Program (the "LTIP") and were generally set at target levels commensurate with the median level for comparable positions within the Peer Group. The LTIP permits the granting of non-qualified stock options and restricted common stock to key employees. One of the goals of the LTIP is to align key employees' long-term interests with those of our shareholders through the use of stock ownership and long-term financial performance goals.

     The Corporate Management Committee made one grant of stock options during 1998 to each of the named executive officers. Option grants were positioned at a level which generally equated to the average grant levels awarded to executives in comparable positions in the Peer Group. The number of shares subject to option was not affected by the number of shares previously awarded to such executives. These options were not exercisable until one year after their grant, and will remain exercisable for nine years. Stock options were granted with an exercise price of 100% of the fair market value of the stock on the date of grant to ensure that executives can only be rewarded for appreciation in the price of our stock when our shareholders are similarly benefited.

     Target awards for restricted stock (measured as a percentage of base pay) were established for each executive at levels consistent with median levels for comparable positions within the Peer Group. For

1998, actual awards ranged from 26% to 63% of the executive's base pay. Restricted stock is actually granted, however, only if the Company achieves a certain level of financial performance, as measured by the Company's return on common equity ("ROE") for the three year period ending as of September 30 prior to the year in which the restricted stock is granted, in comparison to the three year average ROE of the EEI Electrics index (the same index used for purposes of comparing shareholder return.) No restricted stock awards are made unless our three year average ROE is at least equal to the median of the EEI Electrics index, thereby prohibiting restricted stock awards when our performance does not surpass the median performance of utilities in the index. If our ROE is 0.5% or more above the index median, 100% of the target will be granted. Partial payout of restricted stock will be made for ROE levels between the median and 0.5% above the median. For the 1998 performance period, our ROE was .60% above the median, resulting in a payout of 105% of the target award. The stock awards are restricted so that 50% of the shares awarded become available one year following the grant and the remaining 50% becomes available after two years. The restricted stock awards reinforce the tie to shareholder returns, and the restrictions encourage the retention of qualified executives.

     In 1998, Mr. Howard received an option for 32,558 shares. For 1998, Mr. Howard also received 16,760 shares of restricted stock (63% of his base pay). These amounts were determined as described above for other executive officers. The terms of the options and restricted stock are the same as for other executive officers.


     OTHER BENEFITS. Other benefits provided to executives generally are not tied to the Company's financial performance. Rather, these benefits are primarily designed to attract and retain executives. Among the benefits provided by the Company in 1998 to its executives are contributions to the Employee Stock Ownership Plan (ESOP) (at 1.09% of the individual's covered compensation - the same rate applied to all other ESOP participants), Company paid life insurance in an amount equal to five times base pay for Mr. Howard and three times base pay for all other executives, and benefits provided under the NSP Deferred Compensation Plan and the NSP Excess Benefit Plan that make up for pension benefits that can not be paid under the Company's qualified defined benefit pension plan due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.


     Certain executive officers, including three of the named executive officers, may receive severance benefits in accordance with the NSP Senior Executive Severance Policy, which is described in more detail under the section below entitled "Severance Arrangements."

     CONCLUSION. The Committee believes that the Company's executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay, and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company's long-term success. The Committee is dedicated to ensuring that the Company's total compensation package continues to meet the needs of the Company and shall monitor and revise compensation policies as necessary.

     W. JOHN DRISCOLL, CHAIRMAN                    DOUGLAS W. LEATHERDALE
        DAVID A. CHRISTENSEN                         MARGARET R. PRESKA

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James J. Howard, Chairman and Chief Executive Officer of the Company is a member of the Board of Directors of Honeywell, Inc. and serves on Honeywell's Personnel Committee. Giannantonio Ferrari became a member of the Company's Board of Directors in October 1997. Mr. Ferrari is the President and Chief Operating Officer of Honeywell. Since Mr. Ferrari joined the Company's Board of Directors, Mr. Howard has abstained from voting on all matters considered by Honeywell's Personnel Committee dealing with Mr. Ferrari's compensation. Mr. Ferrari is not a member of the Corporate Management Committee of the Company.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the Company's directors and executive officers are required to report, within specified monthly and annual due dates, their initial ownership in the Company's common and preferred stocks and certain subsequent acquisitions, dispositions or other transfers of interest in such securities. The Company is required to disclose whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based solely upon a review of these reports and written representations that no additional reports were required to be filed in 1998, the Company believes that all reports were filed on a timely basis except that the initial ownership report filed on behalf of Mr. John A. Noer, President NSP Combustion and Hydro Generation, was late.

                       TOTAL SHAREHOLDER RETURN COMPARISON

     The graph below compares the Company's cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index, the Edison Electric Institute Index of Investor-Owned Electrics (EEI Electrics Index), and the EEI Combination Gas and Electric Investor-Owned Utility Index (EEI Combination Gas Electric Index) over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 1993 and the reinvestment of all dividends.)

     The EEI Combination Gas and Electric Index includes 44 companies. All are included in the EEI Electrics Index, which currently includes 89 companies and constitutes a broader measure of industry performance.


COMPARATIVE TOTAL RETURN

[PLOT POINTS CHART]

                                        1993     1994     1995     1996     1997     1998
                                        ----     ----     ----     ----     ----     ----
NSP ................................    $100     $109     $128     $127     $170     $170
EEI Electrics ......................    $100     $ 88     $116     $117     $149     $170
EEI Combination Gas & Electric......    $100     $ 87     $111     $110     $143     $166
S&P 500 ............................    $100     $101     $139     $171     $229     $294

                               PENSION PLAN TABLE

     The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years:

                         ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
                --------------------------------------------------------------------------
                                             YEARS OF SERVICE
   AVERAGE      --------------------------------------------------------------------------
COMPENSATION
  (4 YEARS)         5            10           15           20           25           30
-------------   ---------   -----------   ----------   ----------   ----------   ---------
$   50,000       $ 3,500     $  7,000      $ 10,500     $ 14,000     $ 17,500     $ 21,000
$  100,000       $ 7,500     $ 15,000      $ 23,000     $ 30,500     $ 38,000     $ 45,500
$  150,000       $11,500     $ 23,500      $ 35,000     $ 46,500     $ 58,500     $ 70,000
$  200,000       $16,000     $ 31,500      $ 47,500     $ 63,000     $ 79,000     $ 94,500
$  250,000       $20,000     $ 39,500      $ 59,500     $ 79,500     $ 99,000     $119,000
$  300,000       $24,000     $ 48,000      $ 72,000     $ 95,500     $119,500     $143,500
$  350,000       $28,000     $ 56,000      $ 84,000     $112,000     $140,000     $168,000
$  400,000       $32,000     $ 64,000      $ 96,500     $128,500     $160,500     $192,500
$  450,000       $36,000     $ 72,500      $108,500     $144,500     $181,000     $217,000
$  500,000       $40,500     $ 80,500      $121,000     $161,000     $201,500     $241,500
$  550,000       $44,500     $ 88,500      $133,000     $177,500     $221,500     $266,000
$  600,000       $48,500     $ 97,000      $145,500     $193,500     $242,000     $290,500
$  650,000       $52,500     $105,000      $157,500     $210,000     $262,500     $315,000
$  700,000       $56,500     $113,000      $170,000     $226,500     $283,000     $339,500
$  750,000       $60,500     $121,500      $182,000     $242,500     $303,500     $364,000
$  800,000       $65,000     $129,500      $194,500     $259,000     $324,000     $388,500
$  850,000       $69,000     $137,500      $206,500     $275,500     $344,000     $413,000
$  900,000       $73,000     $146,000      $219,000     $291,500     $364,500     $437,500
$  950,000       $77,000     $154,000      $231,000     $308,000     $385,000     $462,000
$1,000,000       $81,000     $162,000      $243,500     $324,500     $405,500     $486,500
$1,050,000       $85,000     $170,500      $255,500     $340,500     $426,000     $511,000
$1,100,000       $89,500     $178,500      $268,000     $357,000     $446,500     $535,500
$1,150,000       $93,500     $186,500      $280,000     $373,500     $466,500     $560,000
$1,200,000       $97,500     $195,000      $292,500     $389,500     $487,000     $584,500

 wage base:      $68,400

--------------------

     As of January 1, 1999, pension benefits were changed. Prior to January 1, 1999, each nonbargaining employee was given an opportunity to choose between two retirement programs, the Traditional Program and the Pension Equity Program. All of the executive officers named in the Summary Compensation Table chose the Traditional Program for their pension benefits.

     Under the TRADITIONAL PROGRAM, the annual compensation used to calculate the average compensation uses base salary for the year, and, for certain individuals, including Messrs. Howard, McIntyre and Taylor, bonus compensation paid in that same year. After an employee has reached 30 years of service, no additional years of service are used in determining the pension benefit under the Traditional Program. The basic pension benefit under the Traditional Program payable at age 65 is the same as the benefit payable under the pension plan as of December 31, 1998. The benefit amounts under the Traditional Program are computed in the form of a straight-life annuity.

     Under the PENSION EQUITY PROGRAM, the annual compensation used to calculate average compensation uses base salary for the year and bonus compensation paid in that same year, with no maximum on the number of years used to determine the pension benefit. The benefit amounts under the Pension Equity Program are computed in the form of a lump sum. The formula for determining the lump sum is average compensation times years of service times 10 percent.

     Both programs feature a cash balance side account, which credits $1,400 annually, plus interest each year. The opening balance as of January 1, 1999 is $1,400 times years of service.

     The benefit amounts shown above reflect the plan in effect as of December 31, 1998 and therefore do not reflect the cash balance benefits.

     At the end of 1998, each of the executive officers named in the Summary Compensation Table had the following credited service: Mr. Howard, 11.92 years, Mr. Anders, 1.67 years, Mr. Watzl, 31.58 years, Mr. McIntyre, 25.83 years and Mr. Taylor, 25.58 years.

     An employment agreement with Mr. Howard provides that he and his spouse, if she survives him, will receive a lump-sum payment equal to the present value of combined benefits from the Pension Plan and supplemental

     Company payments as though he had completed 30 years of service, less the pension benefits earned from a former employer. For purposes of the employment agreement, the present value of the lump sum payment will be calculated using a discount rate based on the interest rate for valuing immediate annuities used by the Pension Benefit Guaranty Corporation, which is now different from the GATT rate utilized for other employees.

     An employment agreement with Mr. Anders provides that he will receive payments equal to the combined benefits from the Pension Plan and supplemental Company payments as though his service with a former employer were included in determining benefits under the Company's pension plans, less the pension benefits earned from a former employer. Benefits under the employment agreement will include incentive payments in determining the final average compensation.

                             SEVERANCE ARRANGEMENTS

     Certain executive officers of the Company, including the named executives other than Mr. Howard and Mr. Anders, are participants under the NSP Senior Executive Severance Policy which provides for payment of severance benefits to any participant whose employment is terminated after April 28, 1995, the effective date of the Policy, and prior to April 28, 2000, if the participant's employment is terminated: (i) by the employer, other than for cause, disability or retirement; (ii) as a result of the sale of a business by the employer if the purchaser of the business does not agree to employ the participant on the same terms and conditions as were in effect before the sale, including comparable severance protection; (iii) or by the participant within 90 days after a reduction in his or her salary, a material and adverse diminishment of his or her duties and responsibilities or of the program of incentive compensation and employee benefits covering the participant, or a relocation of the participant by more than 50 miles.

     The severance benefits under the Policy consist of: (i) a cash lump sum payment of three years' salary and annual incentive compensation; (ii) a cash lump sum payment of the actuarial equivalent of the additional retirement benefits the participant would have earned if he or she had remained employed for three more years; (iii) continued medical, dental and life insurance coverage for three years; (iv) outplacement services at a cost of not more than $30,000 or the use of office space and support for up to one year; (v) financial planning counseling for two years; and (vi) transfer of title of the participant's company car, if any, at no cost to the participant. If the foregoing benefits, when taken together with any other payments to the participant, result in the imposition of the excise tax on excess payments under
Section 4999 of the Code, then the severance benefits will be reduced only if the reduction results in a greater after-tax payment to the participant.


                  PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors of the Company for the year 1998. PricewaterhouseCoopers has performed this function for the Company commencing with the fiscal year 1995. Members of the firm will be available at the Annual Meeting of Shareholders to answer questions and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS.


                PROPOSAL NO. 3 -- PROPOSAL TO AMEND THE COMPANY'S
                 RESTATED ARTICLES TO REMOVE LIMITATIONS ON THE
                  COMPANY'S ISSUANCE OF UNSECURED INDEBTEDNESS

EXPLANATION OF THE PROPOSED AMENDMENT

     Our Restated Articles of Incorporation (the "Articles") currently grant the holders of our Preferred Stock special voting rights with respect to certain matters, including, among others, the amendment of the Articles to authorize any prior ranking stock, the issuance of Preferred Stock unless certain coverage tests are met, the issuance of unsecured indebtedness unless certain coverage tests are met and the merger or consolidation of the Company unless ordered, approved or permitted by the SEC.

     Specifically Article V, Section 6(a)(i) provides that the approval of a majority of the total number of shares of Preferred Stock, without regard to series, present or represented by proxy is required for the Company to:

          Issue any unsecured notes, debentures, or other securities representing unsecured indebtedness, or assume any such unsecured securities, for purposes other than the refunding of outstanding unsecured securities theretofore issued or assumed by the Corporation or the redemption or other retirement of outstanding shares of one or more series of the Preferred Stock, if, immediately after such issue or assumption, the total principal amount of all unsecured notes, debentures, or other securities representing unsecured indebtedness issued or assumed by the Corporation and then outstanding (including unsecured securities then to be issued or assumed) would exceed twenty per cent (20%) of the aggregate of
     (a) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Corporation and then to be outstanding, and (b) the capital and surplus of the Corporation (including all earned surplus, paid-in surplus, capital surplus, or other surplus of the Corporation) as then to be stated on the books of account of the Corporation.

     The proposed amendment (the "Proposed Amendment") would delete Section 6(a)(1) and thereby enable us to incur unsecured indebtedness without a shareholder vote.

SPECIAL CASH DIVIDEND

     Subject to the terms and conditions described in this Proxy Statement, if (but only if) the Proposed Amendment is adopted at the Annual Meeting, the Company will declare and pay, to each holder of Preferred Stock of record as of March 1, 1999, a special cash dividend in the amount of $1.00 per share. If the Proposed Amendment is adopted at the Annual Meeting, the special cash dividend will be paid promptly after the Proposed Amendment shall have become effective. However, no accrued interest will be paid on the special cash dividend, regardless of any delay in making such dividend payment. See "Certain Federal Income Tax Consequences" below.

REASONS FOR THE PROPOSED AMENDMENT

     GENERAL. We believe that legislative, regulatory, technological and market developments will lead to a more competitive environment in the electric and gas utility industries. As competition intensifies, our ability to retain flexibility and reduce costs will be even more crucial to our success. Because the electric and gas utility industries are extremely capital intensive, control and minimization of financing costs are of particular importance to us. In response to the competitive forces and regulatory changes that we face, we have from time to time considered, and expect to continue to consider, various strategies designed to enhance our competitive position and to increase our ability to adapt to and anticipate changes in our utility business. An example of one such strategy is our previously announced plan to develop an independent transmission company, and, in connection with such ITC, to sell or spin-off our transmission assets.

     We believe that adoption of the Proposed Amendment is critical to maintaining financial flexibility and facilitating capital cost reduction. Historically, our debt financing generally has been accomplished through the issuance of long-term mortgage bonds, unsecured indebtedness and pollution control bonds. Our mortgage bonds contain certain restrictive covenants with respect to, among other things, the disposition of assets and the ability to issue additional mortgage bonds. While the use of these mortgages may have been an acceptable and attractive financing vehicle in the non-competitive environment of the past, the restrictive covenants contained in our mortgage bonds limit our ability to respond to changing circumstances in a competitive environment. Unsecured indebtedness generally has fewer restrictions than mortgage bonds, will provide us more flexibility, and is, therefore, more desirable to us as the environment becomes more competitive. Short-term indebtedness, a lower cost form of debt available to us, represents one type of unsecured indebtedness. Pollution control bond financing, a more favorable type of financing due to its tax-exempt status, is available only for very limited purposes.

     Inasmuch as the limitation on the issuance of unsecured debt contained in the Articles restricts our flexibility in planning and financing our business activities, we believe we ultimately will be at a competitive disadvantage unless this provision is eliminated. Our new competitors (for example, power marketers, exempt wholesale generators, independent power producers and cogeneration facilities) generally are not subject to the type of financing restrictions this provision imposes on us. Recently, several other utilities with the same or similar charter restrictions have successfully eliminated such provisions by soliciting their shareholders for the same or similar amendments. In addition, some of our potential utility competitors have no comparable provision restricting the issuance of unsecured debt. Given the onset of competition in the utility industry, we must continue to explore new ways of reducing our costs and enhancing our flexibility. We believe that the adoption of the Proposed Amendment will be in the best long-term competitive interests of our shareholders.

     FINANCIAL FLEXIBILITY. If the Proposed Amendment is adopted, we will have increased flexibility (i) to choose among different types of debt financing and
(ii) to finance projects using the most cost effective means. We believe that various types of unsecured debt alternatives may increase in importance as a financing option. We believe that we will be able to tailor the terms of unsecured debt to take full advantage of changing conditions in securities markets.

     In addition, although our earnings currently are sufficient to meet the earnings coverage tests that must be satisfied before we can issue additional mortgage bonds and preferred stock, there is no guarantee that this will be true in the future. Other utilities have been unable to issue mortgage bonds during certain periods because of restrictive covenants in their mortgages. Our inability to issue mortgage bonds or preferred stock in the future, combined with an inability to issue additional unsecured debt, could limit our financing options to more costly options, including additional common equity. Moreover, continued reliance on the issuance of mortgage bonds could limit our ability in the future to strategically redeploy our assets.

     Our use of unsecured short-term indebtedness is presently restricted by the debt limitation provision. However, we believe that the prudent use of such indebtedness in excess of the amount currently permitted is vital to effective financial management of our business. Not only is unsecured short-term indebtedness generally one of our least expensive forms of raising capital, it also provides us flexibility in meeting seasonal and business cycle fluctuations in cash requirements, acts as a bridge between issues of permanent capital and can be used when unfavorable conditions prevail in the market for long-term capital. However, because of the debt limitation provision in the Articles, as of December 31, 1998, the maximum amount of unsecured indebtedness that we were authorized under the Articles to issue or assume was approximately $804.7 million. As of December 31, 1998, we had approximately $393.6 million of unsecured indebtedness outstanding, thus leaving an additional $411.1 million of capacity available.

     The Proposed Amendment will not only allow us to issue a greater amount of our debt as unsecured indebtedness, it also will allow us to issue a greater amount of total indebtedness. We presently have no intention, however, of issuing a greater amount of total debt than we would have issued absent the adoption of the Proposed Amendment. It is our present intention to retain flexibility in the mix of our outstanding debt and therefore have the option to use more short-term and other unsecured debt and fewer mortgage bonds, not to increase our overall debt level. Moreover, as a regulated utility, our capital structure will continue to be subject to the approval of the Minnesota Public Utility Commission.

     LOWER COSTS. As previously mentioned, our short-term debt issuances generally represent one of our lowest-cost forms of financing. By increasing our use of short-term debt, we may be able to lower our cost structure further, thereby making our products more competitive and reducing our business risks. However, with the debt limitation provision currently in place, the availability and corresponding benefits of short-term debt diminish. In addition, although short-term debt may expose us to more volatility in interest rates, it should be noted that the cost of short-term debt seldom exceeds the cost of other forms of capital available at the same time.

CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

     If the Proposed Amendment is adopted at the Annual Meeting, the holders of Preferred Stock will no longer be entitled to the benefits of the debt limitation provision, which will have been removed by the Proposed Amendment. As discussed above, the debt limitation provision places restrictions on our ability to issue or assume unsecured indebtedness. Although our debt instruments may contain certain restrictions on our ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded by the removal of the debt limitation provision may permit us to take certain actions that may increase our credit risks, adversely affecting the market prices and credit ratings of the Preferred Stock, or that may otherwise be materially adverse to the interests of the holders of Preferred Stock. In addition, to the extent that we elect to issue or assume additional unsecured indebtedness, the relative position of Preferred Stock in our capital structure could be perceived to decline, which in turn could adversely affect the market prices and credit ratings of the remaining Preferred Stock. Since holders of any debt, including unsecured indebtedness, would rank ahead of Preferred Stock in a bankruptcy or other liquidation, the issuance of a greater amount of unsecured indebtedness may pose additional risk to holders of Preferred Stock under certain circumstances, including circumstances relating to a default by us in the repayment of such indebtedness.

     Approval of the Proposed Amendment also will constitute approval of the Special Cash Dividend.

RATING AGENCIES


     As of the date of this Proxy Statement, each series of Preferred Stock was rated AA by Fitch IBCA, Inc., a1 by Moody's Investors Service, Inc. and A by Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc. (collectively, the "Rating Agencies"). The Rating Agencies have advised us that the adoption of the Proposed Amendment, in and of itself, will not result in a reduction in their current ratings of NSP's preferred stock.


     Ratings are not recommendations to purchase, hold or sell the Preferred Stock inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the Rating Agencies by us and obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

     VOTE REQUIRED. The affirmative vote of the holders of a majority of (i) the Preferred Stock, voting separately as a class and (ii) the total voting power present in person or by proxy and entitled to vote is required for the approval of the adoption of the Proposed Amendment to the Restated Articles of Incorporation, as amended. Abstentions from voting on this matter are treated as votes against, while broker nonvotes are treated as shares not present and entitled to vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, AS AMENDED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     GENERAL. In the opinion of Gardner, Carton & Douglas, our special counsel, the following summary describes the principal United States federal income tax consequences of the receipt of the Special Cash Dividend and the adoption of the Proposed Amendment. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Proxy Statement may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to Preferred Stockholders who hold such shares as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a Preferred Stockholder in light of such Preferred Stockholder's particular circumstances or to Preferred Stockholders subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, and Preferred Stockholders who are not citizens or residents of the United States). Preferred Stockholders should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means an owner of Preferred Stock that is for United States federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate and certain electing trusts in existence on August 20, 1996 if the income of such estate or trust is subject to United States federal income taxation regardless of its source; or (iv) for non electing trusts and trusts not in existence until after August 20, 1996, any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. A "Non-United States Holder" is a Preferred Stockholder that is not a United States Holder.

     SPECIAL CASH DIVIDENDS; MODIFICATION OF ARTICLES. UNITED STATES
HOLDERS. We will take the position that, for federal income tax purposes, the Special Cash Dividends are ordinary dividend income to United States Holders and report them as such.

     NON-UNITED STATES HOLDERS. We will take the position that Special Cash Dividends paid to a Non-United States Holder of Preferred Stock are subject to withholding of United States federal income tax at a 30% rate unless appropriate documentation has been provided to the Company that a lower treaty rate applies. However, Special Cash Dividends that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States are not subject to the withholding tax (provided such Non-United States Holder provides two originals of Internal Revenue Service ("IRS") Form 4224 stating that such Special Cash Dividends are so effectively connected), but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A Non-United States Holder of Preferred Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     ALL HOLDERS Preferred Stockholders will not recognize any taxable gain or loss with respect to their Preferred Stock as a result of the modification of the Articles by the Proposed Amendment other than with respect to the receipt of the Special Cash Dividend or if they exercise dissenters' rights.

     BACKUP WITHHOLDING. The amount of the Special Cash Dividend paid to a United States Holder will be reported to such holder and to the Internal Revenue Service in the same way all cash dividends are reported. Backup withholding at a rate of 31% will apply to any such payments made to non-exempt United States Holders for whom backup withholding applies with regards to the payment of regular cash dividends.

DISSENTERS' RIGHTS

     Section 302A.471 of the Minnesota Business Corporation Act, as amended (the "Business Corporation Act"), provides that if you are a shareholder of a Minnesota corporation you are entitled to dissent from, and obtain payment for your shares in the event of, among other things, an amendment of the corporation's articles of incorporation that (i) materially and adversely affects your rights in respect of your shares because it alters or abolishes a preferential right of such shares or (ii) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights. As described herein, the Proposed Amendment would amend the Articles to remove a covenant which provides that the issuance or assumption of unsecured indebtedness for certain purposes above a certain threshold requires the consent of the holders of at least a majority of the total number of shares of Preferred Stock present or represented by proxy at such meeting. To the extent that the Proposed Amendment is deemed to alter or abolish a "preferential right" of the Preferred Stock or to exclude or limit the right of a holder of Preferred Stock to vote on a matter within the meaning of Section 302A.471 of the Business Corporation Act, if you are a holder of Preferred Stock you would have the right to dissent from the Proposed Amendment and obtain payment of the fair value of your Preferred Stock. If you intend to demand payment for shares of Preferred Stock if the Proposed Amendment is adopted, you must file a notice with us at 414 Nicollet Mall, Minneapolis, Minnesota 55401, Attn: Corporate Secretary. This notice must be filed prior to the vote on the Proposed Amendment at the Annual Meeting. You also must not vote in favor of the Proposed Amendment. A shareholder who votes for the Proposed Amendment will have no dissenters' rights. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the Business Corporation Act is not entitled to payment for such shares of Preferred Stock under the dissenters' rights provisions of the Business Corporation Act and will be bound by the terms of the Proposed Amendment.

     After the Proposed Amendment has been approved at the Annual Meeting, we must send written notice to all shareholders who have given written notice and not voted in favor of the Proposed Amendment as described above. Our notice will contain: (i) the address where the demand for payment and your Preferred Stock certificates must be sent and the date by which they must be received (which date will be the 30th day after the notice is given), (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (iii) a form to be used to certify the date on which you, or the beneficial owner on whose behalf you dissent, acquired the shares (or an interest in them) and to demand payment, and (iv) a copy of the provisions of the Business Corporation Act set forth in Annex A with a brief description of the procedures to be followed under those provisions. If you wish to assert dissenters' rights you must demand payment and deposit your Preferred Stock certificates (at the address specified in our notice) within 30 days after such notice is given. From and after the effective time of the Proposed Amendment, dissenting shareholders will no longer be entitled to any rights of a shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights of appraisal as provided by the Business Corporation Act. If you shall have failed to perfect or shall have effectively withdrawn or lost such right, you will not be entitled to fair value for your shares from us and your shares will remain outstanding.

     After the effective time of the Proposed Amendment or upon receipt of a valid demand for payment, whichever is later, we must remit to each dissenting shareholder who complied with the requirements of the Business Corporation Act the amount we estimate to be the fair value of such shareholder's shares of Preferred Stock, plus interest accrued at a statutory rate from the fifth day after the effective time to the date of payment. The payment also must be accompanied by certain financial data, our estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the Business Corporation Act with a brief description of the procedures to be followed in demanding supplemental payment. You may decline to accept the amount remitted by us and demand payment for an amount equal to your estimate of the fair value of the Preferred Stock. Failure to make such demand within 30 days after the notice is given by us, entitles you only to the amount initially remitted by us. If we fail to remit payment within 60 days of the deposit of your Preferred Stock certificates or the imposition of transfer restrictions on uncertificated shares, we must return all deposited Preferred Stock certificates and cancel all transfer restrictions; however, we may again give notice regarding the procedure to exercise dissenters' rights and require deposit or restrict transfer at a later time. If you believe that the amount remitted is less than the fair value of your Preferred Stock (including statutory interest), you may give written notice to us of your own estimate of the fair value of the shares, plus interest, within 30 days after we mail our remittance, and demand payment of the difference. Otherwise you are entitled only to the amount remitted by us.

     If we receive a demand from you to pay such difference, we shall, within 60 days after receiving the demand, either pay to you the amount demanded or agreed to by you after discussion with us or file in court a petition requesting that the court determine the fair value of your shares of Preferred Stock, plus interest.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the Business Corporation Act and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the current market price of the Preferred Stock. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by us, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to us if the amount, if any, originally remitted to such shareholder by us exceeds the fair value of the shares, as determined by the court, plus interest.

     Costs of the court proceeding shall be determined by the court and assessed against us, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

     If the court finds that we did not substantially comply with the relevant dissenters' provisions of the Business Corporation Act, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable. Such fees and expenses may also be assessed against any party if the court finds that such party in bringing the proceeding has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of any attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

     A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     Under Subdivision 4 of Section 302A.471 of the Business Corporation Act, a holder of Preferred Stock has no right, at law or in equity, to set aside the approval of the Proposed Amendment, except if such approval or consummation was fraudulent with respect to such shareholder or the Company.

     A dissenter who receives payment for his or her shares upon exercise of the right of dissent will, subject to the provisions of Section 302(b) of the Internal Revenue Code, recognize gain or loss for Federal income tax purposes, measured by the difference between the cost basis of his or her shares and the amount of payment received.

     PREFERRED STOCKHOLDERS WHO WISH TO RESERVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS SHOULD REVIEW CAREFULLY THE FOREGOING DISCUSSION AND THE PROVISIONS OF THE BUSINESS CORPORATION ACT SET FORTH IN ANNEX A. THE FAILURE TO COMPLY STRICTLY WITH THE DESCRIBED PROCEDURES WILL RESULT IN THE LOSS OF ANY SUCH DISSENTERS' RIGHTS. ANY PREFERRED STOCKHOLDER WHO CONTEMPLATES THE ASSERTION OF DISSENTERS' RIGHTS IS URGED TO CONSULT HIS OR HER OWN COUNSEL.


           PROPOSAL NO. 4 -- PROPOSAL TO AMEND THE COMPANY'S RESTATED
              ARTICLES TO REMOVE PROVISIONS RELATING TO SERIES OF
                    PREFERRED STOCK THAT HAVE BEEN REDEEMED

EXPLANATION OF PROPOSED AMENDMENT

     Subsections (g), (h), (i), (j) and (k) (attached hereto as Annex B) of
Section 14 of Article V of our Restated Articles of Incorporation (the "Articles") currently set forth the specific terms of the $6.80 Series, $7.00 Series, $8.80 Series, $7.84 Series and $10.36 Series (collectively, the "Series") of our Preferred Stock, all of which Series have been redeemed in their entirety. Because such Series have been redeemed and there are no shares of such Series outstanding, these subsections (g) through (k) are of no effect and the Company desires to delete them from the Articles.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote is required for approval of the adoption of the proposal to amend the Articles to remove subsections (g),
(h), (i), (j), and (k) of Section 14 of Article V. Abstentions from voting on this matter are treated as votes against, while broker nonvotes are treated as shares not present and entitled to vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE ARTICLES TO REMOVE SUBSECTIONS (g), (h),
(i), (j), and (k) OF SECTION 14 OF ARTICLE V.


                            QUORUM AND VOTE REQUIRED

     The presence in person or by proxy, of the holders of a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting for the transaction of business is required to constitute a quorum. The election of each director shall be decided by plurality vote. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. The Proposed Amendment of the Articles of Incorporation to remove the limitation on the issuance of unsecured debt requires the approval of a majority of the Preferred Stock, voting separately as a class, and a majority of the total voting power present in person or by proxy and entitled to vote. The proposal to amend the Articles to remove the provisions relating to series of Preferred Stock that have been redeemed requires the approval of a majority of the total voting power present in person or by proxy and entitled to vote. Ratification of the selection of outside auditors requires the affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote. Abstentions from voting on these matters are treated as votes against, while broker non-votes are treated as shares not present and entitled to vote.


                           2000 SHAREHOLDER PROPOSALS

     Any proposal by a shareholder intended to be included in the proxy statement for the annual shareholder meeting in 2000 must be received by the Secretary of the Company at 414 Nicollet Mall, Minneapolis, Minnesota 55401, not later than the close of business on November 8, 1999. Proposals received by that date will be included in the 2000 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

     For a proposal not included in the proxy statement to be properly brought before an annual meeting by a shareholder, the Company's Bylaws provide that the Secretary of the Company must have received written notice thereof not less than 20 or more than 90 days prior to the meeting. The notice must contain (i) a description of the proposed business and the reasons for conducting such business at the annual meeting, (ii) the shareholder's name and record address,
(iii) the class and number of shares beneficially owned by the shareholder, and
(iv) any material interest of the shareholder in such business. Any such proposal will be considered untimely for purposes of Rule 14c-4(c) of the SEC's proxy rules and, accordingly, we will be entitled to exercise discretionary voting authority with respect to such item.


                                 OTHER BUSINESS

     Management does not know of any business, other than that described herein, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.


Minneapolis, Minnesota                   By order of the Board of Directors
March 8, 1999                                    John P. Moore, Jr.
                                                      SECRETARY

                                                                         ANNEX A


                          DISSENTERS' RIGHTS PROVISIONS
                                     OF THE
                       MINNESOTA BUSINESS CORPORATION ACT

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

     SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     SUBDIVISION 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     SUBDIVISION 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

     SUBDIVISION 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.

     SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     SUBDIVISION 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBDIVISION 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBDIVISION 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBDIVISION 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBDIVISION 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBDIVISION 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBDIVISION 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                         ANNEX B


                    SUBSECTIONS (g), (h), (i), (j) AND (k) OF
                         SECTION 14 OF ARTICLE V OF THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          NORTHERN STATES POWER COMPANY
                            (A MINNESOTA CORPORATION)

                     ARTICLE V. DESCRIPTION OF CAPITAL STOCK

The total authorized number of shares that may be issued by the Corporation and that the Corporation will henceforth be authorized to have is three hundred fifty-seven million (357,000,000) of the par value per share hereinafter set forth.

A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

                         * * *
14.  SERIES OF PREFERRED STOCK

               * * *

     g.   CUMULATIVE PREFERRED STOCK, $6.80 SERIES

          (i) There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated Cumulative Preferred Stock, $6.80 Series, and the number of shares constituting said new series is hereby fixed at 200,000 shares.

          (ii) The dividend rate of the shares of said new series is hereby fixed at $6.80 per share per annum; dividends on said shares shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month, when and as declared by the Board of Directors.

          (iii) The redemption prices of the shares of said new series are hereby fixed at $108.29 per share in case of redemption on or prior to December 31, 1973; $106.59 per share in case of redemption subsequent to December 31, 1973 and on or prior to December 31, 1978; $104.89 per share in case of redemption subsequent to December 31, 1978 and on or prior to December 31, 1983; and the $103.19 per share in case of redemption subsequent to December 31, 1983; plus in each case an amount equal to the dividends at the rate of $6.80 per share per annum from the date dividends on the shares to be redeemed begin to accrue to the date fixed for redemption thereof, less the amount of dividends theretofore paid thereon; provided, however, that the shares of said new series shall not be redeemable prior to May 1, 1973 from the proceeds of any refunding of shares of said new series through the incurring of debt, or through the issuance of preferred stock ranking equally with or prior to the shares of said new series as to dividends or on liquidation, if such debt has an effective interest cost or such preferred stock has an effective dividend cost to the Company of less than the effective dividend cost to the Company of the said new series.

          (iv) The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the corporation is hereby fixed as the then redemption price, plus an amount equal to all dividends accumulated and unpaid thereon.

     h.   CUMULATIVE PREFERRED STOCK, $7.00 SERIES

          (i) There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated Cumulative Preferred Stock, $7.00 Series, and the number of shares constituting said new series is hereby fixed at 200,000 shares.

          (ii) The dividend rate of the shares of said new series is hereby fixed at $7.00 per share per annum; dividends on said shares shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month, when and as declared by the Board of Directors.

          (iii) The redemption prices of the shares of said new series are hereby fixed at $108.45 per share in case of redemption on or prior to December 31, 1974; $106.70 per share in case of redemption subsequent to December 31, 1974 and on or prior to December 31, 1979; $104.95 per share in case of redemption subsequent to December 31, 1979 and on or prior to December 31, 1984; and $103.20 per share in case of redemption subsequent to December 31, 1984; plus in each case an amount equal to the dividends at the rate of $7.00 per share per annum from the date dividends on the shares to be redeemed begin to accrue to the date fixed for redemption thereof, less the amount of dividends theretofore paid thereon; provided, however, that the shares of said new series shall not be redeemed prior to January 1, 1974 from the proceeds of any refunding of shares of said new series through the incurring of debt, or through the issuance of preferred stock ranking equally with or prior to the shares of said new series as to dividends or on liquidation, if such debt has an effective interest cost or such preferred stock has an effective dividend cost to the Company of less than the effective dividend cost to the Company of the said new series.

          (iv) The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the corporation is hereby fixed as the then redemption price, plus an amount equal to all dividends accumulated and unpaid thereon.

     i.   CUMULATIVE PREFERRED STOCK, $8.80 SERIES

          (i) There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated Cumulative Preferred Stock, $8.80 Series, and the number of shares constituting said new series is hereby fixed at 250,000 shares.

          (ii) The dividend rate of the shares of said new series is hereby fixed at $8.80 per share per annum; dividends on said shares, when and as declared by the Board of Directors, shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month; except that the dividend period for the first such dividend shall begin with the date of original issue.

          (iii) The redemption prices of the shares of said new series are hereby fixed at $109.95 per share in case of redemption on or prior to December 31, 1975; $107.75 per share in case of redemption subsequent to December 31, 1975 and on or prior to December 31, 1980; $105.55 per share in case of redemption subsequent to December 31, 1980 and on or prior to December 31, 1985; and $103.35 per share in case of redemption subsequent to December 31, 1985; plus in each case an amount equal to the dividends at the rate of $8.80 per share per annum from the date dividends on the shares to be redeemed begin to accrue to the date fixed for redemption thereof, less the amount of dividends theretofore paid thereon; provided, however, that the shares of said new series shall not be redeemable prior to September 1, 1975 from the proceeds of any refunding of shares of said new series through the incurring of debt, or through the issuance of preferred stock ranking equally with or prior to the shares of said new series as to dividends or on liquidation, if such debt has an effective interest cost or such preferred stock has an effective dividend cost to the Company of less than the effective dividend cost to the Company of the said new series.

          (iv) The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the corporation is hereby fixed as the then redemption price, plus an amount equal to all dividends accumulated and unpaid thereon.

     j.   CUMULATIVE PREFERRED STOCK, $7.84 SERIES

          (i) There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated Cumulative Preferred Stock, $7.84 Series, and the number of shares constituting said new series is hereby fixed at 350,000 shares.

          (ii) The dividend rate of the shares of said new series is hereby fixed at $7.84 per share per annum; dividends on said shares, when and as declared by the Board of Directors, shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month; except that the dividend period for the first such dividend shall begin with the date of original issue.

          (iii) The redemption prices of the shares of said new series are hereby fixed at $109.00 per share in case of redemption on or prior to December 31, 1976; $107.04 per share in case of redemption subsequent to December 31, 1976, and on or prior to December 31, 1981; $105.08 per share in case of redemption subsequent to December 31, 1981, and on or prior to December 31, 1986; and $103.12 per share in case of redemption subsequent to December 31, 1986; plus in each case an amount equal to the dividends at the rate of $7.84 per share per annum from the date dividends on the shares to be redeemed begin to accrue to the date fixed for redemption thereof, less the amount of dividends theretofore paid thereon; provided, however, that the shares of said new series shall not be redeemable prior to October 1, 1976, from the proceeds of any refunding of shares of said new series through the incurring of debt, or through the issuance of preferred stock ranking equally with or prior to the shares of said new series as to dividends or on liquidation, if such debt has an effective interest cost or such preferred stock has an effective dividend cost to the Company of less than the effective dividend cost to the Company of the said new series.

          (iv) The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the corporation is hereby fixed as the then redemption price, plus an amount equal to all dividends accumulated and unpaid thereon.

     k.   CUMULATIVE PREFERRED STOCK, $10.36 SERIES

          (i) There be and there hereby is created from the authorized and unallotted shares of Preferred Stock of the Company, a new series of Preferred Stock of the Company which is hereby designated Cumulative Preferred Stock, $10.36 Series, and the number of shares constituting said new series is hereby fixed at 250,000 shares.

          (ii) The dividend rate of the shares of said new series is hereby fixed at $10.36 per share per annum; dividends on said shares, when and as declared by the Board of Directors, shall be payable on the 15th day of January, April, July and October for the quarter-yearly period ending with the last day of the preceding month; except that the dividend period for the first such dividend shall begin with the date of original issue.

          (iii) The redemption prices of the shares of said new series are hereby fixed at $115.00 per share in case of redemption on or prior to June 30, 1984; $105.00 per share in case of redemption subsequent to June 30, 1984, and on or prior to June 30, 1989; and $102.50 per share in case of redemption subsequent to June 30, 1989; plus in each case an amount equal to the dividends at the rate of $10.36 per share per annum from the date dividends on the shares to be redeemed begin to accrue to the date fixed for redemption thereof, less the amount of dividends theretofore paid thereon; provided, however, that the shares of said new series shall not be redeemable prior to July 1, 1979, from the proceeds of any refunding of shares of said new series through the incurring of debt, or through the issuance of preferred stock ranking equally with or prior to the shares of said new series as to dividends or on liquidation, if such debt has an effective interest cost or such preferred stock has an effective dividend cost to the Company of less than the effective dividend cost to the Company of the said new series. The shares of said new series will also be redeemable at any time on and after July 1, 1979, for the sinking fund at the sinking fund redemption price, which shall be $101.10 per share plus accrued and unpaid dividends.

          (iv) Subject to the prohibitions and limitations contained in its Articles of Incorporation, as amended, and in Orders of the Securities and Exchange Commission in Files No. 70-3221 and 70-3279, the Company shall apply as and for a sinking fund for said new series on July 1 in each year commencing July 1, 1979, a minimum of 12,500 shares of said new series, and may so apply on each of said July 1 dates up to a maximum of an additional 12,500 shares of said new series. The shares to be applied annually in satisfaction of the sinking fund may be acquired either by redemption at the sinking fund redemption price in accordance with the provisions of Article V of the Articles of Incorporation and of this resolution, or by purchase from time to time in such manner as the Board of Directors may determine. If the Company shall be prevented by the restrictions referred to above or for any other reason from redeeming the number of shares of said new series, which in the absence of such restrictions it would be required to apply for the sinking fund on any such July 1, the deficit shall be made good on the first succeeding July 1 on which the Company shall not be prevented by such restrictions from redeeming the number of shares of said new series, which in the absence of such restrictions it would be required to apply for the sinking fund on any such July 1, the deficit shall be made good on the first succeeding July 1 on which the Company shall not be prevented by such restrictions from redeeming shares of said new series. Shares applied to the sinking fund on any applicable July 1 date shall be deemed to be not outstanding on such date. Shares of said new series acquired by redemption must be applied in satisfaction of the current sinking fund payments; but shares of said new series purchased by the Company may be applied in satisfaction of any sinking fund payment. Shares applied in satisfaction of the sinking fund shall become authorized but unissued shares of Preferred Stock of the Company but may not be reissued as shares of said new series, and the Company shall forthwith take all necessary action to effectuate the foregoing.

          (v) The amount which the shares of said new series are entitled to receive in preference to the Common Stock upon any distribution of assets, other than by dividends from net earnings or surplus, upon voluntary liquidation or dissolution of the corporation is hereby fixed as the then redemption price, including an amount equal to all dividends accumulated and unpaid thereon.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Northern States Power Company, a Minnesota corporation (NSP-Minnesota), has two significant subsidiaries: Northern States Power Company, a Wisconsin corporation (NSP-Wisconsin), and NRG Energy, Inc., a Delaware corporation (NRG). NSP-Minnesota also has several other subsidiaries, including Viking Gas Transmission Company (Viking), Energy Masters International, Inc. (EMI), Eloigne Company (Eloigne), Seren Innovations, Inc. (Seren) and Ultra Power Technologies, Inc. (Ultra Power). NSP-Minnesota and its subsidiaries collectively are referred to as NSP.

All financial information pertaining to per share amounts and number of common shares outstanding has been adjusted to reflect a two-for-one stock split that occurred on June 1, 1998.

FINANCIAL OBJECTIVES AND RESULTS

NSP'S FINANCIAL OBJECTIVES ARE:

TO ACHIEVE A RETURN ON EQUITY IN THE TOP ONE-FOURTH OF THE UTILITY INDUSTRY BASED ON A THREE-YEAR AVERAGE.

    - NSP's average return on common equity for the three years ending in 1998 was 11.4 percent, which places NSP below the top quarter of the industry, which was approximately 12.75 percent, and above the median industry average of approximately 11.0 percent.

    - The total return to investors (measured by dividends plus stock price appreciation) on NSP common stock for the last five years averaged 11.2 percent per year, matching the total average return for the electric industry.

    - NSP's stock price fell 4.7 percent in 1998, while the Standard & Poor's (S&P) electric utilities group increased in price by 10.2 percent.

TO INCREASE DIVIDENDS ON A REGULAR BASIS AND MAINTAIN A LONG-TERM AVERAGE PAYOUT RATIO OF 65 TO 75 PERCENT. NSP has increased its dividend for 24 consecutive years. In June 1998, NSP's annualized common dividend rate was increased by 2 cents per share, or 1.4 percent, from $1.41 to $1.43. The dividend payout ratio was 77.7 percent in 1998, slightly outside the long-term objective range.

TO MAINTAIN LONG-TERM AVERAGE ANNUAL EARNINGS PER SHARE GROWTH OF 5 PERCENT. NSP's earnings per share have grown by an average annual rate of 4.0 percent since 1993.

TO PROVIDE AT LEAST 20 PERCENT OF NSP EARNINGS FROM NRG BY THE YEAR 2000. NRG provided:
    - 28 cents, or 15 percent, of NSP's earnings per share in 1998
    - 16 cents, or 10 percent, of NSP's earnings per share in 1997

TO MAINTAIN CONTINUED FINANCIAL STRENGTH WITH A AA RATING FOR UTILITY BONDS. NSP-Minnesota's first mortgage bonds were rated:
    - AA by Fitch Investors Service, Inc.
    - AA by S&P
    - Aa3 by Moody's Investors Services (Moody's)
    - AA by Duff & Phelps, Inc.

These ratings reflect the views of rating agencies, which can provide an explanation of the significance of the ratings. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency. First mortgage bonds issued by NSP-Wisconsin carry comparable ratings.

BUSINESS STRATEGIES

NSP's mission is to be a recognized leader in the energy industry by increasing the value provided to our customers with energy-related products and services. We will utilize the skills and talents of our people to thrive in a dynamic and competitive energy environment that provides increased value for our customers and shareholders and significant growth opportunities for our company. During 1998, NSP developed the following 10-Point Game Plan to achieve this mission:

GROW NRG NSP expects NRG to provide 20 percent of NSP earnings in 1999, one year ahead of schedule. In addition, NRG's goal is to become a top independent power producer in each of its core markets: North America, Europe and Asia-Pacific. NRG expects to achieve these goals by profitably growing existing businesses and adding new businesses.

POSITION NSP'S GENERATION BUSINESS FOR LONG-TERM VALUE NSP's conventional plants include coal-fired, hydro, refuse-derived fuel, natural gas and oil-fired facilities. To ensure these assets remain valuable, NSP will make careful investments in these facilities to keep them reliable, efficient and competitive. NSP is preparing to operate its generation facilities as a stand-alone business in a competitive market.

CREATE AN INDEPENDENT NUCLEAR GENERATING COMPANY NSP's Monticello and Prairie Island nuclear plants are extremely valuable assets. With increasing regulation and associated costs in the nuclear industry, NSP believes the best way to enhance NSP's nuclear assets is to combine our plants with other well-run nuclear plants and create a free-standing nuclear generating company.

EXPAND ENERGY MARKETING To enhance NSP's position in the increasingly competitive electric market, NSP expanded its wholesale energy marketing efforts by establishing Energy Marketing within its Generation business unit. Energy Marketing is responsible for meeting the requirements of NSP's retail and wholesale electric customers for low-cost energy, while optimizing margins from NSP's generation resources.

CREATE AN INDEPENDENT TRANSMISSION COMPANY To foster competition in the wholesale electricity market, the Federal Energy Regulatory Commission (FERC) requires the transmission portion of a utility's business to be functionally separate from the utility's generation facilities. The state of Wisconsin also calls for a separate transmission operating structure. NSP believes the best way to ensure a reliable, efficient, customer-focused and investor-responsive electric transmission network is to create a for-profit, independent transmission company.

EXPAND NSP'S CORE ELECTRIC AND GAS DISTRIBUTION BUSINESS To expand our core business, NSP will actively seek to acquire and merge with other energy companies.

DEVELOP SEREN Seren has moved into the telecommunications business, with plans to deliver high-speed Internet access, video-on-demand, telephone service and cable TV. Seren is currently constructing a broadband network in St. Cloud, Minn. Further expansion and development is anticipated.

GROW VIKING NSP's goal is to continue the growth of Viking through pipeline expansion.

DRIVE EMI TO PROFITABILITY EMI is moving toward profitability by reducing costs and narrowing its focus to concentrate on retrofitting and upgrading customer facilities for greater energy efficiency. As part of its effort to concentrate on federal facilities, EMI has been selected as a qualified vendor by the U.S. Department of Energy and Department of Defense.

MANAGE NSP'S ENTIRE BUSINESS AS A PORTFOLIO NSP will manage its collective businesses as a portfolio of assets with a focus on growth. NSP will acquire or divest businesses and assets if it will increase shareholder value.

FINANCIAL REVIEW

The following discussion and analysis by management focuses on those factors that had a material effect on NSP's financial condition and results of operations during 1998 and 1997, or are expected to have a material impact in the future. It should be read in conjunction with the accompanying Financial Statements and Notes.

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to:
    - general economic conditions, including their impact on capital expenditures
    - business conditions in the energy industry
    - competitive factors
    - unusual weather
    - changes in federal or state legislation
    - regulation
    - issues relating to Year 2000 remediation efforts
    - the higher risk associated with NSP's nonregulated businesses as compared with NSP's regulated business
    - the items described under "Factors Affecting Results of Operations"
    - the other risk factors listed from time to time by NSP in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to NSP's 1998 report on Form 10-K

RESULTS OF OPERATIONS

1998 COMPARED WITH 1997 AND 1996

NSP's earnings per share for the past three years were as follows:

  EARNINGS PER SHARE - DILUTED           1998     1997    1996
---------------------------------------------------------------
  Regulated utility operations
   (excluding merger costs)             $ 1.58   $ 1.62  $ 1.79
  Nonregulated operations                 0.26     0.11    0.12
---------------------------------------------------------------
  Subtotal excluding merger costs       $ 1.84   $ 1.73  $ 1.91
  Write-off of merger costs                       (0.12)
---------------------------------------------------------------
   TOTAL                                $ 1.84   $ 1.61  $ 1.91
===============================================================

Revenue and expense items affecting earnings in these periods are discussed later. In addition, average common shares outstanding increased due to stock issuances, mainly a public offering in September 1997. In comparison with average share levels in the prior year, dilution from increased average shares decreased earnings per share by approximately 13 cents in 1998.


REGULATED UTILITY OPERATING RESULTS

ELECTRIC REVENUES The table below summarizes the principal reasons for the electric revenue changes during the past two years:

  (MILLIONS OF DOLLARS)        1998 VS.1997      1997 VS.1996
---------------------------------------------------------------
  Retail sales growth
   (excluding weather impact)          $ 63             $ 47
  Estimated impact of weather
   on retail sales volume                 3              (23)
  Sales for resale                       42                8
  Conservation cost recovery             11               10
  Fuel cost recovery                     19               31
  Transmission and other                  6               18
---------------------------------------------------------------
   TOTAL REVENUE INCREASE              $144             $ 91
===============================================================

Electric sales growth for 1998 and 1997 is listed in the table below on both an actual and weather-normalized basis. NSP's weather-normalization process removes the estimated impact on sales of temperature variations from historical averages.

  (SALES GROWTH)                1998 VS. 1997         1997 VS. 1996
------------------------------------------------------------------------

                                        Weather-                Weather-
                              Actual  Normalized     Actual    Normalized
------------------------------------------------------------------------
  Residential                   3.4%        3.7%     (0.6)%         1.7%
  Commercial and industrial     3.3%        3.1%       2.3%         2.9%
  Total retail                  3.3%        3.3%       1.5%         2.6%
  Sales for resale             35.3%         na      (5.5)%          na
  TOTAL ELECTRIC SALES          7.1%        7.0%       0.6%         1.6%
========================================================================

  na = not applicable

Retail electric sales accounted for 91 percent of NSP's electric revenue in 1998 and 93 percent in 1997. Retail electric sales growth for 1999 is estimated to be
2.4 percent over 1998, or 1.9 percent on a weather-adjusted basis.

Electric retail sales growth increased in 1998 due to strong economic conditions in NSP's service territory. Electric retail sales growth increased in 1997 due to economic conditions, partially offset by unfavorable average temperatures compared with favorable average temperatures in 1996.

Sales for resale volumes and revenues increased in 1998 due to the expansion of NSP's energy marketing operations. Sales for resale volumes decreased in 1997 due to constraints on NSP's system from unscheduled plant outages and storms. Revenues from sales to other utilities increased in 1997 due to higher market prices.

ELECTRIC MARGIN As shown in the table below, electric margin equals electric revenue minus related production expenses, which includes electric fuel and power purchase costs.

  (MILLIONS OF DOLLARS)                1998     1997    1996
-------------------------------------------------------------
  Electric revenue                   $2 362   $2 218  $2 127
  Fuel for electric generation         (311)    (310)   (301)
  Purchased and interchange power      (378)    (286)   (244)
------------------------------------------------------------
   ELECTRIC MARGIN                   $1 673   $1 622  $1 582
=============================================================

Electric production expenses tend to vary with changing retail and wholesale sales requirements and unit cost changes in fuel and purchased power. However, due to fuel clause cost recovery mechanisms for retail customers and the ability to vary wholesale prices with changing market conditions, most fluctuations in production expenses do not affect electric margin, as shown below. The table below summarizes the principal reasons for electric margin changes during the past two years:

  (MILLIONS OF DOLLARS)                1998 VS. 1997    1997 VS. 1996
----------------------------------------------------------------------
  Retail sales growth
    (excluding weather impact)                   $51              $34
  Estimated impact of weather
    on retail sales volume                         3              (19)
  Sales for resale                                11               (5)
  Conservation cost recovery                      11               10
  Transmission and other                          (8)              24
  Demand expenses                                (17)              (4)
----------------------------------------------------------------------
   TOTAL ELECTRIC MARGIN INCREASE                $51              $40
======================================================================

GAS REVENUES The table below summarizes the principal reasons for the gas revenue changes during the past two years:

  (MILLIONS OF DOLLARS)                1998 VS. 1997     1997 VS. 1996
-----------------------------------------------------------------------
  Sales growth
   (excluding weather impact)                   $  7             $ 13
  Estimated impact of weather
   on firm sales volume                          (46)             (41)
  Purchased gas adjustment
   clause recovery                               (40)              28
  Rate changes
   and conservation cost recovery                  9               (1)
  Black Mountain Gas Company
   acquisition                                     6
  Transportation and other                         6              (11)
----------------------------------------------------------------------
   TOTAL REVENUE DECREASE                       $(58)            $(12)
======================================================================

Gas sales growth for 1998 and 1997 is listed in the tables below on both an actual and weather-normalized basis. The majority of NSP's retail gas sales are categorized as firm (primarily heating customers) and interruptible (commercial/industrial customers with an alternate energy supply).


  (SALES GROWTH)                 1998 VS. 1997               1997 VS. 1996
--------------------------------------------------------------------------------
                                         WEATHER-                   WEATHER-
                             ACTUAL    NORMALIZED       ACTUAL    NORMALIZED
--------------------------------------------------------------------------------
  Total firm                 (13.1)%         2.9%        (10.8)%        2.2%
  Interruptible              (10.4)%         na            11.6%         na
  Total retail               (12.4)%       (0.6)%         (6.1)%        4.1%
  Transportation
   and other                   33.4%         na          (33.3)%         na
  Viking (external sales)       2.8%         na             4.8%         na
  TOTAL GAS SALES
   AND DELIVERY               (1.5)%         2.4%         (2.0)%        1.9%
================================================================================

  na = not applicable

Firm gas sales in 1999 are estimated to be 23.1 percent higher than 1998 sales, or 2.1 percent higher on a weather-adjusted basis.

The 1998 firm sales decrease was due to more unfavorable weather in 1998, compared with 1997, partially offset by sales growth. Also, interruptible sales declined in 1998 because favorable alternate fuel prices, as compared with natural gas, caused interruptible customers to purchase less natural gas. The 1998 interruptible sales decrease also was due to the ability of customers to switch to transportation-only service.

The decrease in firm sales in 1997 was primarily due to the impacts of favorable weather in 1996 and unfavorable weather in 1997, partially offset by sales growth. The weather-adjusted sales growth was partially offset by lost gas sales as a result of flooding in the Grand Forks area. Interruptible sales increased in 1997 because favorable gas prices, compared with alternate fuels, caused interruptible customers to purchase more natural gas.

GAS MARGIN As shown in the table below, gas margin equals gas revenue less the cost of gas sold.


  (MILLIONS OF DOLLARS)           1998        1997      1996
-------------------------------------------------------------
  Gas revenue                     $457        $515      $527
  Cost of gas purchased
   and transported                (267)       (331)     (336)
-------------------------------------------------------------
   GAS MARGIN                     $190        $184      $191
=============================================================

The cost of gas tends to vary with changing sales requirements and unit cost of gas purchases. However, due to purchased gas cost recovery mechanisms for retail customers, nearly all fluctuations in the cost of gas have no effect on gas margin, as shown below. The table below summarizes the principal reasons for gas margin changes during the past two years:


  (MILLIONS OF DOLLARS)                      1998 VS. 1997     1997 VS. 1996
--------------------------------------------------------------------------------
  Retail and transportation sales growth
   (excluding weather impact)                         $ 7              $ 6
  Estimated impact of weather
   on firm sales volume                               (16)             (12)
  Rate changes                                          9               (1)
  Black Mountain Gas Company
   acquisition                                          4
  Other                                                 2
--------------------------------------------------------------------------------
   TOTAL GAS MARGIN INCREASE (DECREASE)               $ 6              $(7)
================================================================================

UTILITY OPERATING EXPENSES Total utility operating expenses, including fuel, energy purchases and the cost of gas, increased by $82.9 million in 1998 compared with 1997, and by $83.8 million in 1997 compared with 1996. Increases in electric production costs, partially offset by decreases in cost of gas purchased, together account for $28.8 million of the 1998 increase and $47.3 million of the 1997 increase. In addition, variations in income taxes are primarily attributable to fluctuations in pretax income.

OTHER OPERATION, MAINTENANCE AND ADMINISTRATIVE AND GENERAL Expenses increased in 1998 by $48.3 million, or 7.2 percent, compared with 1997. The higher costs in 1998 are primarily due to increased expenses associated with plant outages, nuclear regulatory costs, system reconstruction due to extensive storm damage, Year 2000 remediation, energy marketing activities, customer growth, an insurance refund in 1997 and Black Mountain Gas Company, which was acquired in 1998.

In 1997, the total of these expenses increased by $37.4 million, or 5.9 percent, compared with 1996. The higher 1997 costs were primarily due to increased expenses associated with business interruptions, customer service, network integration transmission service (NTS), scheduled plant maintenance outages and technology improvements. Business interruptions in 1997 included flooding in NSP's service area, an unscheduled baseload nuclear plant outage and storm damage to transmission lines. Technology improvements included development of customer information, automated meter reading and other systems, including Year 2000 remediation. Cost increases were partially offset by a $6.9 million decrease in administrative and general expenses, reflecting decreases in insurance and employee benefit costs.

DEPRECIATION AND AMORTIZATION Costs increased $12.3 million in 1998 and $19.4 million in 1997 primarily due to higher levels of depreciable plant, including new information systems and equipment with relatively short useful lives.

NONOPERATING ITEMS RELATED TO UTILITY BUSINESSES

UTILITY FINANCING COSTS Interest costs recognized for NSP's utility businesses, including amounts capitalized to reflect the financing costs of construction activities, were $115.8 million in 1998, $120.3 million in 1997 and $123.1 million in 1996. In addition to interest expense, beginning in 1997, financing costs of NSP's utility businesses include distributions on redeemable preferred securities, which were $15.8 million in 1998 and $14.4 million in 1997.

The 1998 decrease is largely due to lower average short-term debt levels, partially offset by increased long-term debt levels. (For more information see the Statement of Capitalization.) The 1997 decrease is due primarily to lower average short-term borrowing levels, and the retirement of $100 million of first mortgage bonds in October 1997. The average short-term debt balance for utility operations was $58.9 million in 1998, $208.3 million in 1997 and $265.4 million in 1996.

MERGER COSTS In May 1997, NSP and Wisconsin Energy Corporation (WEC) mutually terminated their plans to merge. NSP's earnings for 1997 include a pretax charge to nonoperating expense of $29 million, or 12 cents per share, to write off its cumulative merger-related costs incurred.

PREFERRED DIVIDENDS Dividends paid to preferred shareholders declined by $5.5 million in 1998 and $1.2 million in 1997 due to the redemption of several series of preferred stock during those years.

NONREGULATED BUSINESS RESULTS

NSP anticipates that the earnings from nonregulated operations will experience more variability than regulated utility businesses, due to the nature of these nonregulated businesses. A description of NSP's primary nonregulated businesses and their earnings contribution is summarized below.
    - NRG is primarily involved in independent power production, commercial and industrial heating and cooling, and energy-related refuse-derived fuel production. NRG's business strategy includes holding a portfolio of nonregulated energy projects on both a wholly owned and joint venture basis. The divestitures of partial or entire interests in projects when the economics maximize shareholder value is a continuing part of NRG's strategy.
    - EMI is primarily an energy services company.
    - Eloigne invests in affordable housing.
    - Seren provides broadband communication services.

  CONTRIBUTION TO NSP'S EARNINGS PER SHARE    1998     1997     1996
--------------------------------------------------------------------------------
  NRG                                        $0.28    $0.16    $0.15
  EMI                                        (0.05)   (0.08)   (0.06)
  Eloigne                                     0.04     0.03     0.02
  Seren                                      (0.02)   (0.01)    0.00
  Other                                       0.01     0.01     0.01
--------------------------------------------------------------------------------
   TOTAL                                     $0.26    $0.11    $0.12
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NRG NRG's earnings increased in 1998, compared with 1997, primarily due to income from new projects, including: El Segundo, Long Beach, certain Pacific Generation Company (PGC) operations, an increase in NRG's holdings in Energy Developments Limited and higher earnings from Loy Yang. In addition, NRG's landfill gas subsidiary, NEO, entered into projects in 1997 and 1998 that are generating higher levels of energy tax credits. Increased earnings were partially offset by higher interest costs due to the $250 million senior notes issued in mid-1997, interest on NRG's revolving line of credit and new debt obtained for certain NEO projects and the purchase of PGC. Also, NRG's earnings in 1998 were adversely affected by declines in the value of the Australian dollar and German deutsche mark in relation to the U.S. dollar. If exchange rates throughout 1998 had stayed the same as the beginning of the year, NRG's 1998 earnings would have been approximately 1 cent per share higher.

In December 1998, NRG sold one-half of its 50 percent interest in Enfield Energy Centre Ltd. (EECL) to an affiliate of El Paso International for approximately $26.2 million, resulting in an after-tax gain to NRG of approximately $16.6 million. This gain increased 1998 earnings by approximately 11 cents per share. NRG continues to hold a 25 percent interest in EECL. Also in 1998, NRG recorded a charge of approximately $22 million ($15.2 million after tax) to write down its investment in a 400-megawatt, coal-fired power station in Cilegon, West Java, due to the political and economic instability in Indonesia. This write-down reduced 1998 earnings by approximately 10 cents per share.

NRG's 1997 earnings increased compared with 1996 largely due to income from new projects, including tax credits from NEO. New projects contributing to NRG's earnings include: Bolivian Power Company Ltd. (COBEE), PGC, Schkopau and Loy Yang. NRG's earnings also included gains on the sale of equity interests in two projects late in 1997, offset by a write-down of NRG's Sunnyside project. NRG's increased earnings in 1997 were partially offset by increased interest costs and declines in the value of the Australian dollar and German deutsche mark in relation to the U.S. dollar. If exchange rates throughout 1997 stayed the same as the beginning of the year, NRG's 1997 earnings would have been approximately 2 cents per share higher.

In the past, NSP has reported gains from divestitures of NRG projects and losses from write-downs of NRG projects as nonrecurring items. Since its inception, NRG's investment in nonregulated energy projects has grown substantially. NRG manages these projects as a portfolio and evaluates earnings enhancement opportunities and risks from unsuccessful ventures on an ongoing basis. As such, NSP expects gains and losses to occur periodically. Therefore, while NSP will continue to disclose significant NRG gains and losses, we will no longer report these transactions as nonrecurring events.

Further information on NRG's financial results may be obtained from NRG's annual report on Form 10-K filed with the SEC.

EMI EMI's losses for 1998 were lower than 1997, due to increased margins and 1997 losses incurred by Enerval, a joint venture previously held by EMI. In June 1998, EMI sold its interest in Enerval. EMI's investment in Enerval was written down in the fourth quarter of 1997 and, as a result, the transaction had no material impact on 1998 earnings.

EMI's losses for 1997 were higher than 1996 losses, primarily due to losses incurred by EMI's gas marketing joint venture, Enerval; the partial write-down of EMI's investment in Enerval; and increased expenses related to combining operations with Energy Solutions International, Inc. and Energy Masters Corporation, both purchased by EMI in July 1997. These increased losses were partially offset by increased operating margins, primarily due to the curtailment of gas trading activity in the second quarter of 1996, which negatively affected operating margins during the first half of 1996.

OTHER Eloigne's earnings grew in 1997 and 1998, due to new investments in affordable housing projects. Seren is experiencing losses as it develops its broadband communication services network in St. Cloud, Minn.

FACTORS AFFECTING RESULTS OF OPERATIONS

NSP's results of operations during 1998, 1997 and 1996 primarily were dependent on its electric and gas utility businesses. NSP's utility revenues depend on customer usage, which varies with weather conditions, general business conditions and the cost of energy services. Various regulatory agencies approve the prices for electric and gas service within their respective jurisdictions. In addition, NSP's nonregulated businesses are contributing to NSP's earnings. The historical and future trends of NSP's operating results have been and are expected to be affected by the following factors:

REGULATION NSP's utility rates are approved by the Federal Energy Regulatory Commission (FERC) and state regulatory commissions in Minnesota, North Dakota, South Dakota, Wisconsin, Arizona and Michigan. Rates are designed to recover plant investment, operating costs and an allowed return on investment, using an annual period upon which rate case filings are based. NSP requests changes in rates for utility services as needed through filings with the governing commissions. The rates charged to retail customers in Wisconsin are reviewed and adjusted biennially. Because comprehensive rate changes are requested infrequently in Minnesota, NSP's primary jurisdiction, changes in operating costs can affect NSP's earnings, shareholders' equity and other financial results. Except for Wisconsin electric operations, NSP's retail rate schedules provide for cost-of-energy and resource adjustments to billings and revenues for changes in the cost of fuel for electric generation, purchased energy, purchased gas and, in Minnesota, conservation and energy management program costs. For Wisconsin electric operations, where cost-of-energy adjustment clauses are not used, the biennial retail rate review process and an interim fuel cost hearing process provide the opportunity for rate recovery of changes in electric fuel and purchased energy costs in lieu of a cost-of-energy adjustment clause. In addition to changes in operating costs, other factors affecting rate filings are sales growth, conservation and demand-side management efforts and the cost of capital.

Regulated public utilities are allowed to record as assets certain costs that would be expensed by nonregulated enterprises and to record as liabilities certain gains that would be recognized as income by nonregulated enterprises. If restructuring or other changes in the regulatory environment occur, NSP may no longer be eligible to apply this accounting treatment and may be required to eliminate such regulatory assets and liabilities from its balance sheet.
Such changes could have a material adverse effect on NSP's results of operations in the period the write-off is recorded. At Dec. 31, 1998, NSP reported on its balance sheet regulatory assets of approximately $210 million and regulatory liabilities of approximately $149 million that would need to be recognized in the income statement in the absence of regulation. Included in these regulatory assets are $73 million of conservation expenditures that are expected to be recovered by the year 2000. In addition to a potential write-off of regulatory assets and liabilities, deregulation and competition may require recognition of certain "stranded costs" not recoverable under market pricing. NSP currently does not expect to write off to expense any "stranded costs" unless and until market price levels change or unless cost levels increase above market price levels. (See Notes 1 and 9 to the Financial Statements for further discussion.)

In June 1998, the Minnesota Department of Public Service recommended the Minnesota Public Utilities Commission (MPUC) discontinue recovery of lost margins, load management discounts and performance incentives from conservation programs for NSP-Minnesota and other Minnesota public utilities. In November 1998, the MPUC approved continued recovery of lost margins, discounts and performance bonuses for 1998. However, the MPUC put Minnesota utilities on notice that there may be significant changes, including elimination of rate recovery, pending the outcome of a 1999 study. A commission round table will study the issue and report its findings by May 1, 1999. In 1998, NSP-Minnesota recorded approximately $33 million, primarily in electric revenue, from the conservation incentives under review by the MPUC.

RATE FILINGS The status of NSP's recent rate and cost-of-service filings with regulators is summarized below:
    - In December 1997, NSP-Minnesota filed an annual natural gas rate increase request of approximately $18.5 million in Minnesota. An interim rate increase totaling $13.9 million on an annualized basis was approved effective Feb. 1, 1998, subject to refund. On Dec. 11, 1998, the MPUC issued its final order granting NSP-Minnesota a gas rate increase of $13.4 million, or 4.0 percent, on an annualized basis.

    - In November 1997, NSP-Wisconsin filed a retail electric and gas rate case with the Public Service Commission of Wisconsin (PSCW), requesting an annual increase of approximately $12.7 million, or 4.3 percent, in retail electric rates and an annual decrease of $1.7 million, or 1.9 percent, in retail gas rates. On Sept. 15, 1998, the PSCW issued an order granting an electric rate increase of $7.3 million, or 2.5 percent, and a gas rate decrease of $1.9 million, or 2.2 percent, on an annual basis.

    - In February and March of 1998, NSP filed wholesale electric point-to-point and NTS rate cases with the FERC. The proposed point-to-point rates would, if approved, increase third party transmission service revenue by approximately $3 million and ancillary service revenues by $1 million, annually. The NTS tariff change would, if approved, reduce NTS costs from 1997 levels. During April 1998, the FERC voted to allow the proposed increases in point-to-point and ancillary service rates effective Oct. 1, 1998, subject to refund, and to consolidate the cases. In late 1998, NSP reached a settlement in principle with the parties to the case. The settlement is expected to be filed in the first quarter of 1999 and is subject to FERC approval.

    - In June 1998, Viking filed a rate case with the FERC, requesting a $3 million annual rate increase. In December 1998, Viking arrived at a settlement in principle with parties to the case. The final settlement will be filed in the first quarter of 1999 and is subject to FERC approval.

    - In December 1998, NSP-Minnesota submitted a voluntary cost separation filing with the MPUC, which outlines the method NSP proposes to use to assign costs of its electric operations to business segments and state jurisdictions. Because of changes and increased competition in the electric industry, NSP wants to separate or "unbundle" its generation, transmission and distribution costs. This filing does not propose to change electric rates for any of NSP's customers in Minnesota. An administrative law judge has been assigned to convene a technical conference of interested parties to discuss the merits of NSP's cost separation proposal. A report is expected to be issued in the second quarter of 1999.

COMPETITION The Energy Policy Act of 1992 has been a catalyst for comprehensive and significant changes in the operation of electric utilities, including increased competition. The Act's reform of the Public Utility Holding Company Act of 1935 (PUHCA) promoted creation of wholesale nonutility power generators and authorized the FERC to require utilities to provide wholesale transmission services to third parties. The legislation allows utilities and nonregulated companies to build, own and operate power plants nationally and internationally without being subject to restrictions that previously applied to utilities under the PUHCA.

In 1996, the FERC issued Orders No. 888 and 889 to foster competition in the electric utility industry. These orders give competing wholesale suppliers the ability to transmit electricity through a utility's transmission system. Order No. 888 grants nondiscriminatory access to transmission service. Order No. 889 seeks to ensure a fair market by imposing standards of conduct on transmission system owners, by requiring separation of the wholesale power supply - or merchant - function from the transmission system operation function, and by mandating the posting of transmission availability and pricing information on an electronic bulletin board. These new open access rules became effective in 1996 and 1997. In 1997, the FERC issued clarifying final orders in response to rehearing requests by numerous market participants regarding Orders No. 888 and
889. These FERC clarifying final orders are currently being appealed in federal court. NSP has made open access transmission tariff filings and compliance filings with the FERC and believes it is taking the proper steps to comply with the new rules as they become effective.

Some states have begun to allow retail customers to choose their electricity supplier, and many other states are considering retail access proposals. The Minnesota Legislature continues to study the issues, but has determined that further study is necessary before any action can be taken. The PSCW revised its restructuring plan, delaying the start of retail competition to 2002. The Michigan Public Service Commission approved a plan to begin offering a choice of suppliers to retail customers in selected markets in 1998. The timing of regulatory actions regarding restructuring and their impact on NSP cannot be predicted at this time and may be significant.

INDEPENDENT TRANSMISSION COMPANY (ITC) In April 1998, NSP announced its intention to divest its electric transmission business to form an independent company unaffiliated with the rest of its utility operations.
Several developments have occurred since this commitment was made.
    - In April 1998, the 1997 Wisconsin Act 204 became law. Act 204 includes provisions that require the PSCW to order a public utility that owns transmission facilities in Wisconsin to transfer control of its transmission acilities to an independent system operator (ISO) or divest the public utility's interest in its transmission facilities to an independent transmission owner (ITO) if the public utility has not already transferred control to an ISO or divested to an ITO by June 30, 2000. Under certain circumstances, the PSCW has authority to waive imposition of such an order on June 30, 2000. At Dec. 31, 1998, the net book value of NSP-Wisconsin's transmission assets was approximately $148 million.

    - In November 1998, NSP and Alliant Energy (Alliant) announced plans to develop an ITC to provide transmission services to the Upper Midwest. The two companies are developing a relationship by which NSP will create an ITC, which will lease the transmission assets of Alliant. Lease terms have not been finalized. The ITC is intended to be a publicly traded entity and not an affiliate of NSP or Alliant. NSP and Alliant plan to seek the necessary approvals from state and federal regulators in 1999, with the ITC proposed to be operational in 2000.

    - In November 1998, the members of Mid-Continent Area Power Pool (MAPP) rejected a proposal to establish a MAPP ISO. In December 1998, Minnesota Power Company (MP) filed a complaint with the FERC, alleging that NSP violated its duty in a settlement agreement to work cooperatively to form an ISO by voting against the MAPP ISO. MP also wants NSP's transmission rate structure to be declared unreasonably discriminatory. MP is requesting the FERC to order NSP to join the newly formed Midwest ISO, or to order NSP to charge the Midwest ISO regional rate and to revoke NSP's market rate authority.

    - Due to the need for regulatory approval and other factors outside NSP's control, there is no guarantee that NSP will be successful in forming an ITC, or that if an ITC is formed it will include Alliant. In the event that NSP is successful in forming an ITC, NSP would ultimately divest its electric transmission assets. At Dec. 31, 1998, the net book value of NSP's transmission assets was approximately $647 million. If NSP is not successful in forming an ITC, Act 204 currently would require the transfer of control of NSP-Wisconsin's transmission assets to an ISO, unless a waiver is granted.

INDEPENDENT NUCLEAR GENERATING COMPANY In April 1998, NSP announced its intention to divest its nuclear generation business to form an independent company unaffiliated with the rest of its utility operations.
    - During 1998, in the first step toward this commitment, NSP, Alliant, WEC and Wisconsin Public Service Corp. agreed to form a cooperative nuclear alliance to improve plant performance and reliability, strengthen operational efficiency, maintain high safety levels and reduce costs. Working teams are being organized to implement cooperative alliances in several areas, including: fuel management, Year 2000 initiatives, inventory management, information exchange and self-assessment programs. The four companies operate seven nuclear units at five sites with a total generation capacity exceeding 3,650 megawatts.

    - NSP continues to work with regulators and potential business partners toward the divestiture of its nuclear generation business. At Dec. 31, 1998, the net book value of NSP's nuclear assets (excluding decommissioning investments and obligations) was approximately $737 million.

ENERGY MARKETING In April 1998, NSP announced an initiative to expand its wholesale energy marketing efforts by formally establishing an Energy Marketing division within NSP's Generation business unit. During 1998, Energy Marketing:
    - Established a comprehensive risk management program. Since electricity cannot be stored, there is potential for extreme price volatility. Strict risk management is an integral element of Energy Marketing's business activity.

    - Led the development of the Minneapolis Grain Exchange (MGE) electricity futures and option contracts. The MGE contracts provide NSP and the region an opportunity to hedge against the price volatility inherent in the electric market.

    - Obtained market-based rate approval from the FERC in June 1998. This enables Energy Marketing to sell energy at market prices in addition to selling under traditional cost-based rates.

    - Expanded the scale of NSP's electric sales for resale, increasing sales volume by approximately 35 percent.

USED NUCLEAR FUEL STORAGE AND DISPOSAL In 1994, NSP received legislative authorization from the state of Minnesota for the use of 17 casks for temporary spent-fuel storage at NSP's Prairie Island nuclear generating facility. Through the use of longer fuel cycles and utilization of temporary storage racks in the spent fuel pools, NSP has determined 17 casks will allow operation of the facility until 2007. The first nine casks have been authorized by the Minnesota Environmental Quality Board (MEQB). NSP had loaded seven of the casks as of Dec. 31, 1998. As a condition of the authorization, the Minnesota Legislature established several resource commitments for NSP, including wind and biomass generation sources as well as other requirements. NSP is complying with these requirements. The MEQB has terminated an alternative siting process, which had been one of the original legislative requirements.

NSP and other utilities have an ongoing dispute with the U.S. Department of Energy (DOE) regarding the DOE's statutory and contractual obligations to provide permanent storage and disposal facilities for nuclear fuel by Jan. 31, 1998, as required by the Nuclear Waste Policy Act of 1982. (See Notes 13 and 14 to the Financial Statements for more information.)

YEAR 2000 (Y2K) READINESS To the extent allowed, the information in the following section is designated as a "Year 2000 Readiness Disclosure." NSP is incurring significant costs to modify or replace existing technology, including computer software, for uninterrupted operation in the year 2000 and beyond. In 1996, NSP's Board of Directors approved funding to address development and remediation efforts related to Y2K. A committee made up of senior management is leading NSP's initiatives to identify Y2K related issues and remediate business processes as necessary.

NSP's Y2K program covers not only NSP's 2,000 computer applications, consisting of about 75,000 programs and totaling more than 30 million lines of code, but also the thousands of hardware and embedded system components in use throughout NSP. Embedded systems perform mission-critical functions in all parts of operations, including power generation, transmission, distribution, communications and business operations. NSP has implemented a Y2K methodology consistent with state-of-the-art best practices and standards within the utility industry. This seven-step process includes:
    - Discovery of possible date-related logic in components, systems and processes
    - Assessment of potential problems
    - Development of a plan to address the problem
    - Remediation to resolve the problem
    - Testing to verify that the solutions are workable
    - Implementation of the solution into production
    - Closure through retesting and documentation and review by a separate internal due diligence committee

NSP's timetable for Y2K completion is:
    - As of Dec. 31, 1998, 70 percent of NSP's mission-critical systems and processes were Y2K ready.

    - By March 31, 1999, completion of all Y2K efforts on 90 percent of mission-critical systems and processes.

    - By June 30, 1999, completion of all Y2K efforts on mission-critical systems and processes, completion of all nuclear plant remediation in accordance with Nuclear Regulatory Commission guidelines and finalization of all contingency planning.

    - By Dec. 31, 1999, complete remediation of low-priority applications, complete all testing and implementation, and final closure.

NSP is communicating with its key suppliers and business partners regarding their Y2K progress, particularly in software and embedded component areas, to determine the areas in which NSP's operations may be vulnerable to those parties' failure to complete their remediation efforts. NSP is currently evaluating and initiating follow-up actions regarding the responses from these parties as appropriate. NSP is also working closely with the Electric Power Research Institute, MAPP, the Nuclear Energy Institute, the North American Electric Reliability Council (NERC) and other utilities to enhance coordination, system reliability and compliance with industry and regulatory requirements. In its fourth quarter 1998 report, NERC stated, "findings continue to indicate that transition through critical Y2K dates is expected to have minimal impact on electric operations in North America."

NSP has made significant progress implementing its Y2K plan. Based upon the information currently known regarding its internal operations and assuming successful and timely completion of its remediation plan, NSP does not anticipate significant business disruptions from its internal systems due to the Y2K issue. However, NSP may possibly experience limited interruptions to some aspects of its activities, relating to information technology, operations and administrative functions. NSP is considering such potential occurrences in planning for its most reasonably likely worst case scenarios.

In addition, risk exists regarding the noncompliance of third parties with key business or operational importance to NSP. Y2K problems affecting key customers, interconnected utilities, fuel suppliers and transporters, telecommunications providers or financial institutions could result in lost power or gas sales, reductions in power production or transmission, or internal functional and administrative difficulties on the part of NSP. NSP is not presently aware of any such situations; however, occurrences of this type, if severe, could have material adverse impacts upon the business, operating results or financial condition of NSP. Consequently, there can be no assurance that NSP will be able to identify and correct all aspects of the Y2K problem that affect it in sufficient time, or that the costs of achieving Y2K readiness will not be material.

NSP is currently updating contingency plans for all material Y2K risk and is on track to meet the contingency planning schedule set forth by NERC. Among the areas contingency planning will address are delays in completion of NSP's remediation plans, failure or incomplete remediation results and failure of key third party contacts to be Y2K compliant.

Through 1998, NSP had spent approximately $13.1 million for Y2K efforts, which primarily is expensed as incurred. The additional development and remediation costs necessary for NSP to prepare for Y2K is estimated to be approximately $11.3 million.

ENVIRONMENTAL MATTERS NSP incurs several types of environmental costs, including nuclear plant decommissioning, storage and ultimate disposal of spent nuclear fuel, disposal of hazardous materials and wastes, remediation of contaminated sites and monitoring of discharges into the environment. Because of greater environmental awareness and increasingly stringent regulation, NSP has experienced increasing environmental costs. This trend has caused, and may continue to cause, slightly higher operating expenses and capital expenditures for environmental compliance.

In addition to nuclear decommissioning and spent nuclear fuel disposal expenses, costs charged to NSP's operating expenses for environmental monitoring and disposal of hazardous materials and wastes were approximately:
    - $32 million in 1998
    - $31 million in 1997
    - $31 million in 1996

NSP expects to average approximately $34 million per year for the five-year period 1999-2003. However, the precise timing and amount of environmental costs, including those for site remediation and disposal of hazardous materials, are currently unknown.

Capital expenditures on environmental improvements at its utility facilities, which include the costs of constructing spent nuclear fuel storage casks, were approximately:
    - $21 million in 1998
    - $19 million in 1997
    - $10 million in 1996

NSP expects to incur approximately $32 million in capital expenditures for compliance with environmental regulations in 1999 and approximately $100 million for the five-year period 1999-2003.

(See Notes 13 and 14 to the Financial Statements for further discussion of these and other environmental contingencies.)

WEATHER NSP's earnings can be significantly affected by unusual weather.
Very hot summers and very cold winters increase electric and gas sales. Unseasonably mild weather reduces electric and gas sales. The following summarizes the estimated impact on NSP's earnings due to temperature variations from historical averages.
    - Weather in 1998 decreased earnings by an estimated 11 cents per share
    - Weather in 1997 decreased earnings by an estimated 6 cents per share
    - Weather in 1996 increased earnings by an estimated 8 cents per share

IMPACT OF NONREGULATED INVESTMENTS A significant portion of NSP's earnings comes from nonregulated operations. NSP expects to continue investing in nonregulated projects, including domestic and international power production projects through NRG. The nonregulated projects in which NSP or its subsidiaries have invested and may invest in the future carry a higher level of risk than NSP's traditional utility businesses due to a number of factors, including:

    - competition, operating risks, dependence on certain suppliers and customers and domestic and foreign environmental and energy regulations;

    - partnership and government actions and foreign government, political, economic and currency risks; and

    - development risks, including uncertainties prior to final legal closing.

Most of NRG's current project investments (as listed in Note 10 to the Financial Statements) consist of minority interests, and a substantial portion of future investments may take the form of minority interests, which may limit NRG's financial risk and ability to control the development or operation of the projects. In addition, significant expenses may be incurred for projects pursued by NRG that do not materialize. The aggregate effect of these factors creates the potential for volatility in the nonregulated component of NSP's earnings. Accordingly, the historical operating results of NSP's nonregulated businesses may not necessarily be indicative of future operating results.

USE OF DERIVATIVES AND MARKET RISK NSP uses derivative financial instruments to mitigate the impact of changes in: foreign currency exchange rates on NRG's international project cash flows, natural gas prices on EMI's margins, electricity prices on Energy Marketing's margins and interest rates on the cost of borrowing.

The fair value of NRG's foreign currency contracts is sensitive to market risk as a result of changes in foreign currency exchange rates. As of Dec. 31, 1998, a 10 percent appreciation in foreign exchange rates from prevailing market rates would decrease the market value of NRG's foreign currency contracts by approximately $0.3 million. Conversely, a 10 percent depreciation in these currencies from the prevailing market rates would increase the market value by approximately $0.3 million.

EMI is exposed to market risk through changes in market prices of natural gas forward and futures contracts. As of Dec. 31, 1998, a 10 percent increase in natural gas forward and futures prices would result in a gain on these contracts of approximately $0.5 million. Conversely, a 10 percent decrease in natural gas forward and futures prices would result in a loss on these contracts of approximately $0.5 million. These hypothetical gains and losses on natural gas forward and futures contracts would be offset by the gains and losses on the underlying commodities being hedged.

NSP's Energy Marketing division is exposed to market risk of changes in market prices of electricity. The market risk of these energy futures contracts is immaterial.

Market risk associated with NSP's interest rate swap agreement results from short-term interest rate fluctuations. This market risk is not material since this swap expired on Feb. 1, 1999. (See Notes 1 and 11 to the Financial Statements for further discussion of NSP's financial instruments and derivatives.)

ACCOUNTING CHANGES The Financial Accounting Standards Board (FASB) has proposed new accounting standards that would require the full accrual of nuclear plant decommissioning and certain other site exit obligations. Material adjustments to NSP's balance sheet would occur upon implementation of the FASB's proposal, which does not currently have a scheduled effective date. However, the effects of regulation are expected to minimize or eliminate any impact on operating expenses and earnings from this future accounting change. (For further discussion of the expected impact of this change, see Note 13 to the Financial Statements.)

In June 1998, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 133 - Accounting for Derivative Instruments and Hedging Activities. This statement requires that all derivatives be recognized at fair value in the balance sheet and all changes in fair value be recognized currently in earnings or deferred as a component of other comprehensive income, depending on the intended use of the derivative, its resulting designation and its effectiveness. NSP is required to adopt this standard in 2000, but can elect to adopt it earlier. NSP has not determined the potential impact of implementing this statement or its expected adoption date.

INFLATION Inflation at its current level is not expected to materially affect NSP's prices or returns to shareholders.

LIQUIDITY AND CAPITAL RESOURCES

1998 FINANCING REQUIREMENTS NSP's need for capital funds primarily is related to the construction of plant and equipment to meet the needs of electric and gas utility customers and to fund equity commitments or other investments in nonregulated businesses. In 1998:
    - Total utility capital expenditures (including AFC) were $411 million.

    - Of that amount, $332 million related to replacements and improvements of NSP's electric system and nuclear fuel, and $49 million involved construction of natural gas facilities, including Viking.

    - NSP companies (mainly NRG and Eloigne) invested approximately $279 million for equity interests in and loans to nonregulated projects, for the acquisition of existing businesses and for additions to nonregulated property.

1998 FINANCING ACTIVITY During 1998, NSP's sources of capital included internally generated funds and external financings. The allocation of financing requirements between these capital resources is based on the relative cost of each resource, regulatory restrictions and NSP's long-range capital structure objectives. A capital structure consisting of 47.3 percent common equity at year-end 1998 contributes to NSP's financial flexibility and strength. The following summarizes the financing sources used in 1998.
    - Internal funds - Funds generated internally from operating cash flows in 1998 remained sufficient to meet working capital needs, debt service, dividend payout requirements and construction expenditures, as well as to fund a significant portion of nonregulated investment commitments. NSP's stated goal for its pretax interest coverage ratio for utility operations is 3.5-5.0. The utility pretax interest coverage ratio, excluding AFC, was
      3.8 in 1998, 3.6 in 1997 and 4.4 in 1996, which falls within the range. Internally generated funds from utility operations could have provided financing for more than 100 percent of NSP's utility capital expenditures for 1998 and approximately 93 percent of the $2.0 billion in utility capital expenditures incurred for the five-year period 1994-1998. The pretax interest coverage ratio, excluding AFC, for all NSP operations was
      2.9 in 1998, 2.8 in 1997 and 3.7 in 1996.

    - External financing - NSP's short-term debt availability and usage is described in Note 2 to the Financial Statements. In general, short-term borrowings are used to provide temporary financing, mainly for NSP-Minnesota and NRG, for utility capital expenditures, nonregulated projects and other short-term cash needs. NSP's long-term debt and capital stock activity are shown on the Statements of Capitalization and Stockholders' Equity. These sources are used to provide permanent financing for both regulated and nonregulated business activities. In addition to funding current year capital needs, external financing activities also reflect NSP's management of its capital structure to maintain desired capitalization ratios.

NSP's 1998 nonregulated construction expenditures and equity investments in nonregulated projects were primarily financed through internally generated funds and the issuance of debt by nonregulated subsidiaries. Project financing requirements, in excess of equity contributions from investors, were satisfied with project debt and loans from NSP's nonregulated businesses, mainly NRG. Project debt associated with many of NSP's nonregulated investments is not reflected in NSP's balance sheet because the equity method of accounting is used for such investments. (See Note 10 to the Financial Statements.) Loans made by NSP to nonregulated projects are reflected separately on the balance sheet as Notes Receivable from Nonregulated Projects.

FUTURE FINANCING REQUIREMENTS NSP currently estimates that its utility capital expenditures will be $450 million in 1999 and $2.1 billion for the five-year period 1999-2003. Of the 1999 amount, approximately $369 million is scheduled for electric utility facilities and approximately $69 million for natural gas facilities, including Viking. In addition to utility capital expenditures, expected financing requirements for the five-year period 1999-2003 include approximately $825 million to retire long-term debt and fund principal maturities.

If NSP carries out its game plan to divest transmission and nuclear generation assets, capital expenditures would be significantly lower. Another game plan item, expansion of NSP's utility distribution, includes possible business combinations that may require substantial issuance of capital.

Through its subsidiaries, NSP expects to invest significant amounts in nonregulated projects in the future. Financing requirements for nonregulated project investments will vary depending on the success, timing and level of involvement in projects currently under consideration. Potential capital requirements for nonregulated projects and property, which include acquisitions and project investments, are estimated to be approximately $1.3 billion in 1999 and approximately $1.7 billion for the five-year period 1999-2003. The 1999 nonregulated capital requirements reflect NRG's expected acquisitions of existing generation facilities, including: Arthur Kill, Astoria, Somerset, Dunkirk, Huntley and Encina. A significant portion of these capital requirements is expected to be financed by nonrecourse project debt.

NSP and its subsidiaries continue to evaluate opportunities to enhance shareholder returns and achieve long-term financial objectives through investments in projects or acquisitions of existing businesses. These investments could cause significant changes to the capital requirement estimates for nonregulated projects and property. Long-term financing may be required for such investments.

NSP also will have future financing requirements for the portion of nuclear plant decommissioning costs not funded externally. Based on the most recent decommissioning study approved by regulators, these amounts are anticipated to be approximately $363 million and are expected to be paid during the years 2010 to 2022.

FUTURE SOURCES OF FINANCING NSP expects to meet future financing requirements by periodically issuing long-term debt, short-term debt, common stock and preferred securities to maintain desired capitalization ratios. Over the long term, NSP's equity investments in and acquisitions of nonregulated projects are expected to be financed at the nonregulated subsidiary level from internally generated funds or the issuance of subsidiary debt. Financing requirements for the nonregulated projects, in excess of equity contributions from partners, are expected to be fulfilled through project or subsidiary debt. Decommissioning expenses not funded by an external trust are expected to be financed through a combination of internally generated funds, long-term debt and common stock. The extent of external financing to be required for nuclear decommissioning costs is unknown at this time.

The following summarizes the financing sources expected to be available to NSP in the near future:
    - Internal funds - Internally generated funds from utility operations are expected to equal approximately 80 percent of anticipated utility capital expenditures for 1999 and approximately 85 percent of the $2.1 billion in anticipated utility capital expenditures for the five-year period 1999-2003. Because NRG has generally been reinvesting foreign cash flows in operations outside the United States, the equity income from foreign investments is not fully available to provide operating cash flows for domestic cash requirements such as payment of NSP dividends, domestic capital expenditures and domestic debt service. Through NRG, NSP is establishing a diverse portfolio of foreign energy projects with varying levels of cash flows, income and foreign taxation to allow maximum flexibility of foreign cash flows in the future.

    - Short-term debt - NSP's board of directors has approved short-term borrowing levels up to 10 percent of capitalization. NSP has received regulatory approval for up to $604 million in short-term borrowing levels and plans to keep its credit lines at or above its average level of commercial paper borrowings. NSP credit lines (as discussed in Note 2 to the Financial Statements) make short-term financing available in the form of bank loans, letters of credit and support for commercial paper for utility operations.

    - Long-term debt - NSP-Minnesota's and NSP-Wisconsin's first mortgage indentures limit the amount of first mortgage bonds that may be issued. The MPUC and the PSCW have jurisdiction over securities issuance. At Dec. 31, 1998, with an assumed interest rate of 6.25 percent, NSP-Minnesota could have issued about $2.4 billion of additional first mortgage bonds under its indenture and NSP-Wisconsin could have issued about $326 million of additional first mortgage bonds under its indenture. In November 1998, NSP filed with the SEC a $400 million universal debt shelf registration. NSP currently has $50 million of registered, but unissued, bonds remaining from its $300 million first mortgage bond shelf registration, which was filed in October 1995. Depending on market conditions, NSP expects to issue the bonds to raise additional capital for general corporate purposes or to redeem or retire outstanding securities. In 1999, NRG anticipates issuing approximately $300 million of corporate debt to finance several acquisitions that are expected to close during the year.

    - Common stock - NSP's Articles of Incorporation authorize an additional
      197.3 million shares of common stock in excess of shares issued at Dec. 31, 1998. In 1996, NSP filed a registration statement with the SEC to provide for the sale of up to 1.6 million additional shares of new common stock under NSP's Dividend Reinvestment and Stock Purchase Program (DRSPP) and Executive Long-term Incentive Award Stock Plan. NSP may issue new shares or purchase shares on the open market for its stock-based plans. (See Note 4 to the Financial Statements for discussion of stock awards outstanding.) NSP plans to issue new shares for its DRSPP, Employee Stock Ownership Plan (ESOP) and Executive Long-term Incentive Award Stock Plans in 1999. Also, NSP may consider a general common stock offering in 1999, depending on corporate needs and opportunities.

    - Preferred stock - NSP's Articles of Incorporation authorize the maximum amount of preferred stock that may be issued. Under these provisions, NSP could have issued all $595 million of its remaining authorized, but unissued, preferred stock at Dec. 31, 1998, and remained in compliance with all interest and dividend coverage requirements.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                          YEAR ENDED DECEMBER 31
  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)                                  1998              1997             1996
-----------------------------------------------------------------------------------------------------------------------------
  UTILITY OPERATING REVENUES
   Electric: Retail                                                            $2 145 548        $2 052 288       $1 985 923
          Sales for resale and other                                              216 803           166 262          141 490
  Gas                                                                             456 823           515 196          526 793
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                                     2 819 174         2 733 746        2 654 206
-----------------------------------------------------------------------------------------------------------------------------
  UTILITY OPERATING EXPENSES
   Fuel for electric generation                                                   311 368           309 999          301 201
   Purchased and interchange power                                                377 907           286 239          243 562
   Cost of gas purchased and transported                                          267 050           331 296          335 453
   Other operation                                                                392 054           368 545          333 010
   Maintenance                                                                    181 066           164 542          155 830
   Administrative and general                                                     150 078           141 802          148 656
   Conservation and energy management                                              71 134            70 939           69 784
   Depreciation and amortization                                                  338 225           325 880          306 432
   Property and general taxes                                                     220 620           227 893          232 824
   Income taxes                                                                   145 383           144 855          161 410
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                                     2 454 885         2 371 990        2 288 162
-----------------------------------------------------------------------------------------------------------------------------
  Utility operating income                                                        364 289           361 756          366 044
-----------------------------------------------------------------------------------------------------------------------------
  OTHER INCOME (EXPENSE)
   Income from nonregulated businesses - before interest and taxes                 51 171            12 078           18 543
   Allowance for funds used during construction - equity                            8 509             6 401            7 595
   Merger costs                                                                                     (29 005)
   Other utility income (deductions) - net                                         (3 697)           (2 886)          (1 544)
   Income taxes on nonregulated operations and nonoperating items - benefit        40 588            48 145           14 600
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                                        96 571            34 733           39 194
-----------------------------------------------------------------------------------------------------------------------------
  Income before financing costs                                                   460 860           396 489          405 238
-----------------------------------------------------------------------------------------------------------------------------
  FINANCING COSTS
   Interest on utility long-term debt                                             104 171           101 250          101 177
   Other utility interest and amortization                                         11 612            19 063           21 950
   Nonregulated interest and amortization                                          54 261            34 627           18 834
   Allowance for funds used during construction - debt                             (7 307)          (10 208)         (11 262)
-----------------------------------------------------------------------------------------------------------------------------
      Total interest charges                                                      162 737           144 732          130 699
   Distributions on redeemable preferred securities of subsidiary trust            15 750            14 437
-----------------------------------------------------------------------------------------------------------------------------
      Total financing costs                                                       178 487           159 169          130 699
-----------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                                      282 373           237 320          274 539
  Preferred stock dividends and redemption premiums                                 5 548            11 071           12 245
-----------------------------------------------------------------------------------------------------------------------------
  EARNINGS AVAILABLE FOR COMMON STOCK                                          $  276 825        $  226 249       $  262 294
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
  Average number of common shares outstanding (000's)                             150 502           140 594          137 121
  Average number of common and potentially dilutive shares outstanding (000's)    150 743           140 870          137 358

  EARNINGS PER AVERAGE COMMON SHARE - BASIC                                    $     1.84        $     1.61       $     1.91
  EARNINGS PER AVERAGE COMMON SHARE - DILUTED                                  $     1.84        $     1.61       $     1.91

  Common dividends declared per share                                          $   1.4250        $   1.4025       $   1.3725
-----------------------------------------------------------------------------------------------------------------------------

  SEE NOTES TO FINANCIAL STATEMENTS ON PAGES 36 TO 50

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEAR ENDED DECEMBER 31
  (THOUSANDS OF DOLLARS)                                                         1998              1997             1996
-----------------------------------------------------------------------------------------------------------------------------
  CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                   $282 373          $237 320         $274 539
    Adjustments to reconcile net income to cash from operating activities:
      Depreciation and amortization                                               379 397           358 928          335 605
      Nuclear fuel amortization                                                    43 816            40 015           45 774
      Deferred income taxes                                                        (1 017)           (5 902)         (30 561)
      Deferred investment tax credits recognized                                   (9 432)          (10 061)          (9 352)
      Allowance for funds used during construction - equity                        (8 509)           (6 401)          (7 595)
      Undistributed equity in earnings of unconsolidated affiliates               (22 753)           (5 364)         (25 976)
      Write-off of prior year merger costs                                                           25 289
      Cash provided by (used for) changes in certain working capital
        items (see below)                                                         (13 673)           36 117          (58 634)
      Cash provided by changes in other assets and liabilities                     51 863            19 844           20 664
-----------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                       702 065           689 785          544 464
-----------------------------------------------------------------------------------------------------------------------------
  CASH FLOWS FROM INVESTING ACTIVITIES
    Capital expenditures:
      Utility plant additions (including nuclear fuel)                           (411 113)         (396 605)        (386 655)
      Additions to nonregulated property                                          (44 918)          (35 928)         (25 807)
    Increase (decrease) in construction payables                                    5 270             2 563           (3 716)
    Allowance for funds used during construction - equity                           8 509             6 401            7 595
    Investment in external decommissioning fund                                   (41 360)          (41 261)         (40 497)
    Equity investments, loans and deposits for nonregulated projects             (234 214)         (395 495)        (299 173)
    Collection of loans made to nonregulated projects                             109 530            87 128          116 126
    Business acquisitions                                                                          (159 600)
    Other investments - net                                                         1 307           (15 692)         (15 873)
-----------------------------------------------------------------------------------------------------------------------------
  NET CASH USED FOR INVESTING ACTIVITIES                                         (606 989)         (948 489)        (648 000)
-----------------------------------------------------------------------------------------------------------------------------
  CASH FLOWS FROM FINANCING ACTIVITIES
    Change in short-term debt - net issuances (repayments)                        (20 522)         (108 023)         152 173
    Proceeds from issuance of long-term debt - net                                290 626           299 779          197 824
    Repayment of long-term debt, including reacquisition premiums                (135 183)         (141 681)         (67 628)
    Proceeds from issuance of preferred securities - net                                            193 315
    Proceeds from issuance of common stock - net                                   72 348           267 965           41 725
    Redemption of preferred stock, including reacquisition premiums               (95 000)          (41 278)
    Dividends paid                                                               (219 746)         (207 726)        (198 234)
-----------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                           (107 477)          262 351          125 860
-----------------------------------------------------------------------------------------------------------------------------
  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (12 401)            3 647           22 324
    Cash and cash equivalents at beginning of period                               54 765            51 118           28 794
-----------------------------------------------------------------------------------------------------------------------------
  CASH AND CASH EQUIVALENTS AT END OF PERIOD                                     $ 42 364          $ 54 765         $ 51 118
-----------------------------------------------------------------------------------------------------------------------------
  CASH PROVIDED BY (USED FOR) CHANGES IN CERTAIN WORKING CAPITAL ITEMS
    Customer accounts receivable and unbilled utility revenues                   $ (1 583)         $ 47 745        $ (31 925)
    Federal income tax and other receivables                                      (19 853)              133           (9 570)
    Materials and supplies inventories                                             (5 385)           (8 547)          (9 891)
    Payables and accrued liabilities (excluding construction payables)              7 845            (7 342)           1 179
    Other                                                                           5 303             4 128           (8 427)
-----------------------------------------------------------------------------------------------------------------------------
      NET                                                                       $ (13 673)         $ 36 117        $ (58 634)
=============================================================================================================================
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Cash paid during the year for:
      Interest (net of amount capitalized)                                       $220 424          $144 062         $121 697
      Income taxes (net of refunds received)                                    $  74 005          $113 009         $165 146
-----------------------------------------------------------------------------------------------------------------------------

  SEE NOTES TO FINANCIAL STATEMENTS ON PAGES 36 TO 50

                           CONSOLIDATED BALANCE SHEETS

                                                                                                         DECEMBER 31
  (THOUSANDS OF DOLLARS)                                                                             1998             1997
-----------------------------------------------------------------------------------------------------------------------------
  ASSETS
  UTILITY PLANT
   Electric - including construction work in progress: 1998, $120,095; 1997, $92,302             $7 199 843       $6 964 888
   Gas                                                                                              884 182          821 119
   Other                                                                                            365 101          343 950
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                                                       8 449 126        8 129 957
   Accumulated provision for depreciation                                                        (4 155 641)      (3 868 810)
   Nuclear fuel - including amounts in process: 1998, $16,744; 1997, $23,381                        975 030          932 335
   Accumulated provision for amortization                                                          (873 281)        (832 162)
-----------------------------------------------------------------------------------------------------------------------------
      Net utility plant                                                                           4 395 234        4 361 320
-----------------------------------------------------------------------------------------------------------------------------
  CURRENT ASSETS
   Cash and cash equivalents                                                                         42 364           54 765
   Customer accounts receivable - net of accumulated provisions
      for uncollectible accounts: 1998, $5,176; 1997, $10,406                                       253 559          269 455
   Unbilled utility revenues                                                                        139 098          121 619
   Notes receivable from nonregulated projects                                                        4 460           55 787
   Other receivables                                                                                100 656           80 803
   Materials and supplies inventories - at average cost:
      Fuel                                                                                           58 806           56 434
      Other                                                                                         110 267          107 254
   Prepayments and other                                                                             44 855           55 674
-----------------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                          754 065          801 791
-----------------------------------------------------------------------------------------------------------------------------
  OTHER ASSETS
   Equity investments in nonregulated projects                                                      862 596          740 734
   External decommissioning fund and other investments                                              479 402          400 290
   Regulatory assets                                                                                331 940          340 122
   Nonregulated property - net of accumulated depreciation: 1998, $122,445; 1997, $105,526          282 524          256 726
   Notes receivable from nonregulated projects                                                      106 427           77 639
   Other long-term receivables                                                                       29 796           42 600
   Long-term prepayments and deferred charges                                                        58 398           30 015
   Intangible assets - net of accumulated amortization                                               95 915           92 829
-----------------------------------------------------------------------------------------------------------------------------
      Total other assets                                                                          2 246 998        1 980 955
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL                                                                                      $7 396 297       $7 144 066
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
  LIABILITIES AND EQUITY
  CAPITALIZATION (SEE PAGES 34-35)
   Common stockholders' equity                                                                   $2 481 246       $2 371 728
   Preferred stockholders' equity                                                                   105 340          200 340
   Mandatorily redeemable preferred securities of subsidiary trust                                  200 000          200 000
   Long-term debt                                                                                 1 851 146        1 878 875
-----------------------------------------------------------------------------------------------------------------------------
      Total capitalization                                                                        4 637 732        4 650 943
-----------------------------------------------------------------------------------------------------------------------------
  CURRENT LIABILITIES
   Long-term debt due within one year                                                               227 600           22 820
   Other long-term debt potentially due within one year                                             141 600          141 600
   Short-term debt                                                                                  239 830          260 352
   Accounts payable                                                                                 271 799          249 813
   Taxes accrued                                                                                    170 274          186 369
   Interest accrued                                                                                  38 836           28 724
   Dividends payable on common and preferred stocks                                                  55 650           54 778
   Accrued payroll, vacation and other                                                               86 673           89 562
-----------------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                                   1 232 262        1 034 018
-----------------------------------------------------------------------------------------------------------------------------
  OTHER LIABILITIES
   Deferred income taxes                                                                            814 983          792 569
   Deferred investment tax credits                                                                  128 444          138 509
   Regulatory liabilities                                                                           372 239          305 765
   Postretirement and other benefit obligations                                                     129 514          135 612
   Other long-term obligations and deferred income                                                   81 123           86 650
-----------------------------------------------------------------------------------------------------------------------------
      Total other liabilities                                                                     1 526 303        1 459 105
-----------------------------------------------------------------------------------------------------------------------------
  COMMITMENTS AND CONTINGENT LIABILITIES (SEE NOTES 13 AND 14)
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL                                                                                      $7 396 297       $7 144 066
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

  SEE NOTES TO FINANCIAL STATEMENTS ON PAGES 36 TO 50

             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                                                                                                        ACCUMULATED
                                                                                                              OTHER          TOTAL
                                                                             RETAINED    SHARES HELD  COMPREHENSIVE  STOCKHOLDERS'
  (THOUSANDS OF DOLLARS)                  PAR VALUE        PREMIUM           EARNINGS        BY ESOP         INCOME         EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at Dec. 31, 1995
   (as previously reported)                $170 440       $599 094         $1 266 026       $(10 657)      $  2 488     $2 027 391
  Restatement for June 1, 1998
   two-for-one stock split                  170 440       (170 440)
-----------------------------------------------------------------------------------------------------------------------------------
  BALANCE AT DEC. 31, 1995 (AS RESTATED)   $340 880       $428 654         $1 266 026       $(10 657)      $  2 488     $2 027 391
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                  274 539                                      274 539
  Currency translation adjustments                                                                              306            306
                                                                                                                           --------
                                                                                                                           --------
  Comprehensive income for 1996                                                                                            274 845
  Dividends declared:
   Cumulative preferred stock                                                 (12 245)                                     (12 245)
   Common stock                                                              (187 521)                                    (187 521)
  Issuances of common stock - net             4 438         37 037                                                          41 475
  Tax benefit from stock options exercised                     369                                                             369
  Loan to ESOP to purchase shares*                                                           (15 000)                      (15 000)
  Repayment of ESOP loan*                                                                      6 566                         6 566
-----------------------------------------------------------------------------------------------------------------------------------
  BALANCE AT DEC. 31, 1996                 $345 318       $466 060         $1 340 799       $(19 091)      $  2 794     $2 135 880
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                  237 320                                      237 320
  Currency translation adjustments                                                                          (65 681)       (65 681)
                                                                                                                           --------
                                                                                                                           --------
  Comprehensive income for 1997                                                                                            171 639
  Dividends declared:
   Cumulative preferred stock                                                  (9 923)                                      (9 923)
   Common stock                                                              (202 173)                                    (202 173)
  Premium on redeemed preferred stock                                          (1 148)                                      (1 148)
  Issuances of common stock - net            27 774        240 112                                                         267 886
  Tax benefit from stock options exercised                   1 009                                                           1 009
  Repayment of ESOP loan*                                                                      8 558                         8 558
-----------------------------------------------------------------------------------------------------------------------------------
  BALANCE AT DEC. 31, 1997                 $373 092       $707 181         $1 364 875       $(10 533)      $(62 887)    $2 371 728
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                  282 373                                      282 373
  Unrealized loss from marketable
   securities, net of income tax of $4,417                                                                   (6 416)        (6 416)
  Currency translation adjustments                                                                          (19 711)       (19 711)
                                                                                                                           --------
                                                                                                                           --------
  Comprehensive income for 1998                                                                                            256 246
  Dividends declared:
   Cumulative preferred stock                                                  (5 548)                                      (5 548)
   Common stock                                                              (215 069)                                    (215 069)
  Issuances of common stock - net             8 650         66 294                                                          74 944
  Retained earnings of acquired businesses                                      6 065                                        6 065
  Tax benefit from stock options exercised                     850                                                             850
  Loan to ESOP to purchase shares*                                                           (15 000)                      (15 000)
  Repayment of ESOP loan*                                                                      7 030                         7 030
-----------------------------------------------------------------------------------------------------------------------------------
  BALANCE AT DEC. 31, 1998                 $381 742       $774 325         $1 432 696       $(18 503)      $(89 014)    $2 481 246
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

  * Did not affect NSP cash flows

  SEE NOTES TO FINANCIAL STATEMENTS ON PAGES 36 TO 50

                    CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                                            DECEMBER 31
  (THOUSANDS OF DOLLARS)                                                                               1998             1997
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
  COMMON STOCKHOLDERS' EQUITY
   Common stock - authorized 350,000,000 shares of $2.50 par value;
      issued shares: 1998, 152,696,971; 1997, 149,236,764                                        $  381 742       $  373 092
   Premium on common stock                                                                          774 325          707 181
   Retained earnings                                                                              1 432 696        1 364 875
   Leveraged common stock held by Employee Stock Ownership Plan (ESOP) -
      shares at cost: 1998, 641,884; 1997, 460,506                                                  (18 503)         (10 533)
   Accumulated other comprehensive income                                                           (89 014)         (62 887)
-----------------------------------------------------------------------------------------------------------------------------
         TOTAL COMMON STOCKHOLDERS' EQUITY                                                       $2 481 246       $2 371 728
-----------------------------------------------------------------------------------------------------------------------------
  CUMULATIVE PREFERRED STOCK - authorized 7,000,000 shares of $100 par value;
      outstanding shares: 1998, 1,050,000; 1997, 2,000,000
   NSP-Minnesota
     $3.60 series, 275,000 shares                                                                $   27 500       $   27 500
      4.08 series, 150,000 shares                                                                    15 000           15 000
      4.10 series, 175,000 shares                                                                    17 500           17 500
      4.11 series, 200,000 shares                                                                    20 000           20 000
      4.16 series, 100,000 shares                                                                    10 000           10 000
      4.56 series, 150,000 shares                                                                    15 000           15 000
   Variable Rate series A, 300,000 shares                                                                             30 000
   Variable Rate series B, 650,000 shares                                                                             65 000
-----------------------------------------------------------------------------------------------------------------------------
         Total                                                                                      105 000          200 000
   Premium on preferred stock                                                                           340              340
-----------------------------------------------------------------------------------------------------------------------------
         TOTAL PREFERRED STOCKHOLDERS' EQUITY                                                    $  105 340       $  200 340
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
  MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST - holding as its sole asset junior sub-ordinated deferrable debentures of NSP-Minnesota 7 7/8% series, 8,000,000 shares,
   due Jan. 31, 2037 (See Note 8)                                                                $  200 000       $  200 000
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
  LONG-TERM DEBT
   First Mortgage Bonds - NSP-Minnesota
      Series due:
      Feb. 1, 1999, 5 1/2%                                                                       $  200 000       $  200 000
      Dec. 1, 2000, 5 3/4%                                                                          100 000          100 000
      Oct. 1, 2001, 7 7/8%                                                                          150 000          150 000
      March 1, 2002, 7 3/8%                                                                                           50 000
      Feb. 1, 2003, 7 1/2%                                                                                            50 000
      April 1, 2003, 6 3/8%                                                                          80 000           80 000
      Dec. 1, 2005, 6 1/8%                                                                           70 000           70 000
      Dec. 1, 1998-2006, 6.68%                                                                       16 900**         18 400**
      March 1, 2011, Variable Rate                                                                   13 700*          13 700*
      July 1, 2025, 7 1/8%                                                                          250 000          250 000
      April 1, 2007, 6.80%                                                                           60 000*          60 000*
      March 1, 2019, Variable Rate                                                                   27 900*          27 900*
      Sept. 1, 2019, Variable Rate                                                                  100 000*         100 000*
      March 1, 2003, 5 7/8%                                                                         100 000
      March 1, 2028, 6 1/2%                                                                         150 000
-----------------------------------------------------------------------------------------------------------------------------
         Total                                                                                    1 318 500        1 170 000
-----------------------------------------------------------------------------------------------------------------------------
   Less redeemable bonds classified as current (See Note 3)                                        (141 600)        (141 600)
   Less current maturities                                                                         (201 600)          (1 500)
-----------------------------------------------------------------------------------------------------------------------------
         Net                                                                                     $  975 300       $1 026 900
-----------------------------------------------------------------------------------------------------------------------------

   * Pollution control financing
  ** Resource recovery financing
  SEE NOTES TO FINANCIAL STATEMENTS ON PAGES 36 TO 50

Northern States Power Company, Minnesota and Subsidiaries
                                       34

                                                                                                            DECEMBER 31
  (THOUSANDS OF DOLLARS)                                                                               1998             1997
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
  LONG-TERM DEBT - CONTINUED
   First Mortgage Bonds - NSP-Wisconsin
      Series due:
      Oct. 1, 2003, 5 3/4%                                                                       $   40 000       $   40 000
      March 1, 2023, 7 1/4%                                                                         110 000          110 000
      Dec. 1, 2026, 7 3/8%                                                                           65 000           65 000
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                                                      $  215 000       $  215 000
-----------------------------------------------------------------------------------------------------------------------------
   Guaranty Agreements - NSP-Minnesota
      Series due:
      Feb. 1, 1998-2003, 5.41%                                                                   $    5 100*      $    5 300*
      May 1, 1998-2003, 5.70%                                                                        22 750*          23 250*
      Feb. 1, 2003, 7.40%                                                                             3 500*           3 500*
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                                                          31 350           32 050
   Less current maturities                                                                             (700)            (700)
-----------------------------------------------------------------------------------------------------------------------------
      Net                                                                                        $   30 650       $   31 350
-----------------------------------------------------------------------------------------------------------------------------
  OTHER LONG-TERM DEBT
   City of Becker Pollution Control Revenue Bonds - Series due
      Dec. 1, 2005, 7.25%                                                                        $    9 000*      $    9 000*
  Anoka County Resource Recovery Bond - Series due
      Dec. 1, 1998-2008, 7.10%                                                                       20 600**         21 850**
   City of La Crosse Resource Recovery Bond - Series due
      Nov. 1, 2021, 6%                                                                               18 600**         18 600**
   Viking Gas Transmission Company Senior Notes - Series due
      Oct. 31, 2008, 6.65%                                                                           20 978           23 111
      Nov. 30, 2011, 7.1%                                                                             4 650            5 010
      Sept. 30, 2012, 7.31%                                                                          12 833           13 767
   NRG Energy, Inc. Senior Notes - Series due
      Feb. 1, 2006, 7.625%                                                                          125 000          125 000
      June 15, 2007, 7.5%                                                                           250 000          250 000
   NRG Energy Center, Inc. (Minneapolis Energy Center)
      Senior Secured Notes - Series due June 15, 2013, 7.31%                                         71 783           74 481
   Pacific Generation Company debt due 2000-2007, 4.7%-9.9%                                          28 586           33 424
   Various NEO Corporation debt due Oct. 30, 2000, 6.9%-9.4%                                         17 792            5 618
   United Power & Land Notes due
      March 31, 2000, 7.62%                                                                           6 041            6 875
   Black Mountain Gas Industrial Development Bond due
      June 1, 2004, May 1, 2005, 6%                                                                   3 000
   Various Eloigne Company Affordable Housing Project Notes due
      1998-2024, 1.0%-9.9%                                                                           46 024           27 223
   Employee Stock Ownership Plan Bank Loans due
      1998-2005, Variable Rate                                                                       18 504           10 535
   Miscellaneous                                                                                      9 122            7 385
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                                                         662 513          631 879
  Less current maturities                                                                           (25 300)         (20 620)
-----------------------------------------------------------------------------------------------------------------------------
      Net                                                                                        $  637 213       $  611 259
-----------------------------------------------------------------------------------------------------------------------------
  Unamortized discount on long-term debt - net                                                       (7 017)          (5 634)
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL LONG-TERM DEBT                                                                       $1 851 146       $1 878 875
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL CAPITALIZATION                                                                       $4 637 732       $4 650 943
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

   * Pollution control financing
  ** Resource recovery financing
  SEE NOTES TO FINANCIAL STATEMENTS ON PAGES 36 TO 50

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SYSTEM OF ACCOUNTS NSP-Minnesota is primarily a public utility serving customers in Minnesota, North Dakota, South Dakota and, since the merger with Black Mountain Gas, Arizona. NSP-Wisconsin serves utility customers in Wisconsin and Michigan. Viking operates a 500-mile interstate natural gas pipeline. All of the utility companies' accounting records conform to the Federal Energy Regulatory Commission (FERC) uniform system of accounts or to systems required by various state regulatory commissions, which are the same in all material aspects.

PRINCIPLES OF CONSOLIDATION The following wholly owned subsidiaries of NSP-Minnesota are included in the consolidated financial statements. In this report, we refer to these companies collectively as NSP.
     - NSP-Wisconsin
     - NRG Energy, Inc. (NRG)
     - Viking Gas Transmission Co. (Viking)
     - Energy Masters International, Inc. (EMI)
     - Eloigne Co. (Eloigne)
     - Seren Innovations, Inc. (Seren)
     - Ultra Power Technologies, Inc. (Ultra Power)

NSP uses the equity method of accounting for its investments in partnerships, joint ventures and certain projects, mainly at NRG and Eloigne. We record our portion of earnings from international investments after subtracting foreign income taxes. In the consolidation process, we eliminate all significant intercompany transactions and balances except for intercompany and intersegment profits for sales among the electric and gas utility businesses of NSP-Minnesota, NSP-Wisconsin and Viking, which are allowed in utility rates.

REVENUES NSP records utility revenues based on a calendar month, but reads meters and bills customers according to a cycle that doesn't necessarily correspond with the calendar month's end. To compensate, we estimate and record unbilled revenues from the monthly meter-reading dates to the month's end. NSP-Minnesota's rates include monthly adjustments for:
     - changes in the average cost of fuel, including electricity and gas that NSP purchases, from base levels approved in the most recent rate case
     - conservation and energy management program costs in Minnesota

Because of a Public Service Commission of Wisconsin (PSCW) rule,
NSP-Wisconsin's rates include a cost-of-energy adjustment clause for purchased gas, but not for purchased electricity or electric fuel. We can recover those electric costs through the rate review process, which normally occurs every two years in Wisconsin, and an interim fuel cost hearing process.

UTILITY PLANT AND RETIREMENTS Utility plant is stated at original cost. The cost of utility plant includes direct labor and materials, contracted work, overhead costs and applicable interest expense. The cost of utility plant retired, plus net removal cost, is charged to accumulated depreciation and amortization. Maintenance and replacement of items determined to be less than units of property are charged to operating expenses.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFC) AFC, a noncash item, represents the cost of capital used to finance utility construction activity. AFC is computed by applying a composite pretax rate to qualified construction work in progress. The AFC rate was 8.0 percent in 1998, 5.75 percent in 1997 and 5.5 percent in 1996. The amount of AFC capitalized as a construction cost is credited to other income (for equity capital) and interest charges (for debt capital). AFC amounts capitalized are included in NSP's rate base for establishing utility service rates. In addition to construction-related amounts, AFC is also recorded to reflect returns on capital used to finance conservation programs.

DEPRECIATION NSP determines the depreciation of its plant by spreading the original cost equally over the plant's useful life. Every five years, NSP submits an average service life filing to the Minnesota Public Utilities Commission (MPUC) for electric and gas property. The most recent filing occurred in 1997. Depreciation expense as a percentage of the average utility plant in service was 3.77 percent in 1998, 3.78 percent in 1997 and 3.68 percent in 1996.

DECOMMISSIONING NSP accounts for the future cost of decommissioning - or permanently retiring - its nuclear generating plants through annual depreciation accruals using an annuity approach designed to provide for full rate recovery of the future decommissioning costs. Our decommissioning calculation covers all expenses, including decontamination and removal of radioactive material, and extends over the estimated lives of the plants. The calculation assumes that NSP will recover those costs through rates. (See
Note 13 for more information on decommissioning.)

NUCLEAR FUEL EXPENSE Nuclear fuel expense, which is expensed as the plant uses fuel, includes the cost of:
     - nuclear fuel used
     - future nuclear fuel disposal, based on fees established by the U.S. Department of Energy (DOE)
     - NSP's portion of the cost of decommissioning or shutting down the DOE's fuel enrichment facility

ENVIRONMENTAL COSTS We record environmental costs when it is probable that NSP is liable for the costs and we can reasonably estimate the liability. We may defer costs as a regulatory asset based on our expectation that we will recover these costs from customers in future rates. Otherwise, we expense the costs.

If an environmental expense is related to facilities we currently use, such as pollution control equipment, we capitalize and depreciate the costs over the life of the plant. We record estimated remediation costs, excluding inflationary increases and possible reductions for insurance coverage and rate recovery. The estimates are based on our experience, our assessment of the current situation and the technology currently available to assist in the remediation.

We regularly adjust the recorded costs as we revise estimates and as remediation proceeds. If we are one of several designated responsible parties, we estimate and record only our share of the cost. We treat any future costs of restoring sites, where operation may extend indefinitely, as a capitalized cost of plant retirement. The depreciation expense levels we can recover in rates include a provision for these estimated removal costs.

INCOME TAXES Based on the liability method, NSP defers income taxes for all temporary differences between pretax financial and taxable income and between the book and tax bases of assets and liabilities.

We use the tax rates that are scheduled to be in effect when the temporary differences are expected to turn around, or reverse.

Due to the effects of past regulatory practices, when deferred taxes were not required to be recorded, we account for the reversal of some temporary differences as current income tax expense. We defer investment tax credits and spread their benefits over the estimated lives of the related property. Utility rate regulation also has created certain regulatory assets and liabilities related to income taxes, which we summarize in Note 9. We discuss our income tax policy for international operations in Note 7.

FOREIGN CURRENCY TRANSLATION NSP's foreign operations generally use the local currency as their functional currency in translating international operating results and balances to U.S. currency. Foreign currency denominated assets and liabilities are translated at the exchange rates in effect at the end of a reporting period. Income, expense and cash flows are translated at weighted average exchange rates for the period. We accumulate the resulting currency translation adjustments and report them as a separate component of stockholders' equity.

When we convert cash distributions made in one currency to another currency, we include those gains and losses in the results of operations as a component of income from nonregulated businesses before interest and taxes. We do the same for foreign currency derivative arrangements that do not qualify for hedge accounting.

DERIVATIVE FINANCIAL INSTRUMENTS To preserve the U.S. dollar value of projected foreign currency cash flows, NRG hedges - or protects - those cash flows if appropriate foreign hedging instruments are available. NRG hedges foreign currency transactions by using forward foreign currency exchange agreements with terms of less than one to three years. The gains and losses on those agreements offset the effect of exchange rate fluctuations on NRG's known and anticipated cash flows. NRG defers gains on agreements that hedge firm commitments of cash flows, and accounts for them as part of the relevant foreign currency transaction when the transaction occurs. NRG defers losses on these agreements the same way, unless it appears that the deferral would result in recognizing a loss later.

While NRG is not hedging investments involving foreign currency currently, NRG will hedge such investments when it believes that preserving the U.S. dollar value of the investment is appropriate. NRG is not hedging currency translation adjustments related to future operating results. NRG does not speculate in foreign currencies. Before July 1997, NRG hedged investments involving foreign currency as they were made to preserve their U.S. dollar value. Gains and losses on those agreements offset the effects of exchange rate fluctuations on the value of the investments underlying the hedges. We reported hedging gains and losses on those agreements, net of income tax effects, with other currency translation adjustments as a separate component of stockholders' equity.

From time to time NRG also uses interest rate hedging instruments to protect against increases in the cost of borrowing at both the corporate and project level. NRG defers gains and losses on interest rate hedging instruments, which are included and reported as part of the underlying equity investments.

EMI uses natural gas future and forward contracts to manage the risk of gas price fluctuations. The cost or benefit of natural gas futures contracts is recorded when related sales commitments are fulfilled as a component of EMI's operating expenses. In February 1999, EMI transferred its gas supply and marketing function to NSP's Energy Marketing Division.

NSP's Energy Marketing Division uses future and forward contracts to manage the risk of electric price fluctuations. The cost or benefit of futures or forward contracts is recorded when related sales commitments are fulfilled as a component of Energy Marketing's operating expenses. NSP does not speculate in electric or natural gas futures.

A final derivative instrument used by NSP is interest rate swaps. The cost or benefit of the interest rate swap agreements is recorded as a component of interest expense. None of these derivative financial instruments are reflected on NSP's balance sheet. (For information on derivatives see Note 11.)

USE OF ESTIMATES In recording transactions and balances resulting from business operations, NSP uses estimates based on the best information available. We use estimates for such items as plant depreciable lives, tax provisions, uncollectible amounts, environmental costs, unbilled revenues and actuarially determined benefit costs.

We revise the recorded estimates when we get better information or when we can determine actual amounts. Those revisions can affect operating results. Each year, we also review the depreciable lives of certain plant assets and revise them if appropriate.

CASH EQUIVALENTS NSP considers investments in certain debt instruments - with a remaining maturity of three months or less at the time of purchase - to be cash equivalents. Those debt instruments are primarily commercial paper and money market funds.

REGULATORY DEFERRALS As regulated entities, NSP-Minnesota, NSP-Wisconsin and Viking account for certain income and expense items using Statement of Financial Accounting Standards (SFAS) No. 71 - Accounting for the Effects of Regulation. Under SFAS No. 71:
     - we defer certain costs, which would otherwise be charged to expense, as regulatory assets based on our expected ability to recover them in future rates

     - we defer certain credits, which would otherwise be reflected as income, as regulatory liabilities based on our expectation that they will be returned to customers in future rates

We base our estimates of recovering deferred costs and returning deferred credits on specific ratemaking decisions or precedent for each item. We amortize regulatory assets and liabilities consistent with the period of expected regulatory treatment.

STOCK-BASED EMPLOYEE COMPENSATION NSP has several stock-based compensation plans, which are described in Note 4. NSP accounts for those plans using the intrinsic value method. We do not record compensation expense for stock options because there is no difference between the market price and the purchase price at grant date. We do, however, record compensation expense for restricted stock that NSP awards to certain employees, but holds until the restrictions lapse or the stock is forfeited. We do not use the optional accounting under SFAS No. 123 - Accounting for Stock-Based Compensation. If we had used the SFAS No. 123 method of accounting, the reduction of earnings for 1998, 1997 and 1996 would have been immaterial.

DEVELOPMENT COSTS As NRG develops projects, it expenses the development costs it incurs until a sales agreement or letter of intent is signed and the project has received NRG board approval. NRG capitalizes additional costs incurred at that point as part of equity investments in projects. When a project begins to operate, NRG amortizes the capitalized costs over either the life of the project's related assets or the revenue contract period, whichever is less.

INTANGIBLE ASSETS Goodwill results when NSP purchases an entity at a price higher than the underlying fair value of the net assets. We amortize the goodwill and other intangible assets over periods of up to 40 years. We periodically evaluate the recovery of goodwill based on an analysis of estimated undiscounted future cash flows. At Dec. 31, 1998, NSP's intangible assets included $44 million of goodwill, net of accumulated amortization.

Intangible and other assets also included deferred financing costs, net of amortization, of approximately $23 million at Dec. 31, 1998. We are amortizing these financing costs over the remaining maturity period of the related debt.

RECLASSIFICATIONS AND STOCK SPLIT We reclassified certain items in the 1996 and 1997 income statements to conform to the 1998 presentation. These reclassifications had no effect on net income or earnings per share. In addition, all financial information pertaining to per share amounts and number of common shares outstanding has been adjusted to reflect a two-for-one stock split effective June 1, 1998, for shareholders of record on May 18, 1998.

2. SHORT-TERM BORROWINGS

Short-term debt outstanding at Dec. 31 consisted of:

 (MILLIONS OF DOLLARS)                                 1998          1997
---------------------------------------------------------------------------
 Commercial paper borrowings                           $114          $138
 Bank loans                                             126           122
---------------------------------------------------------------------------
   TOTAL SHORT-TERM DEBT                               $240          $260
---------------------------------------------------------------------------
---------------------------------------------------------------------------
 Weighted average interest rate - Dec. 31              5.6%          6.2%

At the end of 1997 and 1998, NSP-Minnesota had a $300 million revolving credit facility under a commitment fee arrangement. This facility provides short-term financing in the form of bank loans, letters of credit and support for commercial paper sales. NSP did not borrow or issue any letters of credit against this facility in 1997 or 1998.

In addition, banks provided lines of credit to NSP wholly owned subsidiaries, of $318 million at Dec. 31, 1998. The short-term bank loans listed previously reduced the amounts available under these subsidiary credit lines. Also, $34 million of letters of subsidiary credit were outstanding at Dec. 31, 1998 (as discussed in Note 11), which further reduced amounts available under the lines.

3. LONG-TERM DEBT

Except for minor exclusions, all real and personal property of NSP-Minnesota and NSP-Wisconsin is subject to the liens of the first mortgage indentures, which are contracts between the companies and their bond holders. A lien on the related real or personal property secures other debt securities, as we indicate on the Consolidated Statements of Capitalization.

The annual sinking-fund requirements of NSP-Minnesota and NSP-Wisconsin's first mortgage indentures are the amounts necessary to redeem 1 percent of the highest principal amount of each series of first mortgage bonds at any time outstanding, excluding:
     - series issued for pollution control and resource recovery financings
     - certain other series totaling $1 billion

NSP-Minnesota and NSP-Wisconsin may apply property additions in lieu of cash for sinking fund requirements on all series, as permitted by their first mortgage indenture.

NSP-Minnesota's 2011 and 2019 series first mortgage bonds have variable interest rates, which currently change at various periods up to 270 days, based on prevailing rates for certain commercial paper securities or similar issues. The interest rates applicable to these issues averaged 4.3 percent and 3.1 percent, respectively, at Dec. 31, 1998. The 2011 series bonds are redeemable upon seven days notice at the option of the bondholder. NSP-Minnesota also is potentially liable for repayment of the 2019 series when the bonds are tendered, which occurs each time the variable interest rates change. The principal amount of all of these variable rate bonds outstanding represents potential short-term obligations and, therefore, is reported under current liabilities on the balance sheet.

Maturities and sinking-fund requirements on long-term debt are:
     1999  $227.8 million     2002  $ 24.0 million
     2000  $127.9 million     2003  $273.5 million
     2001  $172.0 million

4. COMMON STOCK AND INCENTIVE STOCK PLANS

NSP's Articles of Incorporation and first mortgage indenture include certain restrictions on paying cash dividends on common stock. Even with these restrictions, NSP could have paid more than $1.4 billion in additional cash dividends on common stock at Dec. 31, 1998.

NSP grants nonqualified stock options and restricted stock under our Executive Long-term Incentive Award Stock Plan. The awards granted in any year cannot exceed 1 percent of the number of outstanding shares of NSP common stock at the end of the previous year. When options are exercised or when we grant restricted stock, we may either issue new shares or purchase market shares.

The weighted average number of common and potentially dilutive shares outstanding includes the dilutive effect of stock options and other stock awards based on the treasury stock method. Stock options may be exercised after one year from the option's grant date and no later than 10 years after the grant date. Effective in January 1999, stock options granted to NSP officers vest at a rate of one-third each year for three years.

Employees forfeit stock options if their employment ends before the one-year vesting term. If employment ends after the one-year vesting term, employees either forfeit their options or must redeem them within three to 36 months, depending on their circumstances. If an employee retires, all options granted in 1999 will vest immediately and can be exercised over their 10-year life. The exercise price of an option is the market price of NSP stock on the date of grant. The plan previously granted other types of performance awards, some of which remain outstanding. Most of these performance awards were valued in dollars, but paid in shares based on the market price at the time of payment. The following table includes transactions that have occurred under the various incentive stock programs, with the corresponding weighted average exercise price:

 STOCK OPTION AND PERFORMANCE AWARDS             1998                         1997                          1996
 (THOUSANDS OF SHARES)                  SHARES      AVERAGE PRICE     SHARES    AVERAGE PRICE       SHARES     AVERAGE PRICE
------------------------------------------------------------------------------------------------------------------------------
 Outstanding Jan. 1                     2 206         $22.57          2 235         $21.99          1 980         $20.99
 Options granted in January               572         $26.88            573         $23.72            526         $25.47
 Options and awards exercised            (346)        $22.39           (520)        $21.12           (210)        $20.99
 Options and awards forfeited             (34)        $26.48            (60)        $23.60            (54)        $23.85
 Options and awards expired                (9)        $23.24            (22)        $25.47             (7)        $20.00
------------------------------------------------------------------------------------------------------------------------------
  OUTSTANDING AT DEC. 31                2 389         $23.57          2 206         $22.57          2 235         $21.99
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
  EXERCISABLE AT DEC. 31                1 847         $23.34          1 685         $22.21          1 740         $20.98
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at Dec. 31, 1998:

                                              RANGE OF EXERCISE PRICES
                                   $16.63-20.47   $21.10-22.75   $23.72-26.88
-------------------------------------------------------------------------------
 Options  Outstanding:*
  Number Outstanding
   at Dec. 31, 1998                     290 396        721 942      1 361 838
  Weighted average remaining
   contractual life (years)                 2.2            5.2            8.1
  Weighted average exercise price        $18.66         $21.96         $25.47
 Options Exercisable:*
  Number Exercisable
   at Dec. 31, 1998                     290 396        721 942        819 904
  Weighted average exercise price        $18.66         $21.96         $24.54
-------------------------------------------------------------------------------

 * THERE WERE ALSO 14,621 OTHER AWARDS OUTSTANDING AT DEC. 31, 1998.


In addition to granting stock options, NSP grants restricted stock based on a Dollar value of the award. We use the market price of the stock on the date it Was granted to determine the number of restricted shares to grant. NSP holds the stock until restrictions lapse; 50 percent of the stock vests one year from the date of the award and the other 50 percent vests two years from the date of the award. To obtain additional shares, we reinvest dividends on the shares we hold while restrictions are in place. Restrictions also apply to the additional shares.

Over the last three years, NSP has granted the following restricted stock awards:
     - 1996: 37,168 shares
     - 1997: 52,688 shares
     - 1998: 49,651 shares

Compensation expense related to these awards was immaterial.

5. BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFITS

NSP offers the following benefit plans to its benefit employees.
Approximately 38 percent of benefit employees are represented by five local labor unions under a collective-bargaining agreement, which expires Dec. 31, 1999.

PENSION BENEFITS NSP has a noncontributory, defined benefit pension plan that covers almost all employees. Benefits are based on a combination of years of service, the employee's highest average pay for 48 consecutive months and Social Security Benefits.

NSP's policy is to fully fund into an external trust the actuarially determined pension costs recognized for ratemaking and financial reporting purposes, subject to the limitations of applicable employee benefit and tax laws. Plan assets principally consist of the common stock of public companies, corporate bonds and U.S. government securities.

POSTRETIREMENT HEALTH CARE NSP has a contributory health and welfare benefit plan that provides health care and death benefits to almost all NSP Retirees. The plan, which will terminate for nonbargaining employees retiring after 1998, enables NSP and retirees to share the costs of retiree health care for those employees retiring prior to 1999. In 1994, NSP implemented a cost-sharing strategy, with 1997 and 1998 nonbargaining retirees paying 40 percent of total health care costs. Cost-sharing for bargaining employees is governed by the terms of NSP'S collective bargaining agreement.

In conjunction with the 1993 adoption of SFAS No. 106 - Employers' Accounting for Postretirement Benefits Other Than Pensions, NSP elected to amortize the unrecognized accumulated postretirement benefit obligation (APBO) on a straight-line basis over 20 years.

NSP's regulators require significant levels of external funding for retiree benefits, including the use of tax-advantaged trusts. Plan assets held in such trusts principally consist of investments in equity mutual funds and cash equivalents.

Regulators for almost all of NSP's retail and wholesale customers have allowed full recovery of increased benefit costs under SFAS No. 106. Minnesota and Wisconsin retail regulators require external funding to the extent it is tax advantaged. Such funding began for Wisconsin in 1993 and for Minnesota in 1998. For wholesale ratemaking, FERC requires external funding for all benefits paid and accrued under SFAS No. 106.

 RECONCILIATION OF FUNDED STATUS                              PENSION BENEFITS      OTHER POSTRETIREMENT BENEFITS
 (THOUSANDS OF DOLLARS)                                      1998           1997              1998           1997
-------------------------------------------------------------------------------------------------------------------
 BENEFIT OBLIGATION AT JAN. 1                         $ 1 048 251    $   993 821         $ 279 230      $ 268 683
 Service cost                                              31 643         27 680             3 247          5 095
 Interest cost                                             78 839         72 651            15 896         18 872
 Plan amendments                                          102 315                          (51 456)
 Actuarial (gain) loss                                    (41 635)        30 431            (9 732)         2 164
 Benefit payments                                         (75 949)       (76 332)          (17 423)       (15 584)
-------------------------------------------------------------------------------------------------------------------
 BENEFIT OBLIGATION AT DEC. 31                        $ 1 143 464    $ 1 048 251         $ 219 762      $ 279 230
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

 Fair value of plan assets at Jan. 1                  $ 1 978 538    $ 1 634 696         $  19 783      $  15 514
 Actual return on plan assets                             319 230        420 174             2 471          1 461
 Employer contributions                                                                     29 683         18 392
 Benefit payments                                         (75 949)       (76 332)          (17 423)       (15 584)
-------------------------------------------------------------------------------------------------------------------
 FAIR VALUE OF PLAN ASSETS AT DEC. 31                 $ 2 221 819    $ 1 978 538         $  34 514      $  19 783
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

 Funded status at Dec. 31 - net asset (obligation)    $ 1 078 355    $   930 287         $(185 248)     $(259 447)
 Unrecognized transition (asset) obligation                  (387)          (463)          104 482        161 700
 Unrecognized prior service cost                          114 305         18 663            (2 399)
 Unrecognized net (gain) loss                          (1 167 340)      (953 825)            3 790         14 406
-------------------------------------------------------------------------------------------------------------------
   NET AMOUNT RECOGNIZED - ASSET (LIABILITY)          $    24 933    $    (5 338)        $ (79 375)     $ (83 341)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

 AMOUNT RECOGNIZED IN THE STATEMENT OF FINANCIAL POSITION                PENSION BENEFITS     OTHER POSTRETIREMENT BENEFITS
 (THOUSANDS OF DOLLARS)                                                1998           1997           1998           1997
--------------------------------------------------------------------------------------------------------------------------
 Prepaid benefit cost                                               $24 933
 Accrued benefit liability                                                         $(5 338)      $(79 375)      $(83 841)
--------------------------------------------------------------------------------------------------------------------------
 Net amount recognized - asset (liability)                          $24 933        $(5 338)      $(79 375)      $(83 341)
--------------------------------------------------------------------------------------------------------------------------

 WEIGHTED AVERAGE ASSUMPTIONS USED IN BENEFIT CALCULATIONS
 Discount rate at end of year                                          6.5%           7.0%           6.5%           7.0%
 Expected return on plan assets for year                               8.5%           9.0%           8.0%           8.0%
 Rate of future compensation increase per year                         4.5%           5.0%           4.5%           5.0%
 Rate of future health care cost increase per year:
   Next succeeding year - age 65 and older                                                           6.1%           6.8%
   Next succeeding year - under age 65                                                               8.1%           9.2%
   Final rate of increase in 2004                                                                    5.0%           5.5%
 Effect of changes in the assumed health care cost trend rate for each year:
   1% increase in APBO components at Dec. 31, 1998                                               $ 27 199       $ 40 487
   1% decrease in APBO components at Dec. 31, 1998                                                (22 551)       (35 359)
   1% increase in service and interest costs components of the
    net periodic cost                                                                               2 652          3 692
   1% decrease in service and interest costs components of the
    net periodic cost                                                                              (2 158)        (3 199)

 COMPONENTS OF NET PERIODIC BENEFIT COST                         PENSION BENEFITS               OTHER POSTRETIREMENT BENEFITS
 (THOUSANDS OF DOLLARS)                                   1998         1997        1996         1998        1997         1996
------------------------------------------------------------------------------------------------------------------------------
 Service cost                                        $  31 643    $  27 680   $  29 971      $ 3 247     $ 5 095      $ 6 380
 Interest cost                                          78 839       72 651      70 863       15 896      18 872       19 283
 Expected return on plan assets                       (129 263)    (115 359)   (102 473)      (1 582)     (1 242)        (927)
 Amortization of transition (asset) obligation             (76)         (76)        (76)       8 335      10 780       10 780
 Amortization of prior service cost                      6 673        1 071       1 071         (175)
 Recognized actuarial (gain)                           (27 727)     (20 762)    (24 018)          (4)          3          120
------------------------------------------------------------------------------------------------------------------------------
 Net periodic benefit cost under SFAS 87 or 106        (39 911)     (34 795)    (24 662)      25 717      33 508       35 636
 Costs recognized due to effects of ratemaking          35 545       30 862      23 572                                 4 033
------------------------------------------------------------------------------------------------------------------------------
 NET PERIODIC BENEFIT COST RECOGNIZED FOR
  FINANCIAL REPORTING                                $  (4 366)   $  (3 933)  $  (1 090)     $25 717     $33 508      $39 669
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


401(K) NSP has a contributory, defined contribution Retirement Savings Plan, which complies with section 401(k) of the Internal Revenue Code and covers substantially all employees. Since 1994, NSP has matched specified amounts of employee contributions to the plan. NSP's matching contributions were: $4.8 million in 1998, $4.4 million in 1997 and $4.3 million in 1996.

ESOP NSP has a leveraged Employee Stock Ownership Plan (ESOP) that covers substantially all employees. NSP makes contributions to this noncontributory, defined contribution plan to the extent we realize a tax savings on our income statement from dividends paid on certain ESOP shares. Contributions to the ESOP, which represent compensation expense, were: $4.3 million in 1998, $4.4 million in 1997 and $4.6 million in 1996.

ESOP contributions have no material effect on NSP earnings because the contributions are essentially offset by the tax savings provided by the dividends paid on ESOP shares. NSP allocates leveraged ESOP shares to participants when it repays ESOP loans with dividends on stock held by the ESOP.

NSP's ESOP held: 11.3 million shares of NSP common stock at the end of 1998,
11.2 million shares of NSP common stock at the end of 1997 and 11.8 million shares of NSP common stock at the end of 1996.

NSP excluded the following uncommitted leveraged ESOP shares from earnings-per-share calculations: 0.6 million in 1998, 0.6 million in 1997 and
0.4 million in 1996.

6. NONREGULATED EARNINGS CONTRIBUTION

Income from nonregulated businesses consists of the following:

 (THOUSANDS OF DOLLARS,
  EXCEPT PER SHARE AMOUNTS)                     1998         1997        1996
-------------------------------------------------------------------------------
 Operating revenues                         $182 230     $223 571    $303 903
 Equity in operating earnings of
  unconsolidated affiliates                   79 884       18 600      30 668
 Operating and development expenses,
  including project write-downs             (248 420)    (251 087)   (326 332)
 Interest and other income,
  including gains from project sales          37 477       20 994      10 304
-------------------------------------------------------------------------------
 Income from nonregulated businesses
  before interest and taxes                   51 171       12 078      18 543
 Interest expense                            (54 261)     (34 627)    (18 834)
 Income tax benefit                           41 791       38 032      16 576
-------------------------------------------------------------------------------
  NET INCOME                                $ 38 701     $ 15 483    $ 16 285
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  EARNINGS PER SHARE                        $   0.26     $   0.11    $   0.12
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

7. INCOME TAXES

Total income tax expense from operations differs from the amount computed by applying the statutory federal income tax rate to income before income tax expense. The reasons for the difference are:

                                                             1998           1997           1996
-------------------------------------------------------------------------------------------------
 Federal statutory rate                                     35.0%          35.0%          35.0%
 Increases (decreases) in tax from:
  State income taxes, net of federal income tax benefit      4.7%           4.3%           5.2%
  Tax credits recognized                                   (8.9)%         (7.9)%         (4.1)%
  Equity income from unconsolidated affiliates             (3.8)%         (2.5)%         (2.6)%
  Regulatory differences - utility plant items               0.7%           1.1%           0.9%
  Other - net                                              (0.6)%         (1.0)%           0.4%
-------------------------------------------------------------------------------------------------
 EFFECTIVE INCOME TAX RATE                                  27.1%          29.0%          34.8%
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

 (THOUSANDS OF DOLLARS)
 Income taxes are comprised of the following
  expense (benefit) items:
   Included in utility operating expenses:
    Current federal tax expense                          $127 734       $125 202       $154 421
    Current state tax expense                              32 750         28 812         39 923
    Deferred federal tax expense                           (6 625)           (88)       (19 933)
    Deferred state tax expense                                646            (23)        (3 958)
    Deferred investment tax credits                        (9 122)        (9 048)        (9 043)
-------------------------------------------------------------------------------------------------
      Total                                               145 383        144 855        161 410
-------------------------------------------------------------------------------------------------
 Included in income taxes on nonregulated
  operations and nonoperating items:
    Current federal tax expense                           (15 732)       (19 470)          (906)
    Current state tax expense                              (6 744)        (5 804)           712
    Current foreign tax expense                             2 358            236            616
    Current federal tax credits                           (25 122)       (17 006)        (8 044)
    Deferred federal tax expense                           11 132         (2 237)        (5 150)
    Deferred state tax expense                              1 566           (662)        (1 520)
    Deferred foreign tax expense                           (7 736)        (2 892)
    Deferred investment tax credits                          (310)          (310)          (308)
-------------------------------------------------------------------------------------------------
      Total                                               (40 588)       (48 145)       (14 600)
-------------------------------------------------------------------------------------------------
      TOTAL INCOME TAX EXPENSE                           $104 795      $  96 710       $146 810
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

NRG intends to reinvest earnings from foreign operations in those operations except to the extent the earnings are subject to current U.S. income taxes. Accordingly, U.S. income taxes and foreign withholding taxes have not been provided on a cumulative amount of unremitted earnings of foreign subsidiaries of approximately $158 million and $112 million at Dec. 31, 1998 and 1997. The additional U.S. income tax and foreign withholding tax on the unremitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits. Thus, it is not practicable to estimate the amount of tax that might be payable.

The components of NSP's net deferred tax liability (current and noncurrent portions) at Dec. 31 were:

 (THOUSANDS OF DOLLARS)                       1998           1997        1996
-------------------------------------------------------------------------------
 Deferred tax liabilities:
  Differences between book and
   tax bases of property                $  886 099     $  867 155    $  850 139
  Regulatory assets                        103 640        100 564       121 232
  Tax benefit transfer leases               27 170         31 614        43 481
  Other                                     22 961         21 715        23 182
-------------------------------------------------------------------------------
  Total deferred tax liabilities        $1 039 870     $1 021 048    $1 038 034
-------------------------------------------------------------------------------
 Deferred tax assets:
  Regulatory liabilities                $   75 774     $   83 765    $   90 485
  Deferred compensation, vacation
   and other accrued liabilities
   not currently deductible                 67 539         70 765        65 690
  Deferred investment tax credits           51 003         54 741        57 239
  Other                                     29 565         26 557        34 509
-------------------------------------------------------------------------------
    Total deferred tax assets           $  223 881     $  235 828    $  247 923
-------------------------------------------------------------------------------
  NET DEFERRED TAX LIABILITY            $  815 989     $  785 220    $  790 111
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

8. PREFERRED SECURITIES

At Dec. 31, 1998, various preferred stock series were callable at prices per share ranging from $102.00 to $103.75, plus accrued dividends.

In 1997, a wholly owned special purpose subsidiary trust of NSP issued
$200 million of 7.875 percent preferred securities that mature in 2037. Distributions paid by the subsidiary trust on the preferred securities are financed through interest payments on debentures issued by NSP-Minnesota and held by the subsidiary trust, which are eliminated in NSP's consolidation. The preferred securities are redeemable at $25 per share beginning in 2002. Distributions and redemption payments are guaranteed by NSP. A portion of the proceeds was used to redeem NSP's $6.80 and $7.00 series of preferred stock in February 1997. Distributions paid to preferred security holders are reflected as a financing cost in the Consolidated Statement of Income along with interest expense.

9. REGULATORY ASSETS AND LIABILITIES

The following summarizes the individual components of unamortized regulatory assets and liabilities shown on the Consolidated Balance Sheets at Dec. 31:

                                                      REMAINING
 (THOUSANDS OF DOLLARS)                     AMORTIZATION PERIOD           1998           1997
-----------------------------------------------------------------------------------------------
 AFC recorded in plant
  on a net-of-tax basis*                            Plant Lives       $121 551       $128 364
 Conservation programs*                       Primarily 2 Years         72 995         86 508
 Losses on
  reacquired debt                          Term of Related Debt         56 242         59 353
 Environmental costs                         Primarily 10 Years         50 158         45 849
 Unrecovered gas costs                                1-2 Years         16 259          8 020
 State commission
  accounting adjustments*                           Plant Lives          7 370          7 286
 Other                                                  Various          7 365          4 742
-----------------------------------------------------------------------------------------------
  TOTAL REGULATORY ASSETS                                             $331 940       $340 122
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
 Deferred income tax adjustments                                      $ 75 066       $ 88 035
 Investment tax credit deferrals                                        84 865         91 146
 Unrealized gains from
  decommissioning investments                                          138 613         85 482
 Pension costs - regulatory differences                                 53 012         27 107
 Fuel costs, refunds and other                                          20 683         13 995
-----------------------------------------------------------------------------------------------
   TOTAL REGULATORY LIABILITIES                                       $372 239       $305 765
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

 * Earns a return on investment in the ratemaking process

10. INVESTMENTS ACCOUNTED FOR BY THE EQUITY METHOD

Through its nonregulated subsidiaries, NSP has investments in various international and domestic energy projects, and domestic affordable housing and real estate projects. We use the equity method of accounting for such investments in affiliates, which include joint ventures and partnerships. That's because the ownership structure prevents NSP from exercising a controlling influence over the projects' operating and financial policies. Under this method, NSP records its portion of the earnings or losses of unconsolidated affiliates as equity earnings. A summary of NSP's significant equity method investments is listed below.

 NAME                                   GEOGRAPHIC AREA   ECONOMIC INTEREST
-----------------------------------------------------------------------------
 Loy Yang Power                               Australia              25.37%
 Pacific Generation Company                  USA/Canada          3.70%-100%
 Gladstone Power Station                      Australia              37.50%
 COBEE                                    South America              48.30%
 MIBRAG mbH                                      Europe              33.33%
 Cogeneration Corp. of America                      USA              45.21%
 Schkopau Power Station                          Europe              20.95%
 Long Beach Generating                              USA              50.00%
 El Segundo Generating                              USA              50.00%
 Energy Development Limited                   Australia              33.97%
 Scudder Latin American Trust
  for Independent Power
  Energy Projects                         Latin America              25.00%
 Various independent power
  production facilities                             USA             45%-50%
 Various affordable housing
  limited partnerships                              USA             20%-99%
-----------------------------------------------------------------------------

SUMMARIZED FINANCIAL INFORMATION OF UNCONSOLIDATED AFFILIATES Summarized financial information for these projects, including interests owned by NSP and other parties, is as follows for the years ended Dec. 31:

 RESULTS OF OPERATIONS
 (MILLIONS OF DOLLARS)                        1998        1997         1996
-----------------------------------------------------------------------------
 Operating revenues                         $1 509      $1 698       $  958
 Operating income                           $  205      $   93       $  105
 Net income                                 $  143      $   84       $   89
 NSP's equity in earnings of
  unconsolidated affiliates                 $   80      $   19       $   31

 FINANCIAL POSITION
 (MILLIONS OF DOLLARS)                        1998        1997         1996
-----------------------------------------------------------------------------
 Current assets                             $  714      $  742       $  681
 Other assets                                8 071       7 853        3 525
-----------------------------------------------------------------------------
  TOTAL ASSETS                              $8 785      $8 595       $4 206
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
 Current liabilities                        $  537      $  514       $  397
 Other liabilities                           5 931       6 109        2 798
 Equity                                      2 317       1 972        1 011
-----------------------------------------------------------------------------
  TOTAL LIABILITIES AND EQUITY              $8 785      $8 595       $4 206
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
 NSP's equity investment
  in unconsolidated affiliates              $  863      $  741       $  410

11. FINANCIAL INSTRUMENTS

FAIR VALUES The estimated Dec. 31 fair values of NSP's recorded financial instruments are as follows:

 (THOUSANDS OF DOLLARS)                 1998                          1997
--------------------------------------------------------------------------------------
                               CARRYING           FAIR       CARRYING           FAIR
                                 AMOUNT          VALUE         AMOUNT          VALUE
--------------------------------------------------------------------------------------
 Cash, cash equivalents
  and short-term
  investments                $   42 364     $   42 364     $   54 765     $   54 765
 Long-term
  investments                $  438 981     $  438 981     $  344 491     $  344 491
 Long-term debt,
  including
  current portion            $2 220 346     $2 313 468     $2 043 295     $2 079 123
--------------------------------------------------------------------------------------

For cash, cash equivalents and short-term investments, the carrying amount approximates fair value because of the short maturity of those instruments. The fair values of NSP'S long-term investments, mainly debt securities in an external nuclear decommissioning fund, are estimated based on quoted market prices for those or similar investments. The fair value of NSP'S long-term debt is estimated based on the quoted market prices for the same or similar issues, or the current rates for debt of the same remaining maturities and credit quality.

DERIVATIVES NRG has executed certain transactions designed to protect the Economic value in U.S. dollars of selected known and anticipated NRG cash flows denominated in Australian dollars.

As of Dec. 31, 1998, NRG had one contract with a notional value of $2.8 million to hedge - or protect - foreign currency denominated future cash flows. The effect of this contract on 1998 earnings was immaterial. This foreign currency exchange contract expires in 1999. Management believes that NRG'S exposure to credit risk due to nonperformance by the counterparties to its forward exchange contracts is insignificant, based on the investment grade rating of the counterparties.

EMI had natural gas forward and futures contracts in the notional amount of $6 million at Dec. 31, 1998. The original contract terms range from one month to two years. The contracts are intended to hedge risk from fluctuations in the price of natural gas that will be required to satisfy sales commitments for future deliveries to customers. EMI's futures contracts hedge $6.1 million in anticipated natural gas sales in 1999-2000. At Dec. 31, 1998, EMI maintained margin balances of $1.3 million on deposit with brokers for these contracts, which are reported as cash and cash equivalents on NSP's balance sheet. The counterparties to the futures contracts are the New York Mercantile Exchange, investment banks and major gas pipeline operators. Management believes that the risk of nonperformance by these counterparties is not significant. If the contracts had been terminated at Dec. 31, 1998, $0.8 million would have been payable by EMI for natural gas price fluctuations to date.

Energy Marketing uses energy futures contracts, along with physical supply, to hedge market risk. At Dec. 31, 1998, the notional amount of electricity futures contracts was less than $1 million. In February 1999, EMI transferred its gas supply and marketing function to NSP's Energy Marketing Division. Existing sales commitments and natural gas futures and forward contracts, currently in place, will remain the contractual responsibility of EMI.

NSP had one interest rate swap agreement with a notional amount of $200 million. NSP entered into this swap in conjunction with first mortgage bonds (5 1/2% Series due Feb. 1, 1999). This agreement effectively converted the interest cost of the debt from fixed to variable rates based on the six-month London Interbank Offered Rate, with the rates changing semiannually. The net effective interest cost at Dec. 31, 1998, was 4.91 percent. This swap expired on Feb. 1, 1999.

NRG has one interest rate swap agreement with a notional amount of $17.5 million. This swap was entered into with an existing variable rate debt issue. The swap effectively converts the variable rate debt into fixed rate debt at
7.65 percent. If the swap had been discontinued on Dec. 31, 1998, NRG would have had to pay the counterparty approximately $0.9 million. The swap expires on Sept. 30, 2002.

LETTERS OF CREDIT NSP and its subsidiaries use letters of credit, generally with terms of one year, to provide financial guarantees for certain operating obligations, such as NSP-Minnesota workers' compensation benefits, ash disposal site costs and EMI natural gas purchases.

In addition, NRG uses letters of credit for: nonregulated equity commitments, collateral for credit agreements, fuel purchase and operating commitments and bids on development projects.

At Dec. 31, 1998, there were $84 million in letters of credit outstanding, including $33 million related to NRG commitments. The contract amounts of these letters of credit approximate their fair value and are subject to fees determined in the marketplace.

12. JOINT PLANT OWNERSHIP

NSP is part owner of an 860-megawatt, coal-fired electric generating unit called Sherco 3. NSP owns, and has financed, 59 percent and Southern Minnesota Municipal Power Agency (SMMPA) owns, and has financed, 41 percent of Sherco 3. NSP is the operating agent under the joint ownership agreement. NSP's share of related expenses for Sherco 3 is included in Utility Operating Expenses. NSP's share of the gross cost recorded in Utility Plant was approximately $604 million at year-end for both 1998 and 1997. The accumulated provisions for depreciation were $214.8 million in 1998 and $196.2 million in 1997.

13. NUCLEAR OBLIGATIONS

FUEL DISPOSAL NSP is responsible for temporarily storing used - or spent -nuclear fuel from its nuclear plants. Under a contract with NSP, the U.S. Department of Energy (DOE) is responsible for permanently storing spent fuel from NSP's nuclear plants as well as from other U.S. nuclear plants. NSP has been funding its portion of the DOE's permanent disposal program since 1981. NSP funded its obligation through an internal sinking fund until 1983, when the DOE began assessing fuel disposal fees based on a charge of 0.1 cent per kilowatt-hour sold to customers from nuclear generation. Fuel expense includes DOE fuel disposal assessments of: $10.8 million in 1998, $10.1 million in 1997 and $11.3 million in 1996.

In total, NSP had paid approximately $262 million to the DOE through Dec. 31, 1998. However, we cannot determine whether the amount and method of the DOE's assessments to all utilities will be sufficient to fully fund the DOE's permanent storage or disposal facility.

The Nuclear Waste Policy Act stipulated that the DOE execute contracts with utilities that require the DOE to begin accepting spent nuclear fuel no later than Jan. 31, 1998. Accordingly, NSP has been providing, with regulatory and legislative approval, its own temporary on-site storage facilities at its Monticello and Prairie Island nuclear plants. In 1996, the DOE notified commercial spent fuel owners of an anticipated delay in accepting spent nuclear fuel by the required date of Jan. 31, 1998, and conceded that a permanent storage or disposal facility will not be available until at least 2010.

NSP and other utilities have commenced lawsuits against the DOE to recover damages caused by the DOE's failure to meet its statutory and contractual obligations. With the dry cask storage facilities approved in 1994 for the Prairie Island nuclear generating plant, NSP believes it has adequate storage capacity to continue operation of its Prairie Island nuclear plant until at least 2007. The Monticello nuclear plant has storage capacity to continue operations until 2010. Storage availability to permit operation beyond these dates is not assured at this time. In the meantime, NSP is investigating all of its alternatives for spent fuel storage until a DOE facility is available, including pursuing the establishment of a private facility for interim storage of spent nuclear fuel as part of a consortium of electric utilities. If on-site temporary storage at NSP's nuclear plants reaches approved capacity, NSP could seek interim storage at this or another contracted private facility, if available.

Nuclear fuel expenses include payments to the DOE for the decommissioning - or permanent retirement - and decontamination of the DOE's uranium enrichment facilities. In 1993, NSP recorded the DOE's initial assessment of $46 million, which is payable in annual installments from 1993-2008. NSP is amortizing each installment to expense on a monthly basis in the 12 months following each payment. The most recent installment paid in 1998 was $3.9 million; future installments are subject to inflation adjustments under DOE rules. NSP is obtaining rate recovery of these DOE assessments through the cost-of-energy adjustment clause as the assessments are amortized. Accordingly, we deferred the unamortized assessment of $35 million at Dec. 31, 1998, as a regulatory asset.

PLANT DECOMMISSIONING Decommissioning of NSP's nuclear facilities is planned for the years 2010-2022, using the prompt dismantlement method. NSP currently is following industry practice by ratably accruing the costs for decommissioning over the approved cost recovery period and including the accruals in Utility Plant - Accumulated Depreciation. Consequently, the total decommissioning cost obligation and corresponding assets currently are not recorded in NSP's financial statements.

The Financial Accounting Standards Board (FASB) has proposed new accounting standards, which, if approved, would require the full accrual of nuclear plant decommissioning and certain other site exit obligations no sooner than 2000. Using Dec. 31, 1998, estimates, NSP's adoption of the proposed accounting would result in the recording of the total discounted decommissioning obligation of $811 million as a liability, with the corresponding costs capitalized as plant and other assets and depreciated over the operating life of the plant. The obligation calculation methodology proposed by the FASB is slightly different than the ratemaking methodology that derives the decommissioning accruals currently being recovered in rates. NSP has not yet determined the potential impact of the FASB's proposed changes in the accounting for site exit obligations, such as costs of removal, other than nuclear decommissioning. However, the ultimate decommissioning and site exit costs to be accrued are the same under both methods. The effects of regulation are expected to minimize or eliminate any impact on operating expenses and results of operations from this future accounting change.

Consistent with cost recovery in utility customer rates, NSP records annual decommissioning accruals based on periodic site-specific cost studies and a presumed level of dedicated funding. Cost studies quantify decommissioning costs in current dollars. Since the costs are expected to be paid in 2010-2022, funding presumes that current costs will escalate in the future at a rate of 4.5 percent per year. The total estimated decommissioning costs that will ultimately be paid, net of income earned by external trust funds, is currently being accrued using an annuity approach over the approved plant recovery period. This annuity approach uses an assumed rate of return on funding, which is currently 6 percent, net of tax, for external funding and approximately 8 percent, net of tax, for internal funding.

The MPUC last approved NSP's nuclear decommissioning study and related nuclear plant depreciation capital recovery request in April 1997, using 1993 cost data. Although management expects to operate the Prairie Island units through the end of each unit's licensed life, the approved capital recovery would allow for the plant to be fully depreciated, including the accrual and recovery of decommissioning costs, in 2008, about six years earlier than the end of each unit's licensed life. The approved recovery period for Prairie Island has been reduced because of the uncertainty regarding used fuel storage. NSP believes future decommissioning cost accruals will continue to be recovered in customer rates.

The total obligation for decommissioning currently is expected to be funded approximately 82 percent by external funds and 18 percent by internal funds, as approved by the MPUC. Rate recovery of internal funding began in 1971 through depreciation rates for removal expense, and was changed to a sinking fund recovery in 1981. Contributions to the external fund started in 1990 and are expected to continue until plant decommissioning begins. Costs not funded by external trust assets, including accumulated earnings, will be funded through internally generated funds and issuance of NSP debt or stock. The assets held in trusts as of Dec. 31, 1998, primarily consisted of investments in fixed income securities, such as tax-exempt municipal bonds and U.S. government securities that mature in one to 16 years, and common stock of public companies. NSP plans to reinvest matured securities until decommissioning begins.

At Dec. 31, 1998, NSP had recorded and recovered in rates cumulative decommissioning accruals of $508 million. The following table summarizes the funded status of NSP's decommissioning obligation at Dec. 31, 1998:


 (THOUSANDS OF DOLLARS)                                                  1998
-------------------------------------------------------------------------------
 Estimated decommissioning cost obligation
  from most recent approved study (1993 dollars)                 $    750 824
 Effect of escalating costs to 1998 dollars
  (at 4.5% per year)                                                  184 840
-------------------------------------------------------------------------------
 Estimated decommissioning cost obligation
  in current dollars                                                  935 664
 Effect of escalating costs to payment
  date (at 4.5% per year)                                             909 121
-------------------------------------------------------------------------------
 Estimated future decommissioning costs (undiscounted)              1 844 785
 Effect of discounting obligation (using risk-free
  interest rate)                                                   (1 033 906)
-------------------------------------------------------------------------------
 Discounted decommissioning cost obligation                           810 879
 External trust fund assets at fair value                             438 981
-------------------------------------------------------------------------------
 DISCOUNTED DECOMMISSIONING OBLIGATION IN EXCESS
  OF ASSETS CURRENTLY HELD IN EXTERNAL TRUST                     $    371 898
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Decommissioning expenses recognized include the following components:

 (THOUSANDS OF DOLLARS)                         1998         1997        1996
-------------------------------------------------------------------------------
 Annual decommissioning cost accrual
   reported as depreciation expense:
     Externally funded                       $33 178      $33 178     $33 178
     Internally funded
       (including interest costs)              1 477        1 368       1 268
 Interest cost on externally funded
   decommissioning obligation                  6 960        7 690       5 246
 Earnings from external trust funds           (6 960)      (7 690)     (6 294)
-------------------------------------------------------------------------------
 NET DECOMMISSIONING
   ACCRUALS RECORDED                         $34 655      $34 546     $33 398
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Decommissioning and interest accruals are included with the accumulated provision for depreciation on the balance sheet. Interest costs and trust earnings associated with externally funded obligations are reported in Other Utility Income and Deductions on the income statement.

14. COMMITMENTS AND CONTINGENT LIABILITIES

CAPITAL COMMITMENTS NSP estimates utility capital expenditures, including purchases of nuclear fuel, will be $450 million in 1999 and $2.1 billion for 1999-2003. There also are contractual commitments for the disposal of spent nuclear fuel. (See Note 13.)

As of Dec. 31, 1998, NRG is contractually committed to additional equity investments of approximately $1.3 billion in 1999 and approximately $1.3 billion for 1999-2003 for various power generation projects. The 1999 capital commitments reflect NRG's expected acquisitions of existing generation facilities, including: Arthur Kill, Astoria, Somerset, Dunkirk, Huntley and Encina. A significant portion of these capital requirements is expected to be financed by nonrecourse project debt.

LEGISLATIVE RESOURCE COMMITMENTS In 1994, the Minnesota Legislature established several energy resource and other commitments for NSP to obtain the Prairie Island temporary nuclear fuel storage facility approval. The current status of these commitments can be met by building, purchasing or, in the case of biomass, converting generation resources.

In 1994, NSP received Minnesota legislative approval for additional on-site temporary storage facilities at NSP's Prairie Island plant, provided NSP satisfies certain requirements. Seventeen dry cask containers were approved. In 1996, the Minnesota Environmental Quality Board (MEQB) certified that NSP had met the requirements necessary to use the sixth through ninth casks at the Prairie Island nuclear generating facility. The final eight casks become available unless the resource commitments discussed below are not met and the Minnesota Legislature revokes its approval before June 1, 1999. As of Dec. 31, 1998, NSP had loaded seven casks.

The 1994 legislation requires NSP to have 425 megawatts of wind resources contracted by Dec. 31, 2002. Of this commitment, approximately 130 megawatts remain to be contracted. The MPUC recently ordered an additional 400 megawatts to be contracted by 2012; however, this order is subject to further MPUC consideration.

During 1997 and 1998, NSP executed three separate power purchase agreements
(PPA) for a total of 125 megawatts of biomass-fueled generation resources. These contracts meet the statutory requirements to contract for 125 megawatts of biomass energy by Dec. 31, 1998. However, all three contracts are currently being reviewed by the MPUC. The MPUC has tabled further consideration until at least March of 1999 to allow future consideration of the PPAs. Delayed MPUC action on any of these contracts puts at risk having 50 megawatts of biomass resources operational by Dec. 31, 2001, and 75 megawatts of biomass resources operational by Dec. 31, 2002.

Other commitments established by the Legislature include a discount for low-income electric customers, required conservation improvement expenditures and various study and reporting requirements to a legislative electric energy task force. In 1995, the MPUC approved NSP's low-income discount programs in accordance with the statute. NSP's capital commitments include the known effects of the 1994 Prairie Island legislation. The impact of the legislation on power purchase commitments and other operating expenses is not yet determinable.

GUARANTEES In 1997 and 1996, NSP sold a portion of its other receivables, consisting of energy loans made to customers, to a third party. The portion of the receivables sold consisted of customer loans to local government entities for energy efficiency improvements under various conservation programs offered by NSP. Under the sale agreements, NSP is required to guarantee repayment to the third party of the remaining loan balances. At Dec. 31, 1998, the outstanding balance of the loans was approximately $22 million. Based on prior collection experience of these loans, NSP believes that losses under the loan guarantees, if any, would have an immaterial impact on the results of operations.

LEASES Rentals under operating leases were approximately $33 million, $32 million and $29 million for 1998, 1997 and 1996, respectively. Future commitments under these leases generally decline from current levels.

FUEL CONTRACTS NSP has contracts providing for the purchase and delivery of a significant portion of its current coal, nuclear fuel and natural gas requirements. These contracts, which expire in various years between 1999 and 2013, require minimum purchases and deliveries of fuel, lease payments for railcars and additional payments for the right to purchase coal in the future. In total, NSP is committed to the minimum purchase of approximately $254 million of coal, $34 million of nuclear fuel and $266 million of natural gas and related transportation, or to make payments in lieu thereof, under these contracts. In addition, NSP is required to pay additional amounts depending on actual quantities shipped under these agreements.

NSP has developed a mix of gas supply, transportation and storage contracts designed to meet its needs for retail gas sales. The contracts are with several suppliers and for various periods of time. Because NSP has other sources of fuel available and suppliers are expected to continue to provide reliable fuel supplies, risk of loss from nonperformance under all fuel contracts is not considered significant. In addition, NSP's risk of loss, in the form of increased costs, from market price changes in fuel is mitigated through the cost-of-energy adjustment provision of the ratemaking process, which provides for recovery of nearly all fuel costs.

POWER AGREEMENTS NSP has several agreements to purchase electricity from the Manitoba Hydro-Electric Board (MH). A summary of the agreements is as follows:

 POWER AGREEMENTS                            YEARS   MEGAWATTS
---------------------------------------------------------------
 Participation power purchase            1999-2005         500
 Seasonal diversity exchanges:
  Summer exchanges from MH               1999-2014         150
                                         1999-2016         200
  Winter exchanges to MH                 1999-2014         150
                                         1999-2015         200
                                         2015-2017         400
                                              2018         200
---------------------------------------------------------------

The cost of the 500-megawatt participation power purchase commitment is based on 80 percent of the costs of owning and operating NSP's Sherco 3 generating plant, adjusted to 1993 dollars. The future annual capacity costs for the 500-megawatt MH agreement are estimated to be approximately $55 million. There are no capacity payments for the diversity exchanges. These commitments to MH represent about 17 percent of MH's system capability in 1999 and account for approximately 10 percent of NSP's 1999 electric system capability. The risk of loss from nonperformance by MH is not considered significant, and the risk of loss from market price changes is mitigated through cost-of-energy rate adjustments.

NSP has an agreement with Minnkota Power Cooperative for the purchase of summer season capacity and energy. From 1999 through 2001, NSP will buy 150 megawatts of summer season capacity for approximately $12 million annually. From 2002 through 2015, NSP will purchase 100 megawatts of capacity for $10 million annually. Under the agreement, energy will be priced at the cost of fuel consumed per megawatt-hour at the Coyote Generating Station in North Dakota. NSP also has a seasonal (summer) purchase power agreement with Minnesota Power for the purchase of 173 megawatts, including reserves, from 1999-2000. The annual cost of this capacity will be approximately $2 million.

NSP has agreements with several nonregulated power producers to purchase electric capacity and associated energy. The 1999 cost of these commitments is approximately $45 million for 363 megawatts of summer capacity. This commitment is expected to range between $44 million and $55 million annually for the years 2000 through 2021. These commitments are expected to decline to approximately $27 million annually for the years 2022 through 2027, due to the expiration of existing agreements.

NUCLEAR INSURANCE NSP's public liability for claims resulting from any nuclear incident is limited to $9.8 billion under the 1988 Price-Anderson amendment to the Atomic Energy Act of 1954. NSP has secured $200 million of coverage for its public liability exposure with a pool of insurance companies. The remaining
$9.6 billion of exposure is funded by the Secondary Financial Protection Program, available from assessments by the federal government in case of a nuclear accident. NSP is subject to assessments of up to $88 million for each of its three licensed reactors to be applied for public liability arising from a nuclear incident at any licensed nuclear facility in the United States. The maximum funding requirement is $10 million per reactor during any one year.

NSP purchases insurance for property damage and site decontamination cleanup costs with coverage limits of $1.5 billion for each of NSP's two nuclear plant sites from Nuclear Electric Insurance Limited (NEIL).

NEIL also provides business interruption insurance coverage, including the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units. Premiums billed to NSP from NEIL are expensed over the policy term. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NEIL to the extent that NSP would have no exposure for retrospective premium assessments in case of a single incident under the business interruption and the property damage insurance coverage. However, in each calendar year, NSP could be subject to maximum assessments of approximately $3.6 million for business interruption insurance (generally five times the amount of its annual premium) and $14.7 million for property damage insurance (generally five times the amount of its annual premium) if losses exceed accumulated reserve funds.

ENVIRONMENTAL CONTINGENCIES Other long-term liabilities include an accrual of $40 million, and other current liabilities include an accrual of $5 million, at Dec. 31, 1998, for estimated costs associated with environmental remediation. Approximately $28 million of the long-term liability and $4 million of the current liability relate to a DOE assessment for decommissioning a federal uranium enrichment facility, as discussed in Note 13. Other estimates have been recorded for expected environmental costs associated with manufactured gas plant sites formerly used by NSP, and other waste disposal sites, as discussed below. These environmental liabilities do not include accruals recorded and collected from customers in rates for future nuclear fuel disposal costs or decommissioning costs related to NSP's nuclear generating plants. (See Note 13 for further discussion.)

The Environmental Protection Agency (EPA) or state environmental agencies have designated NSP-Minnesota as a potentially responsible party (PRP) for 17 waste disposal sites to which NSP-Minnesota allegedly sent hazardous materials.
     - Twelve of these 17 sites have been remediated and, consistent with settlements reached with the EPA and other PRPs, NSP-Minnesota has paid $2.2 million for its share of the remediation costs. While these remediated sites will continue to be monitored, NSP-Minnesota expects that future remediation costs, if any, will be immaterial. Under applicable law, NSP-Minnesota, along with each PRP, could be held jointly and severally liable for the total remediation costs of PRP sites.

     - The total remediation costs of the five unremediated sites is currently estimated to be approximately $18 million. If additional remediation is necessary or unexpected costs are incurred, the amount could be higher. NSP-Minnesota is not aware of the other parties' inability to pay, nor does it know if responsibility for any of the sites is in dispute. For these five sites, neither the amount of remediation costs nor the final method of their allocation among all designated PRPs has been determined. However, NSP-Minnesota has recorded an estimate of approximately $550,000 for its share of future costs for these five sites, including $500,000 that is expected to be paid in 1999.

While it is not feasible to determine the ultimate impact of PRP site remediation at this time, the amounts accrued represent the best current estimate of NSP-Minnesota's future liability. It is NSP-Minnesota's practice to vigorously pursue and, if necessary, litigate with insurers to recover incurred remediation costs whenever possible. Through litigation, NSP-Minnesota has recovered a portion of the remediation costs paid to date. Management believes remediation costs incurred, but not recovered, from insurance carriers or other parties should be allowed recovery in future ratemaking. Until NSP-Minnesota is identified as a PRP, it is not possible to predict the timing or amount of any costs associated with sites, other than those discussed previously.

NSP-Wisconsin may be involved in the cleanup and remediation at five additional sites. One site is a solid and hazardous waste landfill site in Amery, Wis. NSP-Wisconsin contends that it did not dispose of hazardous wastes in this landfill during the time period in question. The four other sites are at locations of former manufactured gas plants at Ashland, LaCrosse, Eau Claire and Chippewa Falls, Wis. The ultimate cleanup and remediation costs at the LaCrosse, Eau Claire, Amery and Chippewa Falls sites and the extent of NSP-Wisconsin's responsibility, if any, for sharing such costs are not known at this time, but are expected to be immaterial.

The Wisconsin Department of Natural Resources (WDNR) named NSP-Wisconsin as one of three PRPs for creosote and coal tar contamination at the Ashland site. The Ashland site includes property owned by NSP-Wisconsin and two other properties, which include an adjacent city lakeshore park area and a small area of Lake Superior's Chequemegon Bay adjoining the park. The ultimate cost to NSP associated with the Ashland site is expected to be determined by the WDNR after appropriate study and review.

In December 1998, the WDNR released the results of its consultant's feasibility study (FS) for remediating the Ashland site. The options considered by the WDNR's consultant ranged from no action to completely removing and treating the contaminated soils, groundwater and lake sediments. The report describes eight potential corrective strategies and associated costs, and it scores the effectiveness of each option in terms of meeting state and federal cleanup standards and guidelines. The options described in the FS are estimated to cost between $4 million and $93 million, with four of the eight options within a range of $24 million to $51 million. The two options that were scored the most effective by the consultant are in the middle to high end of the cost range. However, the FS recommendations do not bind or require the WDNR to take any specific remedial action, nor do they limit the options available to remediate the Ashland site.

Under a spill response order that NSP signed in 1998, NSP has until March 1, 1999, to develop its own FS, which would then be considered by the WDNR in its decision-making process. This FS is now being prepared by NSP's consultant. NSP believes that reasonably effective remedial options exist for the Ashland site, which were not evaluated by the WDNR's consultant, that are estimated to cost between $6 million and $13 million. These other remedial options and their associated costs will be updated and refined in NSP's FS. NSP officials continue to discuss remediation options available for the Ashland site, and NSP-Wisconsin's level of responsibility, with the WDNR.

Until the WDNR selects a remediation method and determines the level of responsibility of each potentially responsible party, NSP is not able to estimate its share of the ultimate cost of remediating the Ashland site. NSP anticipates a decision from the WDNR in the first half of 1999. In the interim, NSP-Wisconsin has recorded a liability for an estimate of its share of the cost of remediating the Ashland site based on information available to date. NSP-Wisconsin has deferred as a regulatory asset the remediation costs accrued for the Ashland site because management expects that the PSCW will continue to allow NSP-Wisconsin to recover payments for environmental remediation from its customers. The PSCW has consistently authorized recovery in NSP-Wisconsin rates of all remediation costs incurred at the Ashland site, and has authorized recovery of similar remediation costs for other utilities.

NSP-Minnesota also is continuing to investigate other properties that were formerly sites of gas manufacturing, gas storage plants or gas pipelines. The purpose of this investigation is to determine if waste materials are present, if they are an environmental or health risk, if NSP-Minnesota has any responsibility for remedial action and if recovery under NSP-Minnesota's insurance policies can contribute to any remediation costs.
     - NSP-Minnesota has remediated three sites, which continue to be monitored. NSP-Minnesota has paid $6.7 million to remediate these sites and expects to incur in the future only immaterial monitoring costs related to these remediated sites.

     - Another 12 gas sites remain under investigation, and NSP-Minnesota is taking remedial action at four of the sites.

     - As of Dec. 31, 1998, NSP-Minnesota had paid $4.2 million for the four active sites and had recorded an estimated liability of approximately $1.5 million for future costs at these sites, with payment expected over the next 10 years. This estimate is based on prior experience and includes investigation, remediation and litigation costs.

     - As for the eight inactive sites, no liability has been recorded for remediation or investigation because the present land use at each of these sites does not warrant a response action.

While it is not feasible to determine at this time the ultimate cost of gas site remediation, the amounts accrued represent the best current estimate of NSP-Minnesota's future liability for any required cleanup or remedial actions at these former gas operating sites. Environmental remediation costs may be recovered from insurance carriers, third parties or in future rates. The MPUC allowed NSP-Minnesota to defer certain remediation costs of four active sites in 1994. In September 1998, the MPUC allowed the recovery of these gas site remediation costs in gas rates, with a portion assigned to NSP's electric operations for two sites formerly used by NSP generating facilities. Accordingly, NSP-Minnesota has recorded an environmental regulatory asset for these costs. NSP-Minnesota may request recovery of costs to remedy other activated sites following the completion of preliminary investigations.

The Clean Air Act, including the Amendments of 1990, calls for reductions in emissions of sulfur dioxide and nitrogen oxides from electric generating plants. These reductions, which will be phased in, began in 1995. NSP has invested significantly over the years to reduce sulfur dioxide emissions at its plants. No additional capital expenditures are anticipated to comply with the sulfur dioxide emission limits of the Clean Air Act. NSP is evaluating how best to implement the nitrogen oxides standards. NSP-Minnesota's capital expenditures include some costs for ensuring compliance with the Clean Air Act's other emission requirements; other expenditures may be necessary upon Environmental Protection Agency (EPA) finalization of remaining rules. Because NSP is still in the process of implementing some provisions of the Clean Air Act, its total financial impact is unknown at this time. Capital expenditures for opacity compliance are included in the capital expenditure commitments disclosed previously. The depreciation of these capital costs will be subject to regulatory recovery in future rate proceedings.

In September 1998, the EPA issued nitrogen oxide regulation affecting 22 states, including Wisconsin. NSP-Wisconsin may be required to retrofit some of its electric generating plants by 2003 to comply with this regulation. NSP-Wisconsin and other parties have petitioned for a judicial review of the regulation. The new regulation has not been finalized by the WDNR, so NSP-Wisconsin cannot determine the additional cost to comply.

Several of NSP's facilities have asbestos material, which can be a health hazard to people who come in contact with it. Governmental regulations specify the timing and nature of disposal of asbestos materials. Under such requirements, asbestos not readily accessible to the environment need not be removed until the facilities containing the material are demolished. Although the ultimate cost and timing of asbestos removal is not yet known, it is estimated that removal under current regulations would cost $45 million in 1998 dollars. Depending on the timing of asbestos removal, such costs would be recorded as incurred as operating expenses for maintenance projects, capital expenditures for construction projects or removal costs for demolition projects.

Environmental liabilities are subject to considerable uncertainties that affect NSP's ability to estimate its share of the ultimate costs of remediation and pollution control efforts. Such uncertainties involve the nature and extent of site contamination, the extent of required cleanup efforts, varying costs of alternative cleanup methods and pollution control technologies, changes in environmental remediation and pollution control requirements, the potential effect of technological improvements, the number and financial strength of other potentially responsible parties at multi-party sites and the identification of new environmental cleanup sites. NSP has recorded and/or disclosed its best estimate of expected future environmental costs and obligations.

LEGAL CLAIMS In the normal course of business, NSP is a party to routine claims and litigation arising from prior and current operations. NSP is actively defending these matters and has recorded an estimate of the probable cost of settlement or other disposition.

In April 1997, a fire damaged several buildings in downtown Grand Forks, N.D., during the historic floods in that city. On July 23, 1998, the St. Paul Mercury Insurance Co., which insured the First National Corp. and its three buildings in downtown Grand Forks, commenced a lawsuit against NSP for damages in excess of $15 million. The suit was filed in the District Court in Grand Forks County in North Dakota. Douglas W. Leatherdale, a member of NSP's board of directors, is chairman and chief executive officer of St. Paul Companies Inc., the parent of St. Paul Mercury Insurance Co. W. John Driscoll, a member of NSP's board of directors, is also a director of St. Paul Companies Inc. The insurance company alleges that the fire was electrical in origin and that NSP was legally responsible for the fire because it failed to shut off electrical power to downtown Grand Forks during the flood and prior to the fire. In December 1998, a second lawsuit related to the fire was commenced by two partnerships that owned property damaged by the fire and Protection Mutual Insurance Co., which insured the Grand Forks Herald building damaged by the fire. It is NSP's position that it is not legally responsible for this unforeseeable event. At no time prior to the fire was NSP instructed to shut off power to downtown Grand Forks by any government officials, including representatives from the fire department. Moreover, people in downtown Grand Forks were relying on electricity before and after the fire occurred. NSP has a self-insured retention deductible of $2 million, with general liability insurance coverage limits of $150 million. The ultimate cost to NSP, if any, is unknown at this time.

On Nov. 24, 1998, Wisconsin Electric Power Company (WEPCO) filed a complaint against NSP with the FERC. WEPCO alleges that it suffered 21 firm transmission service curtailments from May 1998 to August 1998 and that these curtailments violated NSP's obligation under FERC Order No. 888 electric transmission service tariff. WEPCO is seeking: a refund of an unspecified amount, a ruling that certain mitigation charges WEPCO agreed to pay violate Order No. 888 and other miscellaneous relief. On Dec. 24, 1998, NSP filed an answer demonstrating the 21 curtailments were implemented lawfully under NSP's contracts with WEPCO, FERC Order No. 888 and the NSP transmission tariff, as clarified by the FERC. NSP asked the FERC to promptly dismiss the complaint. There is no deadline for FERC action on the complaint.

On Dec. 11, 1998, a gas explosion in downtown St. Cloud, Minn., killed four people, including two NSP employees, injured approximately 14 people and damaged several buildings. The accident occurred as a crew of four employees from Cable Constructors Inc. (CCI) was installing fiber optic cable. CCI was performing this work for Seren as part of its broadband communications project in St. Cloud and surrounding communities. The accident is under investigation by the National Transportation Safety Board (NTSB). Although this investigation is expected to take several months, the NTSB investigator in charge has stated publicly that "the location of the gas line and a gas main that runs parallel had been properly marked by NSP before the drilling." NSP and Seren have been notified of potential property and personal injury claims related to this explosion. Both companies deny any liability for this accident. NSP has a self-insured retention deductible of $2 million with general liability coverage limits of $185 million. Seren's primary insurance coverage is $1 million and its secondary insurance coverage is $185 million. The ultimate cost to NSP and Seren, if any, is presently unknown.

15. SEGMENT AND RELATED INFORMATION

Effective Dec. 31, 1998, NSP adopted SFAS No. 131 - Disclosures About Segments of an Enterprise and Related Information. NSP has four reported segments:
Electric Utility, Gas Utility and two of its nonregulated energy businesses, its wholly owned subsidiaries, NRG and EMI.
     - NSP's electric utility generates, transmits and distributes electricity primarily in Minnesota, Wisconsin, Michigan, North Dakota and South Dakota. It also makes sales for resale and provides wholesale transmission service to various entities in the United States.

     - NSP's gas utility transmits, transports, stores and distributes natural gas and propane primarily in Minnesota, Wisconsin, North Dakota, Michigan and, beginning in 1998, Arizona.

     - NRG develops, builds, acquires, owns and operates several nonregulated energy-related businesses, including independent power production, commercial and industrial heating and cooling, and energy-related refuse-derived fuel production, both domestically and outside the United States.

     - EMI is an energy service company, primarily retrofitting and upgrading facilities for greater energy efficiency, largely in the United States.

In general, NSP has segmented its operations as either regulated or nonregulated businesses. Further, the regulated businesses are separated between electric and gas; and nonregulated businesses are separated by company (primarily based on product and services). The electric and gas businesses are part of NSP-Minnesota, NSP-Wisconsin and Viking companies and are reviewed at various jurisdiction and/or company levels. They have been aggregated as reportable segments as they are aggregated for reporting to NSP's Board of Directors. Assets by segment are not reported to management and are not included in the disclosures that follow.

The measure of profit or loss for electric and gas reported in the various management reports varies, but the largest component, NSP-Minnesota, reports net income and earnings per share on a basis consistent with consolidated net income and earnings per share, except that allocations are needed for some items, as described later. Intercompany and intersegment sales are priced at approved tariff rates and are immaterial. In addition, since NRG and EMI are separate companies, their net income and earnings per share are the measure of profit or loss for both internal management reporting and consolidated external NSP reporting.

To report net income for electric and gas utility segments, NSP-Minnesota and NSP-Wisconsin must assign or allocate all costs and certain other income.
In general, costs are:
     - directly assigned wherever applicable
     - allocated based on cost causation allocators wherever applicable
     - allocated based on a general allocator for all other costs not assigned by the above two methods

The "all other" category includes segments that measure below the quantitative threshold for separate disclosure and consists primarily of nonregulated companies, including Eloigne, an affordable housing investment company; Seren, a communications and data services company; Ultra Power, a power-cable testing company; and several other small companies and businesses.


 BUSINESS SEGMENTS

 1998                                         ELECTRIC        GAS                                ALL    RECONCILING   CONSOLIDATED
 (THOUSANDS OF DOLLARS)                        UTILITY    UTILITY        NRG         EMI       OTHER   ELIMINATIONS      TOTAL (a)
-----------------------------------------------------------------------------------------------------------------------------------
 Operating revenues from external
   customers (b)                            $2 361 536   $456 710   $ 98 688    $ 54 254    $ 29 288                    $3 000 476
 Intersegment revenues                             815      9 292      1 737                               $(10 916)           928
-----------------------------------------------------------------------------------------------------------------------------------
   TOTAL REVENUES                           $2 362 351   $466 002   $100 425    $ 54 254    $ 29 288       $(10 916)    $3 001 404
-----------------------------------------------------------------------------------------------------------------------------------
 Depreciation and amortization                 308 415     31 864     16 320       2 129       3 779                       362 507
 Interest income                                 9 103      1 403      8 052         184         776           (608)        18 910
 Financing costs, mainly interest
   expense                                     109 192     15 485     50 313         108       3 997           (608)       178 487
 Income tax expense (credit)                   135 914     10 672    (25 654)     (4 214)    (11 923)                      104 795
 Equity in earnings (losses) of
   unconsolidated affiliates                       969                81 706         300      (2 122)                       80 853
 SEGMENT NET INCOME (LOSS)                  $  226 351   $ 17 321   $ 41 732    $ (7 659)   $  4 628                    $  282 373
-----------------------------------------------------------------------------------------------------------------------------------

 1997                                         ELECTRIC        GAS                                ALL    RECONCILING   CONSOLIDATED
 (THOUSANDS OF DOLLARS)                        UTILITY    UTILITY        NRG         EMI       OTHER   ELIMINATIONS       TOTAL (a)
-----------------------------------------------------------------------------------------------------------------------------------
 Operating revenues from external
   customers (b)                            $2 217 542   $515 162   $102 791    $ 94 375    $ 26 405                    $2 956 275
 Intersegment revenues                           1 008      6 113        926                               $ (7 005)         1 042
-----------------------------------------------------------------------------------------------------------------------------------
   TOTAL REVENUES                           $2 218 550   $521 275   $103 717    $ 94 375    $ 26 405       $ (7 005)    $2 957 317
-----------------------------------------------------------------------------------------------------------------------------------
 Depreciation and amortization                 299 325     28 609     10 310       1 768       3 069                       343 081
 Interest income                                 1 696        331     10 806         604         774           (482)        13 729
 Financing costs, mainly interest
   expense                                     111 595     13 429     30 729         272       3 626           (482)       159 169
 Merger cost write-off                          29 005                                                                      29 005
 Income tax expense (credit)                   122 655     12 087    (23 680)     (5 921)     (8 431)                       96 710
 Equity in earnings (losses) of
   unconsolidated affiliates                       605                26 003      (5 144)     (2 259)                       19 205
 SEGMENT NET INCOME (LOSS)                  $  199 553   $ 22 284   $ 21 982    $(10 841)   $  4 342                    $  237 320
-----------------------------------------------------------------------------------------------------------------------------------

 1996                                         ELECTRIC        GAS                                ALL    RECONCILING   CONSOLIDATED
 (THOUSANDS OF DOLLARS)                        UTILITY    UTILITY        NRG         EMI       OTHER   ELIMINATIONS       TOTAL (a)
-----------------------------------------------------------------------------------------------------------------------------------
 Operating revenues from external
   customers (b)                            $2 126 364   $526 640   $ 70 104    $207 939    $ 25 860                    $2 956 907
 Intersegment revenues                           1 049      3 363      1 545                               $ (4 755)         1 202
-----------------------------------------------------------------------------------------------------------------------------------
   TOTAL REVENUES                           $2 127 413   $530 003   $ 71 649    $207 939    $ 25 860       $ (4 755)    $2 958 109
-----------------------------------------------------------------------------------------------------------------------------------
 Depreciation and amortization                 279 459     29 027      8 666       1 192       2 842                       321 186
 Interest income                                 4 593        696      9 443         295         680           (326)        15 381
 Financing costs, mainly interest
   expense                                     100 406     11 785     15 354         301       3 179           (326)       130 699
 Income tax expense (credit)                   145 514     17 872     (5 655)     (4 591)     (6 330)                      146 810
 Equity in earnings (losses) of
   unconsolidated affiliates                       358                34 674      (1 461)     (2 545)                       31 026
 SEGMENT NET INCOME (LOSS)                  $  230 602   $ 27 652   $ 19 978    $ (8 526)   $  4 833                    $  274 539
-----------------------------------------------------------------------------------------------------------------------------------

(a) The Consolidated Total amounts for income and expense items represent the sum of utility amounts (including some nonoperating items) from the Statement of Income and the nonregulated amounts from Note 6. The depreciation and amortization amounts in the Statement of Cash Flows are different than reported in the Consolidated Total column due to classification of certain depreciation and amortization amounts as other expense items in the Statement of Income.

(b) All operating revenues are from external customers located in the United States. However, NRG has significant equity investments for nonregulated projects outside of the United States. Equity in earnings of unconsolidated affiliates, primarily independent power projects, includes $29.3 million in 1998, $27.1 million in 1997 and $29.5 million in 1996 from nonregulated projects located outside of the United States. NRG's equity investments in projects outside of the United States were $591 million in 1998, $517 million in 1997 and $295 million in 1996.

16. SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)


 (THOUSANDS OF DOLLARS,                                        QUARTER ENDED
 EXCEPT PER SHARE AMOUNTS)          MARCH 31, 1998    JUNE 30, 1998    SEPT. 30,1998(a)   DEC. 31, 1998(b)
----------------------------------------------------------------------------------------------------------
 Utility operating revenues               $701 402         $638 601           $766 448           $712 723
 Utility operating income                   79 050           65 054            134 985             85 200
 Net income                                 57 117           35 034            101 694             88 528
 Earnings available for common stock        54 750           33 974            100 634             87 467
 Earnings per average common share:
  Basic                                      $0.37            $0.23              $0.67              $0.58
  Diluted                                    $0.37            $0.23              $0.67              $0.58
 Dividends declared per common share       $0.3525          $0.3575            $0.3575            $0.3575
 Stock prices - high                     $29 25/32         $30 7/32           $29 3/16          $30 13/16
              - low                        $26 1/2        $27 11/32          $25 11/16           $26 3/16


 (THOUSANDS OF DOLLARS,                                      QUARTER ENDED
 EXCEPT PER SHARE AMOUNTS)          MARCH 31, 1997  JUNE 30, 1997(c)    SEPT. 30, 1997      DEC. 31, 1997
----------------------------------------------------------------------------------------------------------
 Utility operating revenues               $742 496         $594 323           $697 443           $699 484
 Utility operating income                   88 456           65 586            118 540             89 174
 Net income                                 65 773           18 253             87 912             65 382
 Earnings available for common stock        61 816           15 882             85 541             63 010
 Earnings per average common share:
  Basic                                      $0.45            $0.12              $0.62              $0.42
  Diluted                                    $0.45            $0.12              $0.61              $0.42
 Dividends declared per common share       $0.3450          $0.3525            $0.3525            $0.3525
 Stock prices - high                      $24 9/16              $26          $26 15/32           $29 7/16
              - low                        $22 3/4          $22 1/4                $24           $24 7/32
----------------------------------------------------------------------------------------------------------

(a) 1998 results include a $22 million pretax charge, which reduced third quarter earnings by 10 cents per share, for the write-down of NRG projects.
(b) 1998 results include a $26 million pretax gain, which increased fourth quarter earnings by 11 cents per share, for an NRG project sell down.
(c) 1997 results include a $29 million pretax charge, which reduced second quarter earnings by 12 cents per share, for the write-off of merger costs.

                 REPORTS OF MANAGEMENT AND INDEPENDENT ACCOUNTANTS

REPORT OF MANAGEMENT

Management is responsible for the preparation and integrity of NSP's financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some amounts that are based on management's estimates and judgment.

To fulfill its responsibility, management maintains a strong internal control structure, supported by formal policies and procedures that are communicated throughout NSP. Management also maintains a staff of internal auditors who evaluate the adequacy of and investigate the adherence to these controls, policies and procedures.

Our independent public accountants have audited the financial statements and have rendered an opinion as to the statements' fairness of presentation, in all material respects, in conformity with generally accepted accounting principles. During the audit, they obtained an understanding of NSP's internal control structure, and performed tests and other procedures to the extent required by generally accepted auditing standards.

The Board of Directors pursues its oversight role with respect to NSP's financial statements through the Audit Committee, which is comprised solely of nonmanagement directors. The Committee meets periodically with the independent public accountants, internal auditors and management to assure that all are properly discharging their responsibilities. The Committee approves the scope of the annual audit and reviews the recommendations the independent public accountants have for improving the internal control structure. The Board of Directors, on the recommendation of the Audit Committee, engages the independent public accountants, subject to shareholder approval.

Both the independent public accountants and the internal auditors have unrestricted access to the Audit Committee.


/s/ James J. Howard

James J. Howard
Chairman of the Board, President
and Chief Executive Officer


/s/ Edward J. McIntyre

Edward J. McIntyre
Vice President and Chief
Financial Officer


NORTHERN STATES POWER COMPANY
Minneapolis, Minnesota
Feb. 1, 1999


REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Northern States Power Company:

In our opinion, the accompanying consolidated balance sheets and statements of capitalization and the related consolidated statements of income, of common stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Northern States Power Company (NSP), a Minnesota corporation, and its subsidiaries at Dec. 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of NSP's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
Feb. 1, 1999

                                                 ANNUAL MEETING ADMISSION TICKET
[LOGO] NSP                 NORTHERN STATES POWER COMPANY
                  414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

Admission ticket for Northern States Power Company Annual Meeting of Shareholders; Wednesday, April 28, 1999, at 10:00 a.m. at the MINNEAPOLIS CONVENTION CENTER, Ballroom, 1301 South Second Avenue. Refreshments will be served from 8:45 a.m. - 9:45 a.m.


                                                                     ADMISSION
                                                                      TICKET


Please present this ticket for admittance of shareholder(s) named above. Admittance will be based upon availability of seating.


CONTROL NUMBER                   [LOGO] NSP     VOTE BY TELEPHONE OR INTERNET
For Telephone/Internet Voting                  QUICK * * * EASY * * * IMMEDIATE


Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. For TELEPHONE OR INTERNET VOTING you will be asked to enter the "CONTROL NUMBER" located in the box in the upper left of this form.


VOTE BY PHONE: CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-678-8548
               ANYTIME. NO CHARGE FOR THIS CALL.
  OPTION A:  To vote as the Board of Directors recommends on ALL proposals:
             Press 1


  OPTION B:  If you choose to vote on each item separately, press 0. You will hear these instructions:

       PROPOSAL 1:    To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL
                      nominees, press 9 To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to all the instructions


       PROPOSAL 2:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press
                      0. The instructions are the same for all remaining items to be voted.


       WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.



VOTE BY INTERNET:  THE WEB ADDRESS IS   www.proxyvoting.com/nsp
                                      ---------------------------

          IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL THE PROXY FORM
                              THANK YOU FOR VOTING


VOTE BY MAIL:  FOLD, DETACH HERE, SIGN (BELOW), MARK (OTHER SIDE) AND RETURN
               PROXY FORM.





[LOGO] NSP                NORTHERN STATES POWER COMPANY               PROXY FORM
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401


Please sign EXACTLY as your name(s) appear(s) on this form. Attorneys, executors, administrators, trustees, or guardians should so indicate when signing. For joint accounts, one joint owner may sign.

Signature______________________________________________Date_______________, 1999

Signature______________________________________________Date_______________, 1999



IMPORTANT: THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE REVIEW THE ENCLOSED PROXY STATEMENT, COMPLETE THIS PROXY FORM AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                    (CONTINUED AND TO BE VOTED ON OTHER SIDE)

[LOGO] NSP

                         1999 ANNUAL MEETING GUIDELINES

In the interest of an orderly and constructive meeting, the following guidelines will apply for NSP's Annual Meeting of Shareholders on Wednesday, April 28, 1999 at 10:00 a.m. at the Minneapolis Convention Center, Ballroom, 1301 Second Avenue South, Minneapolis, Minnesota.


1. To gain entrance to the meeting, you must present this admission ticket or evidence of ownership of NSP stock.


2. You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.


3. The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the Proxy Form in the envelope provided. If you wish to change your vote or have not voted by Proxy, a ballot will be distributed to you at the meeting.


4. Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5. Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company representative, and the Company will respond as soon as possible after the meeting.

6. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

--------------------------------------------------------------------------------


NSP COMPLIMENTARY PARKING TICKET


PARKING
-------
NSP will provide parking at the following ramps:

PLAZA PARKING RAMP
------------------
Enter on 2nd Avenue or 12th Street

ORCHESTRA HALL PARKING RAMP
---------------------------
Enter on 11 Street, 12th Street or Marquette                [MAP]

HILTON PARKING RAMP
-------------------
Enter on 2nd Avenue or 11th Street

LEAMINGTON PARKING RAMP
-----------------------
Enter on 10th Street or 11th Street



     PRESENT THIS CARD TO PARKING ATTENDANT...WHEN ENTERING PLAZA PARKING RAMP...WHEN EXITING OTHER RAMPS.

INSTRUCTIONS FOR MARKING YOUR PROXY FORM


Your vote is important! Please follow the instructions below for marking your choices:

         CORRECT MARK               INCORRECT MARKS         TO VOTE BY MAIL

                                                                 RETURN
                                                               PROXY FORM
                                                                  BELOW

o Use a No. 2 pencil or blue or black ink pen only.        THANK YOU FOR VOTING.
o Do not use pens with ink that soaks through the paper.
o Make solid marks that fill the oval completely.
o Make no stray marks on the directive.
o Do not fold, tear or mutilate the directive.


--------------------------------------------------------------------------------

[LOGO] NSP                NORTHERN STATES POWER COMPANY               PROXY FORM
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

The undersigned appoints Edward J. McIntyre, John P. Moore, Jr. and Gary R. Johnson, or any of them, each with full power of substitution, to represent and vote the shares of stock held by the undersigned at the Annual Meeting of Shareholders on Wednesday, April 28, 1999, at 10 a.m., and any adjournments thereof, as follows. If you want, you can indicate your vote and this Proxy will be voted as indicated. If no markings are made, the proxy will be voted "FOR" Proposals 1, 2, 3 and 4.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

1. ELECTION OF THREE DIRECTORS IN CLASS I. (If you wish to withhold authority to vote for any of the Directors, strike out the appropriate name(s)):

     (01) W. John Driscoll  (02) James J. Howard   (3) Allan L. Schuman

                                               |_| FOR  |_| WITHHOLD

2.   APPROVAL OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
     AUDITORS.
                                               |_| FOR  |_| AGAINST  |_| ABSTAIN

3. TO VOTE ON A PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO REMOVE LIMITS ON THE COMPANY'S ISSUANCE OF UNSECURED INDEBTEDNESS.

                                               |_| FOR  |_| AGAINST  |_| ABSTAIN

4. TO VOTE ON A PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO REMOVE PROVISIONS RELATING TO SERIES OF PREFERRED STOCK THAT HAVE BEEN REDEEMED.

                                               |_| FOR  |_| AGAINST  |_| ABSTAIN

                          (TO BE SIGNED ON OTHER SIDE)

                                                 ANNUAL MEETING ADMISSION TICKET

[LOGO] NSP                NORTHERN STATES POWER COMPANY
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401

Admission ticket for Northern States Power Company Annual Meeting of Shareholders; Wednesday, April 28, 1999, at 10:00 a.m. at the MINNEAPOLIS CONVENTION CENTER, Ballroom, 1301 South Second Avenue. Refreshments will be served from 8:45 a.m. - 9:45 a.m.


                                                                     ADMISSION
                                                                      TICKET


Please present this ticket for admittance of shareholder(s) named above. Admittance will be based upon availability of seating. IMPORTANT: Because of limited seating capacity at the Annual Meeting, employees are urged to forego attending so that other shareholder groups may attend. However, if you want to attend, the time away from your work would be personal time. In keeping with Company Policy you must obtain your Supervisor's permission to take a PTO or MAT day.


     CONTROL NUMBER             [LOGO] NSP    VOTE BY TELEPHONE OR INTERNET
For Telephone/Internet Voting                QUICK * * * EASY * * * IMMEDIATE

Your telephone or internet vote authorizes the Trustee of NSP ESOP to vote your shares in the same manner as if you marked, signed and returned your voting directive. For TELEPHONE OR INTERNET VOTING you will be asked to enter the "CONTROL NUMBER" located in the box in the upper left of this form.

VOTE BY PHONE: CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE
               1-800-678-8548 - ANYTIME. NO CHARGE FOR THIS CALL.


  OPTION A: To vote as the Board of Directors recommends on ALL proposals:
            Press 1


  OPTION B: If you choose to vote on each proposal separately, press 0. You will hear these instructions:


       PROPOSAL 1:    To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL
                      nominees, press 9 To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to all the instructions


       PROPOSAL 2:    To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press
                      0. The instructions are the same for all remaining items to be voted.


       WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.



VOTE BY INTERNET:  THE WEB ADDRESS IS   www.proxyvoting.com/nsp
                                      ---------------------------

       IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL THE VOTING DIRECTIVE
                              THANK YOU FOR VOTING

VOTE BY MAIL:  fold, detach here, sign (below), mark (other side) and return voting directive.



--------------------------------------------------------------------------------


[LOGO] NSP                NORTHERN STATES POWER COMPANY              ESOP VOTING
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401      DIRECTIVE

Please sign EXACTLY as your name(s) appear(s) on this form.

Signature______________________________________________Date_______________, 1999

Signature______________________________________________Date_______________, 1999




IMPORTANT: THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE REVIEW THE ENCLOSED PROXY STATEMENT, COMPLETE THIS VOTING DIRECTIVE AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.


                    (CONTINUED AND TO BE VOTED ON OTHER SIDE)

[LOGO] NSP               1999 ANNUAL MEETING GUIDELINES

In the interest of an orderly and constructive meeting, the following guidelines will apply for NSP's Annual Meeting of Shareholders on Wednesday, April 28, 1999 at 10:00 a.m. at the Minneapolis Convention Center, Ballroom, 1301 Second Avenue South, Minneapolis, Minnesota.


1. To gain entrance to the meeting, you must present this admission ticket or evidence of ownership of NSP stock.


2. You will be required to pass through a metal detector similar to those at airports. Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.


3. The business of the meeting is set forth in the Proxy Statement and will be published on an Agenda that you will receive at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the Voting Directive in the envelope provided. If you wish to change your vote or have not voted by Proxy, a ballot will be distributed to you at the meeting.


4. Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5. Although personal grievances and claims are not appropriate subjects for the meeting, you may submit any grievance or claim in writing to any usher or Company representative, and the Company will respond as soon as possible after the meeting.

6. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

--------------------------------------------------------------------------------

NSP COMPLIMENTARY PARKING TICKET


PARKING
-------
NSP will provide parking at the following ramps:

PLAZA PARKING RAMP
------------------
Enter on 2nd Avenue or 12th Street

ORCHESTRA HALL PARKING RAMP
---------------------------                                 [MAP]
Enter on 11 Street, 12th Street or Marquette

HILTON PARKING RAMP
-------------------
Enter on 2nd Avenue or 11th Street

LEAMINGTON PARKING RAMP
-----------------------
Enter on 10th Street or 11th Street


     PRESENT THIS CARD TO PARKING ATTENDANT...WHEN ENTERING PLAZA PARKING RAMP...WHEN EXITING OTHER RAMPS.




INSTRUCTIONS FOR MARKING YOUR VOTING DIRECTIVE

Your vote is important! Please follow the instructions below for marking your choices:
                                                              TO VOTE BY MAIL
         CORRECT MARK              INCORRECT MARKS
                                                                  RETURN
                                                             VOTING DIRECTIVE
                                                                   BELOW
o Use a No. 2 pencil or blue or black ink pen only.
o Do not use pens with ink that soaks through the paper.   THANK YOU FOR VOTING.
o Make solid marks that fill the oval completely.
o Make no stray marks on the directive.
o Do not fold, tear or mutilate the directive.



--------------------------------------------------------------------------------

[LOGO] NSP                NORTHERN STATES POWER COMPANY              ESOP VOTING
                 414 NICOLLET MALL, MINNEAPOLIS, MINNESOTA 55401      DIRECTIVE


The undersigned hereby instructs U.S. Bank N.A. St. Paul, Minnesota, Trustee of the Northern States Power Company Employee Stock Ownership Trust to vote the common stock shares allocated to the Account of the undersigned in said Trust, either directly or by designation of proxies, at the Annual Meeting of Shareholders on Wednesday, April 28, 1999, at 10:00 a.m., and any adjournments thereof, as follows. If you want, you can indicate your vote and your Directive will be voted as indicated. Be sure to follow the instructions below for marking your Directive to assure that your vote is counted. if no markings are made, your Directive will be voted "FOR" Proposals 1, 2, 3 and 4.


YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

1. ELECTION OF THREE DIRECTORS IN CLASS I. (If you wish to withhold authority to vote for any of the Directors, strike out the appropriate name(s)):

     (01) W. John Driscoll  (02) James J. Howard   (3) Allan L. Schuman

                                               |_| FOR  |_| WITHHOLD

2.   APPROVAL OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
     AUDITORS.
                                               |_| FOR  |_| AGAINST  |_| ABSTAIN

3. TO VOTE ON A PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO REMOVE LIMITS ON THE COMPANY'S ISSUANCE OF UNSECURED INDEBTEDNESS.

                                               |_| FOR  |_| AGAINST  |_| ABSTAIN

4. TO VOTE ON A PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO REMOVE PROVISIONS RELATING TO SERIES OF PREFERRED STOCK THAT HAVE BEEN REDEEMED.

                                               |_| FOR  |_| AGAINST  |_| ABSTAIN

                          (TO BE SIGNED ON OTHER SIDE)